    As filed with the Securities and Exchange Commission on January 18, 1995

                                                       Registration No. 33-54773

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------
                                PRE-EFFECTIVE
                                AMENDMENT NO.1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                          NORTHERN TRUST CORPORATION
            (Exact name of registrant as specified in its charter)

            DELAWARE                                   6712                            36-2723087
  (State or other jurisdiction            (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)          Classification Code Number)             Identification No.)

                          FIFTY SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60675
                                (312) 630-6000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------
                              PETER L. ROSSITER,
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                          NORTHERN TRUST CORPORATION
                          FIFTY SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60675
                                (312) 630-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
    GARY L. MOWDER                                       ALFRED G. SMITH
 SCHIFF HARDIN & WAITE                                    SHUTTS & BOWEN
   7200 SEARS TOWER                                      1500 MIAMI CENTER
CHICAGO, ILLINOIS 60606                             201 SOUTH BISCAYNE BOULEVARD
    (312) 258-5514                                     MIAMI, FLORIDA 33131
                                                           (305) 379-9147
                           ------------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                           NORTHERN TRUST CORPORATION
                             CROSS REFERENCE SHEET

     Pursuant to Item 501 of Regulation S-K showing the location in the Proxy Statement-Prospectus of the responses to the Items of Part I of Form S-4.


             REGISTRATION STATEMENT                             PROXY STATEMENT-
                ITEM AND CAPTION                               PROSPECTUS CAPTION
- ------------------------------------------------  ---------------------------------------------
1.  Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus................................  Facing Page of Registration Statement;
                                                  Outside Front Cover Page of Proxy
                                                  Statement-Prospectus

2.  Inside Front and Outside Back Cover
      Pages of Prospectus.......................  Available Information; Incorporation of
                                                  Certain Information by Reference; Table of
                                                  Contents

3.  Risk Factors, Ratio of Earnings to
      Fixed Charges and Other
      Information...............................  Summary

4.  Terms of the Transaction....................  Summary; The Merger; Comparison of Shareholder
                                                  Rights

5.  Pro Forma Financial Information.............  *

6.  Material Contacts with the Company
      Being Acquired............................  The Merger--Background of the Merger

7.  Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to Be Underwriters.................  *

8.  Interests of Named Experts and
      Counsel...................................  *

9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  *

10. Information With Respect to S-3
      Registrants...............................  Incorporation of Certain Information by
                                                  Reference; Summary
11. Incorporation of Certain Information
      by Reference..............................  Incorporation of Certain Information by
                                                  Reference

12. Information With Respect to S-2 or
      S-3 Registrants...........................  *




13. Incorporation of Certain Information
      by Reference..............................  *

14. Information With Respect to
      Registrants Other than S-2 or S-3
      Registrants...............................  *

15. Information With Respect to S-3
      Companies.................................  *

16. Information With Respect to S-2 or
      S-3 Companies.............................  *

17. Information With Respect to
      Companies Other than S-2 or S-3
      Companies.................................  Summary; Business of Beach One; Beach
                                                  One's Management's Discussion and
                                                  Analysis of Results of Operations and
                                                  Financial Condition for the Fiscal Year
                                                  Ended December 31, 1993; Beach One's
                                                  Management's Discussion and Analysis of
                                                  Results of Operations and Financial
                                                  Condition for the Third Quarter Ended
                                                  September 30, 1994; Index to Financial
                                                  Statements of Beach One

18. Information if Proxies, Consents or
      Authorizations Are To Be Solicited........  Summary; The Special Meeting; Certain
                                                  Related Transactions -- Interests of Certain
                                                  Persons in the Merger; Dissenters' Rights
                                                  of Holders of Beach One Common Stock

19. Information if Proxies, Consents or
      Authorizations Are Not To Be
      Solicited or in an Exchange Offer.........  *


_________________________

*Item is omitted because answer is negative or item is inapplicable.

                       BEACH ONE FINANCIAL SERVICES, INC.
                            755 BEACHLAND BOULEVARD
                           VERO BEACH, FLORIDA  32964


                                                                January 24, 1995


Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Beach One Financial Services, Inc. ("Beach One") to be held on Thursday, February 23, 1995, in the main lobby of The Beach Bank of Vero Beach, 755 Beachland Boulevard, Vero Beach, Florida 32963, at 5:00 p.m. (local time). The matters to be considered and voted upon at this Special Meeting are of great importance to the future of your investment in Beach One.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, as amended, between Northern Trust Corporation ("NTC") and Beach One, and a related Plan and Agreement of Merger among NTC, Beach One and Northern Trust of Florida Corporation ("NT-Florida"), a wholly-owned subsidiary of NTC (collectively the "Merger Agreement"), pursuant to which Beach One will be merged with and into NT-Florida (the "Merger") and NT-Florida will be the surviving corporation. Pursuant to the Merger, each issued and outstanding share of common stock of Beach One ("Beach One Common Stock") will be converted into (i) the right to receive the number of whole shares of common stock of NTC, par value $1.66 2/3 per share (the "NTC Common Stock"), equal to the quotient obtained by dividing the total number of shares of NTC Common Stock issuable in the Merger, determined in accordance with the immediately following sentence, by the total number of shares of Beach One Common Stock outstanding as of the effective date of the Merger. The number of shares of NTC Common Stock to be issued in the Merger will be that number of whole shares of NTC Common Stock as shall have a market value equal to $56,150,000 determined on the basis of the unweighted average of the last sale prices of NTC Common Stock, as reported on The Nasdaq Stock Market's National Market for the 20 trading days ending on the fifth day preceding the day on which articles of merger are executed on behalf of Beach One and NT-Florida and are filed with the Secretary of State of the State of Florida, but not more than 1,701,515 shares (unless NTC shall otherwise agree in accordance with the terms of the Merger Agreement) nor fewer than 1,169,791 shares (unless Beach One shall otherwise agree in accordance with the terms of the Merger Agreement); and (ii) cash in lieu of any fractional shares.

     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement-Prospectus, which we urge you to read carefully.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Whether or not you plan to attend the Special Meeting in person, and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed Proxy Card promptly in the accompanying postage-paid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned the proxy card.


                                    Sincerely yours,



                                    ------------------------------------
                                    John K. Moore
                                    Chairman of the Board



                                    -----------------------------------
                                    W. Harold Hicks
                                    President



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
              TODAY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                          NOTICE OF SPECIAL MEETING OF
             THE SHAREHOLDERS OF BEACH ONE FINANCIAL SERVICES, INC.
                          TO BE HELD FEBRUARY 23, 1995



To the Shareholders of Beach One Financial Services, Inc.:

        Notice is hereby given that a Special Meeting of the shareholders of Beach One Financial Services, Inc. ("Beach One") will be held in the main lobby of The Beach Bank of Vero Beach, 755 Beachland Boulevard, Vero Beach, Florida 32963 on Thursday, February 23, 1995, at 5:00 p.m., local time, for the following purposes:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, as amended, between Northern Trust Corporation ("NTC") and Beach One, and the related Plan and Agreement of Merger among NTC, Beach One and Northern Trust of Florida Corporation ("NT-Florida"), a wholly-owned subsidiary of NTC (collectively, the "Merger Agreement"), pursuant to which Beach One will be merged with and into NT-Florida (the "Merger") and NT-Florida will be the surviving corporation. Pursuant to the Merger, each issued and outstanding share of common stock of Beach One ("Beach One Common Stock") will be converted into
(i) the right to receive that number of whole shares of common stock of NTC, par value $1.66 2/3 per share (the "NTC Common Stock"), equal to the quotient obtained by dividing the total number of shares of NTC Common Stock issuable in the Merger, determined in accordance with the immediately succeeding sentence, by the total number of shares of Beach One Common Stock outstanding as of the effective date of the Merger. The number of shares of NTC Common Stock to be issued in the Merger will be that number of whole shares of NTC Common Stock as shall have a market value equal to $56,150,000 determined on the basis of the unweighted average of the last-sale prices of NTC Common Stock, as reported on The Nasdaq Stock Market's National Market for the 20 trading days ending on the fifth day preceding the date on which articles of merger, executed on behalf of Beach One and NT-Florida, are filed with the Secretary of State of the State of Florida, but not more than 1,701,515 shares (unless NTC shall agree otherwise under the Merger Agreement) nor fewer than 1,169,791 shares (unless Beach One shall agree otherwise under the Merger Agreement), subject to certain adjustments; and (ii) cash in lieu of any fractional shares, all as more fully described in the accompanying Proxy Statement-Prospectus.

        2.   To consider and vote upon a proposal to adjourn the Special
Meeting in the event that Beach One's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interests of Beach One and its shareholders, as more fully described in the accompanying Proxy Statement-Prospectus.

        3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        Only shareholders of record of Beach One Common Stock at the close of business on January 17, 1995 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the Beach One Common Stock. Shareholders of

Beach One are entitled to dissent from the Merger and to receive the fair value of their shares, as more fully explained in the accompanying Proxy Statement-Prospectus.

        You are cordially invited to attend the Special Meeting. Whether or not you plan to attend, IF YOU ARE A HOLDER OF SHARES OF BEACH ONE COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                       By order of the Board of Directors,



                                       ------------------------------------
                                       John K. Moore
                                       Chairman of the Board



                                       ------------------------------------
                                       W. Harold Hicks
                                       President



January 24, 1995

                       BEACH ONE FINANCIAL SERVICES, INC.

                                PROXY STATEMENT
                               __________________

                           NORTHERN TRUST CORPORATION

                                   PROSPECTUS
                               _________________

        This Proxy Statement-Prospectus is being furnished to the shareholders of Beach One Financial Services, Inc., a Florida corporation ("Beach One"), in connection with the solicitation of proxies by the Board of Directors of Beach One for use at a special meeting of the shareholders of Beach One (the "Special Meeting") to be held on February 23, 1995, at 5:00 p.m., local time, in the main lobby of The Beach Bank of Vero Beach, 755 Beachland Boulevard, Vero Beach, Florida 32963, including any adjournments or postponements thereof, for the purpose of considering and voting upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders of Beach One Financial Services, Inc., as more fully described in this Proxy Statement-Prospectus.

        Northern Trust Corporation, a Delaware corporation ("NTC"), has filed a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 1,701,515 shares of common stock of NTC, par value $1.66 2/3 per share ("NTC Common Stock"), and the associated Rights (as hereinafter defined) of NTC to be issued in connection with the Agreement and Plan of Reorganization, dated as of December 20, 1993, as amended by the Letter Agreements, dated as of February 9, 1994, August 24, 1994 and December 9, 1994, between NTC and Beach One, and the related Agreement and Plan of Merger by and among NTC, Northern Trust of Florida Corporation, a Florida corporation and wholly-owned subsidiary of NTC ("NT-Florida"), and Beach One (collectively, the "Merger Agreement" or the "Merger Agreements," as the context requires). The Merger Agreement provides that, subject to the approval of the Merger Agreement by the holders of shares of common stock of Beach One at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Merger

                                                       (continued on next page)

        THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES
            HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY-STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
    OFFENSE. THE SHARES OF NTC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
        ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS
            ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                               __________________

       The date of this Proxy Statement-Prospectus is January ___, 1995.

Agreement, Beach One will be merged with and into NT-Florida and NT-Florida will be the surviving corporation (the "Merger"), and each issued and outstanding share of common stock of Beach One ("Beach One Common Stock"), other than shares held by persons who do not vote in favor of the Merger and who properly exercise their dissenters' rights by following the procedures required under the Florida Business Corporation Act (the "FBCA"), shall be converted into NTC Common Stock. This Proxy Statement-Prospectus also constitutes the prospectus of NTC filed as part of the Registration Statement. See "Available Information." This Proxy Statement-Prospectus and accompanying form of proxy are first being mailed to shareholders of Beach One on or about January 24, 1995.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NTC OR BEACH ONE. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NTC OR BEACH ONE SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                              __________________




                                     (ii)

                             AVAILABLE INFORMATION

        NTC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by NTC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

        The information in this Proxy Statement-Prospectus concerning NTC and its subsidiaries, including NT-Florida, has been furnished by NTC, and the information concerning Beach One and its subsidiary has been furnished by Beach One. Beach One is not subject to the periodic reporting requirements of the Exchange Act.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed with the Commission by NTC are hereby incorporated by reference: (i) NTC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; (ii) NTC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994;
(iii) NTC's Current Report on Form 8-K, dated January 17, 1995; (iv) the description of NTC's Common Stock contained in a Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, including Exhibit 99 to NTC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and (v) the description of NTC's Preferred Stock Purchase Rights (the "Rights") contained in NTC's Registration Statement on Form 8-A, filed with the Commission on October 30, 1989, as amended by Amendment No. 1 on Form 8, filed with the Commission on November 6, 1989.

        All documents filed by NTC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained in this Proxy Statement-Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Proxy Statement-Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.


                                     (iii)

        THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO PETER L. ROSSITER, SECRETARY, NORTHERN TRUST CORPORATION, FIFTY SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60675, TELEPHONE NUMBER (312) 630-6000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 15, 1995.



                                     (iv)

                              TABLE  OF CONTENTS

                                                                 Page
                                                                 ----

AVAILABLE INFORMATION.........................................  (iii)

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............  (iii)

SUMMARY.......................................................     1
     The Companies............................................     1
     The Special Meeting......................................     2
     Voting Rights and Votes Required for Approval............     2
     The Merger...............................................     3
     Recommendation of the Board of Directors of Beach One....     3
     Regulatory Matters.......................................     4
     Effective Date of the Merger.............................     4
     Certain Federal Income Tax Consequences..................     4
     Dissenters' Rights.......................................     5
     Interests of Certain Persons.............................     5
     Market Prices and Dividends..............................     5
     Selected Consolidated Financial Data of NTC..............     6
     Selected Financial Data of Beach One.....................     8
     Historical and Pro Forma Comparative Per Share Data......     8
     Recent Developments with Respect to NTC..................    11

THE SPECIAL MEETING...........................................    12
     Introduction.............................................    12
     Purpose..................................................    12
     Record Date..............................................    12
     Votes Required; Quorum...................................    12
     Voting and Revocation of Proxies.........................    13
     Solicitation of Proxies..................................    14
     Certain Beneficial Owners of Beach One Common Stock......    14

THE MERGER....................................................    16
     Background of the Merger.................................    16
     Reasons of the Board of Directors of Beach One for
       Approving the Merger...................................    19
     Opinion of Financial Adviser.............................    20
     Recommendation of the Board of Directors of Beach
       One....................................................    23
     Reasons of the Boards of Directors of NTC and
       NT-Florida for Approving the Merger....................    23
     Terms of the Merger......................................    24
     Effective Date of the Merger.............................    25
     Surrender of Beach One Common Stock Certificates
       and Payment............................................    27
     Conditions to the Merger.................................    27
     Conduct of Business Pending the Merger...................    29
     Commitments with Respect to Other Offers.................    30

                                      (v)

     Waiver and Amendment.....................................    30
     Termination..............................................    30
     Expenses.................................................    31
     Regulatory Approvals.....................................    31
     Accounting Treatment.....................................    33
     Certain Federal Income Tax Consequences of the
       Merger.................................................    33
     Resales of NTC Common Stock Issued in the Merger.........    35
     Nasdaq Reporting of NTC Common Stock Issued in the
       Merger.................................................    35

CERTAIN RELATED TRANSACTIONS..................................    35
     Stock Option Agreement...................................    35
     Interests of Certain Persons in the Merger...............    37

DISSENTERS' RIGHTS OF HOLDERS OF BEACH ONE COMMON STOCK.......    38

COMPARISON OF SHAREHOLDER RIGHTS..............................    41
     Capital Stock............................................    41
     Preemptive Rights........................................    41
     Voting Rights of Capital Stock...........................    42
     Board of Directors.......................................    43
     Cumulative Voting........................................    44
     Removal of Directors.....................................    44
     Filling of Vacancies on the Board of Directors and
       Newly Created Directorships............................    44
     Call of Special Meetings of Shareholders.................    45
     Duration of Proxies......................................    45
     Amendments to Certificate or Articles of
       Incorporation..........................................    45
     Amendments to By-laws....................................    45
     Certain Business Combinations............................    46
     Preferred Stock Purchase Rights..........................    49

BUSINESS OF BEACH ONE.........................................    51
     The Beach Bank...........................................    52
     Primary Service Area.....................................    52
     Offices..................................................    52
     Employees................................................    53
     Legal Proceedings........................................    53
     Supervision and Regulation...............................    53

BEACH ONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
  OF OPERATIONS AND FINANCIAL CONDITION FOR THE FISCAL YEAR
  ENDED DECEMBER 31, 1993.....................................    57
     Results of Operations....................................    57
     Net Interest Income......................................    57
     Trust Income.............................................    60
     Non-Interest Income......................................    60
     Investment Securities Gains..............................    60
     Provision for Loan Losses................................    60
     Non-Interest Expenses....................................    60


                                     (vi)

     Provision for Income Taxes...............................    61
     Capital Expenditures.....................................    62
     Asset Quality and Credit Risk............................    62
     Non-Performing Assets and Past Due Loans.................    64
     Allowance and Provision for Loan Losses..................    65
     Financial Condition......................................    67
     Liquidity and Rate Sensitivity...........................    69
     Capital..................................................    70

BEACH ONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE THIRD
  QUARTER ENDED SEPTEMBER 30, 1994............................    70
     Results of Operations for the Nine Months Ended
       September 30, 1994 Compared to the Nine Months
       Ended September 30, 1993...............................    70
     Net Interest Income......................................    71
     Provision for Loan Losses................................    72
     Non-Interest Income......................................    72
     Non-Interest Expenses....................................    72
     Provision for Income Taxes...............................    72
     Three Months Ended September 30, 1994 Compared with
       Three Months Ended September 30, 1993..................    72
     Net Interest Income......................................    73
     Provisions for Loan Losses...............................    73
     Non-Interest Income......................................    73
     Non-Interest Expense.....................................    73
     Provision for Income Taxes...............................    73
     Statement of Condition...................................    73
     Asset Quality............................................    74
     Provision for Loan Losses................................    74

ADJOURNMENT OF SPECIAL MEETING................................    75

LEGAL OPINIONS................................................    75

EXPERTS.......................................................    75

APPENDIX A:  Agreement and Plan of Reorganization, as amended
APPENDIX B:  Agreement and Plan of Merger, as amended
APPENDIX C:  Opinion of Alex Sheshunoff & Co. Investment Banking
APPENDIX D:  Sections 607.1301, 607.1302 and 607.1320 of the Florida Business
             Corporation Act Relating to Dissenters' Rights



                                     (vii)

                                    SUMMARY

          The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary does not contain a complete statement of such information or of all material features of the Merger and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements included or incorporated by reference in this Proxy Statement-Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement-Prospectus.

THE COMPANIES

          NTC. NTC is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). NTC was organized in Delaware in 1971 and on December 1 of that year became the owner of all the outstanding capital stock, except directors' qualifying shares, of The Northern Trust Company, an Illinois banking corporation located in the Chicago financial district. NTC also owns three other banks in the Chicago metropolitan area, a bank in each of Florida, Arizona, California and Texas, and various other nonbank subsidiaries, including a securities brokerage firm and a futures commission merchant. NTC expects that, although the operations of other subsidiaries will be of increasing significance, The Northern Trust Company will in the foreseeable future continue to be the major source of NTC's assets, revenues and net income.


          At September 30, 1994, NTC had consolidated total assets of $18.7 billion and stockholders' equity of $1.3 billion. At June 30, 1994, NTC was the third largest bank holding company headquartered in Illinois and the 37th largest in the United States, based on consolidated total assets as of that date.

          NTC's principal executive offices are located at Fifty South LaSalle Street, Chicago, Illinois 60675, and its telephone number is (312) 630-6000.


          BEACH ONE. Beach One is a bank holding company within the meaning of the BHCA and was organized in 1982 for the purpose of acquiring all of the outstanding capital stock of The Beach Bank of Vero Beach (the "Beach Bank"). Beach One has no subsidiaries other than the Beach Bank. At September 30, 1994, Beach One had consolidated total assets of $194.1 million and stockholders' equity of $24.4 million. The Beach Bank is the third largest bank with deposit operations in Indian River County, Florida.

          Beach One's principal executive offices are located at 755 Beachland Boulevard, Vero Beach, Florida 32963, and its telephone number is (407) 231-2400.


          NT-FLORIDA. NT-Florida is a bank holding company within the meaning of the BHCA and a wholly-owned subsidiary of NTC. NT-Florida was organized in Florida in 1984 and has, as a subsidiary, Northern Trust Bank of Florida, N.A. Northern Trust Bank of Florida, N.A. is headquartered in Miami and had, at September 30, 1994, total assets of approximately $1.3 billion. Northern Trust Bank of Florida, N.A., has sixteen offices in Florida, one each in Miami, Key Biscayne, Coral Gables, Boca Raton, Palm Beach, North Palm Beach, Sarasota, Longboat Key, Venice, St. Petersburg, Aventura, and Fort Myers, and two in Naples and Fort Lauderdale.

          NT-Florida's principal executive offices are located at 700 Brickell Avenue, Miami, Florida 33131, and its telephone number is (305) 372-1000.

THE SPECIAL MEETING


          The Special Meeting will be held in the main lobby of the Beach Bank, 755 Beachland Boulevard, Vero Beach, Florida 32963 on Thursday, February 23, 1995, at 5:00 p.m., local time, for the purpose of considering and voting upon the Merger Agreement. Only holders of record of Beach One Common Stock at the close of business on January 17, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. As of such date, 19,740 shares of Beach One Common Stock were issued and outstanding. See "THE SPECIAL MEETING-- Introduction; Purpose; Record Date; Votes Required; Quorum."

VOTING RIGHTS AND VOTES REQUIRED FOR APPROVAL


          Under Florida law, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Beach One Common Stock. Each share of Beach One Common Stock is entitled to one vote on the Merger Agreement. Approval of the Merger Agreement and the Merger by NTC's stockholders or by the sole shareholder of NT-Florida is not required under Delaware, Florida or other applicable law, or the rules of the National Association of Securities Dealers, Inc., governing The Nasdaq Stock Market's National Market ("Nasdaq") on which sales prices of NTC Common Stock are reported. As of the Record Date for the Special Meeting, Beach One's directors, executive officers and their affiliates (including members of their families) held approximately 32.7% of the outstanding shares of Beach One Common Stock.
As of that same date, the directors, executive officers and affiliates of NTC and NT-Florida held no shares of Beach One Common Stock. See "THE SPECIAL MEETING--Votes Required; Quorum; Certain Beneficial Owners of Beach One Common Stock."

          NTC and certain shareholders of Beach One (the "Option Shareholders") have entered into a Shareholder Stock Option Agreement (the "Stock Option Agreement"), dated as of December 20, 1993, under which the Option Shareholders have agreed, among other things, to vote or to cause the record owner to vote any shares of Beach One Common Stock held by such Option Shareholders as of the date of the Stock Option Agreement in favor of the Merger and the Merger Agreement and against any matter preventing or making it more difficult to effect the Merger. As of the Record Date, the Option Shareholders owned, either beneficially or of record, 5,342 shares of Beach One Common Stock or approximately 27.1% of the outstanding shares of Beach One Common Stock on such date. The parties anticipate that all of the shares of Beach One Common Stock held by the Option Shareholders will be voted in favor of the Merger Agreement.


          The Board of Directors believes that certain affiliates of the directors and executive officers of Beach One, including members of their families, and other principal shareholders of Beach One will vote an additional 2,296 or approximately 11.6% of the outstanding Beach One Common Stock in favor of the Merger and the Merger Agreement. None of these persons has, however, entered into an agreement or other commitment with respect to the vote on the Merger, and there can be no assurance that such shareholders will in fact vote their shares in favor of the Merger and the Merger Agreement. See "THE SPECIAL MEETING--Votes Required; Quorum; Certain

Beneficial Owners of Beach One Common Stock; CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

THE MERGER


          The Merger Agreement provides for the merger of Beach One with and into NT-Florida, with NT-Florida to be the surviving corporation. Except as described under "THE MERGER--Terms of the Merger," upon consummation of the Merger, each outstanding share of Beach One Common Stock will be converted into the right to receive that number of shares of NTC Common Stock equal to the quotient obtained by dividing the total number of shares of NTC Common Stock issuable in the Merger, determined in accordance with the immediately succeeding sentence, by the total number of shares of Beach One Common Stock outstanding as of the effective date of the Merger. The number of shares of NTC Common Stock to be issued in the Merger will be that number of shares having a market value equal to $56,150,000 determined on the basis of the unweighted average of the last-sale prices of the NTC Common Stock, as reported by Nasdaq for the 20 trading days ending on the fifth trading day preceding the effective date of the Merger (the "Closing Date Value"), but not more than 1,701,515 shares (unless NTC shall otherwise agree, in accordance with the Merger Agreement), nor fewer than 1,169,791 shares (unless Beach One shall otherwise agree, in accordance with the Merger Agreement) subject to certain adjustments, as more fully described below. Holders of Beach One Common Stock will receive cash (without interest) in lieu of fractional shares of NTC Common Stock.


          Under the terms of the Merger Agreement, (i) in the event that the Closing Date Value is less than $33 per share, the Board of Directors of Beach One may terminate the Merger Agreement unless NTC agrees to increase the maximum number of shares of Common Stock issuable in the Merger to that number of shares having a market value equal to $56,150,000, determined by using the Closing Date Value, and (ii) in the event that the Closing Date Value is more than $48 per share, the Board of Directors of NTC may terminate the Agreement unless Beach One, on behalf of its shareholders, agrees to reduce the minimum number of shares issuable in the Merger to that number of shares having a market value equal to $56,150,000, determined by using the Closing Date Value. In the event that the Closing Date Value is less than $33 per share and NTC declines to increase the maximum number of shares above 1,701,515, the Board of Directors of Beach One may decide to proceed with the Merger if it believes that proceeding with the Merger under such circumstances is in the best interests of Beach One's shareholders. Under such circumstances, 1,701,515 shares would be issued in the Merger even though such number of shares would have an aggregate market value of less than $56,150,000, determined by using the Closing Date Value. See "THE MERGER--Terms of the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BEACH ONE

          The Board of Directors of Beach One has unanimously approved the Merger Agreement. The Board of Directors of Beach One believes that the Merger is fair to and in the best interests of the shareholders of Beach One and recommends a vote FOR the approval of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER--Reasons of the Board of Directors of Beach One for Approving the Merger; Recommendation of the Board of Directors of Beach One."

REGULATORY MATTERS


          The Merger is subject to the prior approval of The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under Sections 3(a)(3) and 3(a)(5) of the BHCA and to the approval of the State of Florida Department of Banking and Finance (the "Florida Department of Banking") under
Section 658.28 of the Florida Banking Code. The Merger Agreement provides that the obligation of each of NTC and Beach One to consummate the Merger is conditioned upon receipt of the approvals of the Federal Reserve Board and the Florida Department of Banking. The obligation of NTC to consummate the Merger is further conditioned upon such approvals having been obtained on such terms, and subject to such conditions, as are satisfactory to NTC.


          The Florida Department of Banking has issued to NTC a certificate of approval authorizing the proposed change of control of Beach One, subject to customary terms and conditions, all of which are satisfactory to NTC. NTC has filed an application with the Federal Reserve Board for prior approval of the Merger under the BHCA. There can be no assurance as to whether the Federal Reserve Board will approve or take other required action with respect to the Merger or as to the date of such approval or action. See "THE MERGER-- Regulatory Approvals."


EFFECTIVE DATE OF THE MERGER

          Under the terms of the Merger Agreement, NTC and Beach One are required to consummate the Merger on the last business day of the month in which all of the conditions precedent to the Merger have been satisfied or waived (to the extent that such waiver is permitted by law). Such conditions include the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Beach One Common Stock, the receipt of Federal Reserve Board approval and the expiration of a 30-day post-approval waiting period with respect to such approval. In order to consummate the Merger as promptly as possible and subject to the receipt of Federal Reserve Board approval of a request, by NTC, that the statutory post-approval waiting period be shortened, the parties may agree to waive the 30-day post-approval waiting period provided for in the Merger Agreement and to consummate the Merger as early as 15 days following the receipt of Federal Reserve Board approval of the Merger. The parties may also waive the requirement that the Merger be consummated on the last business day of the month and agree to consummate the Merger as soon as all of the conditions precedent to the Merger have been satisfied or waived (to the extent that such waiver is permitted by law). There can be no assurance as to whether or when the Merger will occur. NTC and Beach One each have the right to terminate the Merger Agreement if the Merger has not been consummated on or before March 31, 1995. See "THE MERGER--Effective Date of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          Shutts & Bowen, counsel for Beach One, has delivered to Beach One an opinion that, among other things, (i) no gain or loss will be recognized by a Beach One shareholder who receives solely shares of NTC Common Stock pursuant to the Merger, (ii) the aggregate tax basis of the NTC Common Stock received by a Beach One shareholder will equal the aggregate tax basis of the Beach One Common Stock surrendered therefor by such shareholder and (iii) the holding period of the NTC Common Stock received generally will include the holding period of the Beach One Common Stock surrendered. Due to the individual nature of the tax consequences of the Merger, it is recommended that each Beach One shareholder consult his or her own tax advisor concerning the tax consequences of the Merger. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

DISSENTERS' RIGHTS

          If the Merger is consummated, holders of Beach One Common Stock will have dissenters' rights, provided that such shareholders comply with certain statutory procedures. Failure to take any step in connection with the exercise of such dissenters' rights in a timely manner may result in the loss or waiver of those rights. Under the terms of the Merger Agreement, NTC is not obligated to consummate the Merger if the holders of more than 7.5% of the outstanding shares of Beach One Common Stock seek to exercise dissenters' rights. See "THE MERGER--Conditions to the Merger" and "DISSENTERS' RIGHTS OF HOLDERS OF BEACH ONE COMMON STOCK."

INTERESTS OF CERTAIN PERSONS

          NTC has agreed to retain John K. Moore as a full-time senior executive officer of the Beach Bank for a three-year period following consummation of the Merger at an annual salary of $135,000. Under the terms of the Merger Agreement, Mr. Moore will also be appointed a director of NT-Florida following the Merger. NTC has also agreed to honor the obligations of the Beach Bank under a certain Salary Continuation Agreement among the Beach Bank, Mr. Moore, and W. Harold Hicks, the current president of the Beach Bank, under which Mr. Moore and Mr. Hicks are each entitled to receive $2,500 per month for a period of 15 years following their retirement, at age 65, from their positions with the Beach Bank and to comparable benefits in the event of termination of their employment upon total disability. NTC has also agreed either to cause the Beach Bank to maintain its existing employee pension plan for a period of at least 18 months following the Closing or, if NTC elects to change the plan, to assure that all employees of the Beach Bank who retire during such 18-month period receive a level of benefits no less than they would have been entitled to receive under the Beach Bank's existing employee pension plan. Mr. Hicks currently expects to retire from the Beach Bank during such 18-month period.
See "THE MERGER--Interests in Certain Persons in the Merger."

MARKET PRICES AND DIVIDENDS

          NTC Common Stock is traded on Nasdaq under the symbol "NTRS." The following table sets forth the high and low closing sales prices per share of NTC Common Stock as reported on Nasdaq for the periods indicated. The table also sets forth the per share dividend declared for each quarter presented. All data in the table have been adjusted to reflect the three-for-two stock split distributed to NTC stockholders on December 9, 1992.


                                                                 DIVIDENDS
                                                  HIGH    LOW    DECLARED
                                                 ------  ------  ---------
1992
   First Quarter...............................  $35.67  $32.83      $.160
   Second Quarter..............................   40.00   34.00       .160
   Third Quarter...............................   40.00   37.67       .160
   Fourth Quarter..............................   43.00   37.17       .185
1993
   First Quarter...............................   49.62   40.50       .185
   Second Quarter..............................   50.50   40.00       .185
   Third Quarter...............................   44.25   39.50       .185
   Fourth Quarter..............................   43.25   37.25       .220
1994
   First Quarter...............................   43.00   39.75       .220
   Second Quarter..............................   43.25   40.75       .220
   Third Quarter...............................   41.50   35.75       .220
   Fourth Quarter..............................   38.25   32.50       .260
1995
   First Quarter (through January 16, 1995)....   36.75   35.50         --


          On December 17, 1993, the last full trading day prior to issuance of a press release announcing that NTC and Beach One had entered into the Merger Agreement, the last reported sale price per share of NTC Common Stock was
$39.75.   On January 16, 1995, the last full trading day for which information could be included prior to the printing and mailing of this Proxy Statement-Prospectus, the last reported sale price per share reported for NTC Common Stock was $37.00. No established trading market exists for Beach One Common Stock.

          SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR NTC COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF NTC COMMON STOCK AT OR AFTER THE EFFECTIVE DATE OF THE MERGER.

SELECTED CONSOLIDATED FINANCIAL DATA OF NTC

          The following table sets forth, on an historical basis, certain selected consolidated financial data for NTC. This summary has been derived from, and should be read in conjunction with, the consolidated financial statements of NTC and the related notes thereto incorporated herein by reference. The results for the nine months ended September 30, 1994 and September 30, 1993 are unaudited but reflect, in the opinion of the management of NTC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods. Results for the nine months ended September 30, 1994 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                      NTC

                                   Nine Months                      Year Ended December 31,
                                  September 30,      -----------------------------------------------------
                               --------------------
                                 1994       1993       1993       1992       1991       1990       1989
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            (Dollars in millions, except for per share data)
Net Interest Income            $   249.5  $   245.3  $   329.3  $   311.2  $   281.9  $   249.3  $   237.4
Provision for Credit Losses          5.0       17.0       19.5       29.5       31.0       14.0       16.0
Noninterest Income
   Trust Fees                      338.8      300.1      404.8      368.4      303.1      270.7      237.2
   Other                           140.5      111.6      147.6      141.0      109.7       98.6       94.9
Noninterest Expenses               515.6      466.6      628.2      584.6      500.1      464.9      428.6
Provision for Income Taxes          66.1       48.8       66.1       57.0       36.2       24.3       11.7
Net Income                         142.1      124.6      167.9      149.5      127.4      115.4      113.2
Net Income Applicable to
   Common Stock                    136.9      119.9      161.6      142.7      121.4      109.2      105.8
Per Common Share(1)
   Net Income
      - Primary                     2.48       2.20       2.96       2.64       2.29       2.06       2.08
      - Fully Diluted               2.47       2.19       2.95       2.64       2.27       2.05       2.01
   Dividends Declared               0.66   0.55 1/2   0.77 1/2   0.66 1/2       0.58       0.52   0.43 2/3
Average Total Assets            17,720.3   15,614.7   15,700.2   13,418.0   12,182.5   11,682.1   10,521.9
Notes Payable at Period-End        248.3      330.0      326.8      233.2      264.1      171.6      240.8
Senior Medium-Term
  Notes at Period-End              807.0      667.0      817.0      312.0        2.0          -          -
- -------------------------

     (1) Per common share data reflect the three-for-two stock split in December 1992.


SELECTED FINANCIAL DATA OF BEACH ONE

     The following table sets forth, on a historical basis, certain selected financial data for Beach One. This summary has been derived from, and should be read in conjunction with, the audited financial statements of Beach One and the related notes thereto included elsewhere in this Proxy Statement-Prospectus.
The results for the nine months ended September 30, 1994 and September 30, 1993 are unaudited but reflect, in the opinion of the management of Beach One, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods. Results for the nine months ended September 30, 1994 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "INDEX TO FINANCIAL STATEMENTS OF BEACH ONE."

                                                             BEACH ONE

                                 Nine Months
                             Ended September 30,
                             -------------------                   Year Ended December 31,
                                                  ----------------------------------------------------------
                               1994       1993      1993      1992      1991      1990      1989      1988
                             ---------  --------  --------  --------  --------  --------  --------  --------
                                                        (Dollars in thousands, except per share data)
Net Interest Income           $  6,060  $  6,252  $  8,184  $  8,036  $  7,189  $  7,252  $  6,689  $  5,433
Provision for Loan Losses          105       225       323       179       260       847        35       168
Noninterest Income
  Trust Fees                     1,747     1,575     2,178     1,917     1,592     1,236     1,009       921
  Other                            414       401       670       676       606       642       611       645
Noninterest Expense              5,018     4,530     6,097     5,587     4,999     4,618     4,101     3,625
Income Tax Expense                 911     1,264     1,673     1,777     1,472     1,417     1,398       949
Net Income                       2,187     2,209     2,940     3,086     2,656     2,248     2,775     2,257
Net Income Per Common           110.81    111.92    148.94    156.33    134.53    113.90    140.59    114.35
  Share
Dividends Declared Per
  Common Share                   10.75        --     43.00     43.00     40.00     38.00     37.00     30.50
Average Total Assets           213,977   209,751   212,863   206,479   190,362   168,606   156,668   143,165


HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

          The following summary presents selected comparative per share data for NTC Common Stock and Beach One Common Stock on an historical basis, unaudited per share data for NTC on a pro forma basis, assuming the Merger had been effective as of September 30, 1994 and December 31 in each of 1993, 1992, and 1991, and unaudited per share data for Beach One on an equivalent pro forma share basis, assuming the Merger had been effective as of September 30, 1994 and December 31 in each of 1993, 1992 and 1991. The data presented should be read in conjunction with the historical consolidated financial statements of NTC and the related notes thereto incorporated by reference herein and the historical consolidated financial statements and the related notes thereto of Beach One included elsewhere in this Proxy Statement-Prospectus. See "INDEX TO FINANCIAL STATEMENTS OF BEACH ONE."

                                              HISTORICAL                              PRO FORMA /(1)/
                               ----------------------------------------   ----------------------------------------

                               Nine Months               Year Ended               Nine Months           Year Ended
                                  Ended                  December 31,                Ended              December 31,
                               September 30,   --------------------------------   September 30,   ------------------------
NTC                                1994           1993         1992       1991        1994         1993     1992     1991
- ---                            -------------   ----------   ----------   ------   -------------   ------   ------   ------
Book value per share.......       $20.14       $18.42       $15.91       $13.54      $20.00       $18.29   $15.81   $13.47

Cash dividends declared per
   common share............       $ 0.66       $ 0.77 1/2   $ 0.66 1/2   $ 0.58      $ 0.65       $ 0.77   $ 0.66   $ 0.58

Income per common
   share - Fully diluted...       $ 2.47       $ 2.95       $ 2.64       $ 2.27      $ 2.44       $ 2.92   $ 2.62   $ 2.26

                                                 HISTORICAL                                       EQUIVALENT /(2)/
                               -----------------------------------------------   -------------------------------------------------

                               Nine Months               Year Ended              Nine Months               Year Ended
                                  Ended                  December 31,               Ended                  December 31,
                               September 30,   -------------------------------   September 30,   ---------------------------------
BEACH ONE                          1994           1993        1992       1991        1994          1993        1992        1991
- ---------                      -------------   ---------   ---------   -------   -------------   ---------   ---------   ---------
Book value per share.......      $1,236.26     $1,135.59   $1,029.65   $916.32     $1,625.30     $1,486.41   $1,285.15   $1,094.87

Cash dividends declared
  per common share.........       $   10.75    $   43.00   $   43.00   $ 40.00     $   52.46     $   62.45   $   53.84   $   46.98

Income per common
  share....................       $  110.81    $  148.94   $  156.33   $134.53     $  198.43     $  237.12   $  212.52   $  183.25

- ----------

(1) Pro forma calculations were prepared as of January 11, 1995, as if the Merger were to take place on January 18, 1995. For purposes of these calculations, the number of shares of NTC Common Stock to be issued in the Merger having a market value equal to $56,150,000 was determined based on the unweighted average of the last sales prices for NTC Common Stock as reported by Nasdaq for the 20 trading days ending on January 11, 1995, the fifth trading day preceding January 18, 1995. Based on these assumptions, the estimated number of shares of NTC Common Stock to be issued is 1,604,142 with an exchange ratio of 81.2636 shares of NTC Common Stock for each share of Beach One Common Stock.

(2) Equivalent pro forma per share amounts were calculated by multiplying the pro forma income per share before non-recurring charges or credits directly attributable to the transaction, the pro forma book value per share, and the pro forma cash dividends declared per share of NTC

    Common Stock by the exchange ratio so that the per share amounts are equated to the respective values for one share of Beach One Common Stock.

RECENT DEVELOPMENTS WITH RESPECT TO NTC

          On January 17, 1995, NTC reported net income of $182.2 million for 1994, an increase of 9% from the $167.9 million earned in 1993. Net income per share increased 7% to $3.16 from $2.95 in 1993. Return on common equity for 1994 was 16.6%. Net interest income was $338.2 million; the provision for credit losses was $6.0 million; trust fees reached $453.4 million; and other noninterest income was $176.4 million. Noninterest expenses were $700.5 million, and the tax provision was $79.3 million.

          For the fourth quarter, without a $5.9 million (after-tax) non-cash, accounting charge to recognize an unusually large number of pension eligible retiring employees, earnings would have been $46.0 million. Fourth quarter net income, after this charge, was $40.1 million or $.69 per common share, compared with $43.3 million or $.76 per common share for the fourth quarter of 1993.

                              THE SPECIAL MEETING

INTRODUCTION

        This Proxy Statement-Prospectus is being furnished to the shareholders of Beach One in connection with the solicitation of proxies by the Board of Directors of Beach One for use at the Special Meeting. The Special Meeting will be held in the main lobby of the Beach Bank, 755 Beachland Boulevard, Vero Beach, Florida 32963 on Thursday, February 23, 1995, at 5:00 p.m., local time. This Proxy Statement-Prospectus is first being mailed to shareholders of Beach One on or about January 24, 1995.

PURPOSE

        The Special Meeting will be held for the purpose of considering and voting upon the Merger Agreement. In addition to voting upon the Merger Agreement, the shareholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that Beach One's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interests of Beach One and its shareholders and any other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

        Only holders of record of Beach One Common Stock at the close of business on January 17, 1995 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. See "THE MERGER--Terms of the Merger."

VOTES REQUIRED; QUORUM

        As of the Record Date, 19,740 shares of Beach One Common Stock were issued and outstanding. Each holder of record of shares of Beach One Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Merger Agreement and on each other matter presented to a vote of the shareholders at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Beach One Common Stock entitled to vote on the Merger Agreement will constitute a quorum for the transaction of business at the Special Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to be voted for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares with respect to the Merger Agreement, those shares will be considered present, but not entitled to be voted, and will therefore not be counted for purposes of determining the presence of a quorum.

        The affirmative vote of the holders of a majority of the outstanding Beach One Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Merger Agreement. Broker non-votes and abstentions will not be counted as votes cast for or against the proposal to approve the Merger Agreement and, as a result, will have the same effect as votes cast against the Merger Agreement. As of the Record Date, directors and executive officers of Beach One and their affiliates (including members of their families) were the owners of

6,458 shares of Beach One Common Stock (approximately 32.7% of the outstanding shares of Beach One Common Stock).

        Pursuant to the Stock Option Agreement, the Option Shareholders have agreed to vote, or to cause the record owner to vote, all shares of Beach One Common Stock held beneficially or of record by such Option Shareholder as of December 20, 1993 in favor of the Merger and the Merger Agreement and against any matter preventing or making it more difficult to effect the Merger. The Option Shareholders held, as of such date, 5,342 shares or 27.1% of the outstanding shares of Beach One Common Stock. The Option Shareholders include all of the directors of Beach One and certain affiliates of such directors. The parties anticipate that all of the shares of Beach One Common Stock held by the Option Shareholders will be voted in favor of the Merger Agreement. See "CERTAIN RELATED TRANSACTIONS--The Stock Option Agreement."

        The Board of Directors believes that certain affiliates of the directors and executive officers of Beach One, including members of their families, and other principal shareholders of Beach One will vote an additional 2,296 or approximately 11.6% of the outstanding Beach One Common Stock in favor of the Merger and the Merger Agreement. None of these persons has, however, entered into an agreement or other commitment with respect to the vote on the Merger, and there can be no assurance that such shareholders will in fact vote their shares in favor of the Merger and the Merger Agreement.

        Approval of the Merger Agreement by the stockholders of NTC and by the sole shareholder of NT-Florida is not required under Delaware, Florida or other applicable law or under the rules of the National Association of Securities Dealers, Inc., governing Nasdaq on which the sales prices for NTC Common Stock are reported.

        Provided that a quorum is present, a majority of the votes present, in person or by proxy, at the Special Meeting will be required to approve any other business properly brought before the Special Meeting. A majority of the votes present, by person or by proxy, whether or not a quorum is present, will be required to approve any proposed adjournment of the Special Meeting.

VOTING AND REVOCATION OF PROXIES

        Shares of Beach One Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF BEACH ONE COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IN THE EVENT THAT BEACH ONE'S MANAGEMENT DETERMINES IN ITS SOLE DISCRETION, AT THE TIME OF THE SPECIAL MEETING, THAT SUCH ADJOURNMENT IS IN THE BEST INTERESTS OF BEACH ONE AND ITS SHAREHOLDERS. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Assistant Secretary of Beach One, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Beach One proxies should be addressed to:
Beach One Financial Services, Inc., 755 Beachland Boulevard, P.O. Box 3308, Vero Beach, Florida 32964 Attention: James A. Greer, Assistant Secretary. Attendance at a Special Meeting will not, in and of itself, constitute a revocation of a proxy.

        The Board of Directors of Beach One is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

SOLICITATION OF PROXIES

        Beach One will bear all expenses of solicitation of Beach One shareholders in connection with the Special Meeting. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Beach One in person or by telephone, telegram or by other means of communication. Such directors, officers and employees will not receive any compensation for such solicitation, other than the compensation which such persons otherwise receive in their capacity as directors, officers and employees, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

CERTAIN BENEFICIAL OWNERS OF BEACH ONE COMMON STOCK

        As of the date of this Proxy Statement-Prospectus, the following persons are known by Beach One to be the beneficial owners of more than 5% of the outstanding shares of Beach One Common Stock.

Name and Address               Number of Shares   Percent of
of Beneficial Owner           Beneficially Owned     Class
- -------------------           ------------------  -----------
John K. Moore
755 Beachland Blvd.
Vero Beach, Florida (1)(2)            1,617           8.2%

John J. Schumann, Jr.,
Trustee of the John J.
 Schumann, Jr. Trust
P.O. Box 1268
Vero Beach, Florida (2)               1,903           9.6%

Hazel Crews and
 Thomas Maxey,
Trustees of the Ruth M.
 Barber Trust
P.O. Box 936
Vero Beach, Florida                   1,180           6.0%

- ----------------

(1) Does not include 60 shares held by Mr. Moore's spouse, 20 shares held by Mr. Moore's children and 394 shares held by Mr. Moore's sisters, as to which Mr. Moore disclaims beneficial ownership.

(2) John K. Moore and John J. Schumann, Jr. have entered into the Stock Option Agreement pursuant to which each has agreed to vote any shares of Beach One Common Stock held by him, beneficially or of record, in favor of the Merger and the Merger Agreement and against any matter preventing or making it more difficult to effect the Merger. NTC also has the right to purchase such shares upon the occurrence of certain events. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

        As of the date of this Proxy Statement-Prospectus, the directors and executive officers of Beach One beneficially owned the following number of shares of Beach One Common Stock:


                                             Number of Shares
Name of Director or                            Beneficially
Executive Officer                                Owned(1)        Percent of Class
- ------------------                          ------------------   -----------------

Ben F. Bailey, III, Director (2)(9)                  804                4.1%
Ferdinand F. Becker, Jr., Director (9)                13                 .1%
Richard C. Bireley, Jr., Director (3)(9)              53                 .3%
George F. Hamner, Director (4)(9)                    550                2.8%
W. Harold Hicks, President and
 Director (5)(9)                                     213                1.1%
Alma Lee Loy, Director (9)                           169                 .9%
Charles R. McKinnon, Director (6)(9)                  20                0.1%
John K. Moore, Chairman and Director               1,617                8.2%
 (7)(9)
John J. Schumann, Jr., Director (8)(9)             1,903                9.6%

All Directors and Executive Officers               5,342               27.1%
 as a Group (9 persons)(9)
- -----------------------

(1) Does not include a total of 1,096 shares, or approximately 5.6%, of the outstanding shares of Beach One Common Stock held by certain family members of the directors of Beach One as to which such directors disclaim beneficial ownership.

(2) Consists of 117 shares owned by Central Groves Corporation, a corporation controlled by Mr. Bailey. Does not include 20 shares held by Mr. Bailey's son, as to which Mr. Bailey disclaims beneficial ownership.

(3) Includes 53 shares held as trustee for the Richard C. Bireley, Jr. Revocable Trust. Does not include 54 shares held by Mr. Bireley's spouse as trustee for the Martha E. Bireley Revocable Trust and 10 shares held by Mr. Bireley's sister, as to which Mr. Bireley disclaims beneficial ownership.

(4) Does not include 45 shares held by Mr. Hamner's spouse and 470 shares held by Mr. Hamner's children and grandchildren, as to which Mr. Hamner disclaims beneficial ownership.

(5) Does not include 40 shares held by Mr. Hicks' children, as to which he disclaims beneficial ownership.

(6) Held jointly with his spouse. Does not include 3 shares held by Mr. McKinnon's son, as to which he disclaims beneficial ownership.

(7) Does not include 60 shares held by Mr. Moore's spouse, 20 shares held by Mr. Moore's children and 394 shares held by Mr. Moore's sisters, as to which he disclaims beneficial ownership.

(8) Held as trustee for the John J. Schumann, Jr. Trust.

(9) Each of the directors has entered into the Stock Option Agreement pursuant to which each has agreed to vote any shares of Beach One Common Stock held by such director, beneficially or of record, in favor of the Merger and the Merger Agreement and against any matter preventing or making it more difficult to effect the Merger. NTC also has the right to purchase such shares upon the occurrence of certain events. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

                                   THE MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that the following description relates to the Merger Agreements, it does not purport to be complete and is qualified in its entirety by reference to the Merger Agreements, which are attached as Appendix A and Appendix B to this Proxy Statement-Prospectus and are incorporated herein by reference. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENTS IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER

        In the spring of 1993, the Board of Directors of Beach One decided to study the feasibility of selling Beach One to a third party. The board's decision was prompted by the approaching retirement of Beach One's two senior executives--John K. Moore and W. Harold Hicks. From the board's perspective, these individuals were critical to Beach One's profitability, financial condition and reputation in the community. The board concluded that there was considerable uncertainty whether Beach One could obtain new executives who would have the ability and contacts in the local community necessary to maintain the growth and profitability of the Beach Bank if it were to remain an independently owned community bank.

        The board's decision was also influenced by the relatively high prices then being paid for well-run community banks within the State of Florida. Furthermore, the board was concerned about the growing presence of large competitors, with considerably greater resources than Beach One, in Beach One's primary service area. These competitors threatened to erode the Beach Bank's trust business which is a major source of its revenue. Finally, the board was influenced by the continuing overtures of several institutions, including NTC, regarding a possible acquisition of Beach One and the Beach Bank.

        On June 18, 1993, Beach One's directors held a strategic planning session to discuss Beach One's future. The session included a presentation by an independent bank consultant, who outlined the advantages and disadvantages of retaining or selling Beach One. After a full discussion of these advantages and disadvantages, and based on the factors outlined above, the board voted to seek offers from third parties.

        The management of Beach One, with the assistance of the bank consultant, then prepared a list of financial institutions which might have an interest in acquiring Beach One. In preparing this list, management focused on financial institutions which had previously expressed an interest in such an acquisition or which management believed might have both a strategic reason to acquire Beach One and the ability and willingness to pay a substantial purchase price. Management then approached each of the identified financial institutions and requested each to submit a proposal for acquiring Beach One.

        During July and August 1993, Beach One's management received both written and verbal expressions of interest from several of the financial
institutions it had approached, including NTC.   On August 3, 1993, John K.
Moore, the Chairman of the Board of Beach One, met with David W. Fox, the Chairman of the Board, President and Chief Executive Officer of NTC, to discuss the decision of Beach One's Board to explore a possible sale of the company and the possibility of a combination with NTC.

        Following the meeting with NTC, Beach One's management asked NTC to provide it with a written proposal. NTC provided such a proposal by letter, dated August 23, 1993, from Mr. Fox to Mr. Moore. In that letter, Mr. Fox indicated that NTC would be interested in negotiating a transaction in which Beach One's shareholders would receive up to $55 million in NTC Common Stock, valued at market prices over an agreed-upon period prior to the closing and subject to a negotiated cap and floor on the number of shares to be issued. Mr. Fox also indicated that NTC's willingness to pursue negotiations at the price it had proposed was based on the assumption that, should Beach One's Board of Directors decide to explore actively a combination with NTC, Beach One's negotiations with NTC would be on an exclusive basis.

        In September 1993, Beach One's management engaged Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, to assist Beach One in analyzing NTC's proposal. Based on its review of NTC's proposal and of the other proposals Beach One had received and consultations with Sheshunoff, Beach One's management decided, at that time, to pursue negotiations exclusively with NTC in the belief that such negotiations were likely to result in the best possible offer for Beach One. On October 4, 1993, Mr. Moore called Mr. Fox to inform him of that decision.

        Shortly thereafter, NTC provided Beach One with an initial draft of a definitive agreement with respect to the proposed acquisition. At that time, a number of issues were still open, including a request by Beach One for an increase in the proposed purchase price.

        A meeting of the Board of Directors of Beach One was held on October 27, 1993, to review the initial draft of the definitive agreement proposed by NTC. All of the directors of Beach One were present at the meeting, together with representatives of Sheshunoff and special counsel to Beach One. At the meeting, a representative of Sheshunoff provided a preliminary analysis of NTC's proposal. The Board of Directors discussed the terms of NTC's proposal and reviewed each of the other expressions of interest previously received by Beach One. At the conclusion of the meeting, the Board of Directors reaffirmed management's decision to negotiate exclusively with NTC and authorized management to continue such negotiations with NTC concerning the terms of the acquisition.

        On October 28, 1993, representatives of Beach One and NTC met to continue negotiations. At that meeting, NTC agreed, among other things, to
increase its offer to $56,150,000.   NTC also agreed to permit Beach One to pay
to its shareholders, in January of 1994, a cash dividend in the amount of $850,000, or $43.00 per share, with no corresponding reduction of the purchase price.

        During November and early December 1993, the parties, with the assistance of counsel and their respective financial advisors, negotiated the terms of a definitive agreement. During the course of those negotiations, the parties agreed, among other things, upon the maximum and minimum number of shares of NTC Common Stock which would be issued in the Merger without further action on the part on the boards of directors of NTC and Beach One. The parties also agreed upon a provision which would permit NTC to terminate the Merger Agreement during a 30-day period following its execution if NTC reasonably determined that such termination was in the best interests of NTC, based on a due diligence review of Beach One to be conducted by NTC during such period.

        On December 17, 1993, the Board of Directors of Beach One met to consider the final version of the Merger Agreement negotiated with NTC. All of Beach One's directors attended the meeting, together with representatives of Sheshunoff and special counsel to Beach One. At this meeting, Sheshunoff provided a financial analysis of the offer and delivered its written opinion that the transaction was fair to the shareholders of Beach One from a financial point of view. See "Opinion of Financial Advisor." After a careful review of the Merger Agreement and related matters, the Board of Directors unanimously voted to approve the Merger Agreement and to submit it to Beach One's shareholders for their approval. The Merger Agreement was executed and delivered by each of the parties on December 20, 1993.

        Following the execution of the Merger Agreement, NTC conducted a due diligence review of the operations and financial condition of Beach One. Based on the results of that review, NTC and Beach One agreed to amend the Merger Agreement to provide for an adjustment of the purchase price to be paid in the Merger in the event that certain potential liabilities of Beach One or the Beach Bank should exceed $100,000. See "THE MERGER--Terms of the Merger." The parties executed and delivered such an amendment on February 9, 1994.

        Under the terms of the original Merger Agreement, either NTC or Beach One had the right to terminate the Merger Agreement if the Merger had not been consummated by

September 30, 1994. In August 1994, the parties concluded that the regulatory approvals for the Merger would not be received by that date. Accordingly, on August 24, 1994, NTC and Beach One amended the Merger Agreement to extend to December 31, 1994 the date by which the meeting of Beach One's shareholders was required to be held and the date on which the parties would have the right to terminate the Merger Agreement in the event that the Merger had not yet been consummated. Under the terms of that amendment, NTC and Beach One also agreed to increase the amount of the dividends that Beach One would be permitted to pay to its shareholders during the period between the execution and delivery of the Merger Agreement and the consummation of the Merger. The effect of this amendment was to permit Beach One to pay a cash dividend of $212,205, or $10.75 per share, in October 1994. See "Conduct of the Business Pending the Merger."

        In November 1994, management of Beach One concluded that the regulatory approvals for the Merger would not be received in time to permit the consummation of the Merger by December 31, 1994 and that a further extension of the termination date of the Merger Agreement would be necessary. Management of Beach One therefore requested Sheshunoff to prepare a new report on the Merger and to provide an update to their fairness opinion. On November 15, 1994, Sheshunoff provided the Board of Directors of Beach One with an updated written opinion that, as of that date, the Merger was fair to the shareholders of Beach One from a financial point of view.

        On December 10, 1994, the Board of Directors of Beach One held a meeting to consider a third amendment to the Merger Agreement, dated as of December 9, 1994, extending to March 31, 1995 the date by which the meeting of Beach One's shareholders was required to be held and the date on which the parties would have a right to terminate the Merger Agreement in the event that the Merger had not yet been consummated. At that meeting, the directors reconsidered all of the original reasons for their prior approval of the Merger Agreement, as well as the likelihood that the Merger would be approved on or before March 31, 1995. They also reviewed the report and fairness opinion prepared by Sheshunoff. On December 13, 1994, following further discussion, the Board of Directors unanimously approved the third amendment. In deciding to approve the December 9, 1994 amendment, the Board of Directors took into account the items discussed at the prior meeting, including the updated fairness opinion delivered by Sheshunoff on November 15, 1994. See "Opinion of Financial Adviser."

REASONS OF THE BOARD OF DIRECTORS OF BEACH ONE FOR APPROVING THE MERGER

        In its deliberations concerning the Merger, the Board of Directors of Beach One considered, among other factors: (i) the consideration to be received by the shareholders of Beach One upon the consummation of the Merger; (ii) the financial condition, earnings and business prospects of Beach One and NTC; (iii) the current and historical market prices of NTC Common Stock; (iv) the amounts paid in recent acquisitions of other community banks based in Florida; (v) the opinion of Sheshunoff that the consideration to be received by the shareholders of Beach One is fair to them from a financial point of view; and (vi) the impact of the Merger on Beach One's customers, employees and local community. The board also considered NTC's ability to continue Beach One's high level of service and NTC's ability to offer a broader range of products and services to the customers of Beach One. See "Opinion of Financial Adviser."

OPINION OF FINANCIAL ADVISER

        On December 17, 1993, Sheshunoff provided a written opinion to the Board of Directors of Beach One stating that the terms of the Merger were fair and equitable, from a financial point of view, to the shareholders of Beach One. This opinion was superseded by a new opinion dated November 15, 1994. The full text of Sheshunoff's November 15, 1994 opinion, which sets forth certain assumptions made, the matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement-Prospectus. The summary of Sheshunoff's opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the opinion.

        In connection with its December 17, 1993 opinion, Sheshunoff reviewed, among other things, (i) the Merger Agreement, (ii) the 1993 external auditor's reports to the boards of directors of Beach One and NTC, (iii) the unaudited September 30, 1993 report of condition and statement of income of the Beach Bank, as filed with the Federal Reserve Bank of Atlanta, the audited consolidated balance sheet of Beach One as at December 31, 1992 and the related consolidated statement of income for the three-year period then ended, (iv) the unaudited consolidated balance sheet of NTC as at September 30, 1993 and the related consolidated statement of income for the nine-month period then ended, included in NTC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993 (the "September 30, 1993 Form 10-Q"), and the audited consolidated balance sheet of NTC as at December 31, 1992 and the related consolidated statement of income for the three-year period then ended, included in NTC's 1992 Annual Report to Stockholders (the "1992 Annual Report"), (v) November 30, 1993 rate sensitivity analysis reports for each of NTC and Beach One, (vi) Beach One's November 30, 1993 listing of marketable securities, showing rate, maturity and market value, as compared to book value, (vii) the information relating to NTC's marketable securities included in NTC's September 30, 1993 Form 10-Q and 1992 Annual Report, (viii) the November 30, 1993 internal loan classification list of each of Beach One and NTC, (ix) the November 30, 1993 listings of other real estate owned for each of Beach One and NTC, (x) Beach One's budget and long-range operating plan as of November 30, 1993, (xi) the November 30, 1993 listing of unfunded letters of credit and other off-balance sheet risks for each of Beach One and NTC, (xii) the 1992 and 1993 minutes of the boards of directors of NTC and Beach One, (xiii) a listing and description of significant real properties and the material leases of Beach One as of November 30, 1993, (xiv) the information relating to the real properties owned or leased by NTC included in the 1992 Annual Report and in NTC's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, (xv) directors and officers' liability and blanket bond insurance policies of each of Beach One and NTC as of November 30, 1993, and (xvi) market conditions and current trading levels of the outstanding equity securities of Beach One and NTC.

        In preparing its November 15, 1994 opinion, Sheshunoff also reviewed, in addition to the information listed above, (i) the amendments to the Merger Agreement, (ii) the unaudited September 30, 1994 report of condition and statement of income of the Beach Bank as filed with the Federal Reserve Bank of Atlanta, (iii) the unaudited consolidated balance sheet of NTC as of September 30, 1994 and the related consolidated statement of income for the nine-month period then ended, included in NTC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994 (the " September 30, 1994 Form 10-Q"), and the audited consolidated balance sheet of NTC as of December 31, 1993 and the related consolidated statement of income for the one year then ended, included in NTC's 1993 Annual Report to shareholders (the "1993 Annual Report"), (iv) information relating to Northern's marketable securities included in NTC's September 30, 1994 Form 10-Q and 1993 Annual Report; and (v) information relating to real properties owned or leased by NTC included in the 1993 Annual Report. Prior to delivering its December 17, 1993 opinion to the Board of Directors of Beach One, Sheshunoff also conducted an on-site review of both Beach One and NTC, including a review of relevant books and records. Sheshunoff has also had discussions with the management of Beach One and NTC regarding their respective operating performances and future prospects, primarily with respect to each organization's current level of earnings and business strategies.

        Sheshunoff analyzed the foregoing information in light of its assessment of the future of the banking industry and Beach One and NTC's performances within the industry. Sheshunoff compared the results of operations of NTC with the results of regional bank holding companies with total assets of over $1 billion and compared the results of operations of Beach One with the results of state banking organizations with total assets of $100 to $499 million.

        Neither Beach One nor NTC imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating its opinion. In rendering its opinion, however, Sheshunoff did not independently verify the asset quality and financial condition of Beach One or NTC, but assumed and relied upon the accuracy of the information provided by, or on behalf of, Beach One and NTC. Sheshunoff's opinion is necessarily based upon economic, market and other conditions in effect on, and information available to it, as of the date of its opinion.

        In connection with its opinion and the presentation of that opinion to Beach One's Board of Directors, Sheshunoff analyzed the transaction value of the Merger using several different methodologies. Those methodologies included a market value analysis, an investment value analysis, and a pro forma merger analysis. Each of these methodologies is described below. Each analysis assumed that the shareholders of Beach One would receive 1,639,416 shares of NTC Common Stock in the Merger with a value of $56,150,000 (based on a market price of $34.25 per share as of November 13, 1994). Sheshunoff also assumed that the transaction value of the Merger to the shareholders of Beach One was $2,844.48 per share of Beach One Common Stock, an amount equal to $56,150,000 divided by the 19,740 outstanding shares of Beach One Common Stock. The amount of the consideration to be paid by NTC in the Merger was determined through negotiations between NTC and Beach One, and not by Sheshunoff.

        MARKET VALUE ANALYSIS. Sheshunoff attempted to establish the "market value" of Beach One by analyzing the purchase prices paid in recent acquisitions of other financial institutions. Market value is generally defined as the purchase price resulting from an "arm's length" negotiation between two informed, unrelated parties. In establishing a market value for Beach One, Sheshunoff relied upon its own, substantial database of the prices paid nationwide for financial institutions, including Florida banks. The database includes pricing and financial performance data for financial institutions involved in acquisitions and is organized by different peer groups in order to facilitate a comparative purchase price analysis.

        Sheshunoff compared the financial terms of the Merger with the terms of 8 other acquisitions of Florida-based financial institutions announced during the first three quarters of 1994. Such financial institutions had between $38 million and $681 million in assets, and the types of consideration paid included cash, stock and a combination of cash and stock. Sheshunoff compared the terms of these acquisitions to the terms of the proposed Merger on the basis of several financial statistics, including the ratio of price-to-equity, the ratio of price-to-earnings and the price equity index. The price equity index is an index developed by Sheshunoff and derived by multiplying the price-to-equity ratio by the equity-to-assets ratio of the acquired institution.

        Under the price-to-equity ratio, the Merger yielded a multiple of 2.28 as of September 30, 1994, compared to corresponding multiples in the range of
0.88 to 2.43 (with a weighted average of 1.49) for the other 8 acquisitions. Under the price-to-earnings ratio, the Merger yielded a multiple of 19.25 (based on estimated earnings of $2,808,000 for Beach One in 1994), compared to corresponding multiples in the range of 9.37 to 21.51 (with a weighted average of 16.14) for the other acquisitions. The price equity index for the Merger was also at the top end of the range of indices computed for the other acquisitions. Based on these statistics, the financial terms of the Merger compared favorably to the terms of the other 8 acquisitions.

        No financial institution or transaction used for comparative purposes in the foregoing analysis is identical to Beach One or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences between the financial and operating characteristics of those institutions, Beach One and NTC and other factors that could affect the market value of the financial institutions to which Beach One is being compared.

        INVESTMENT VALUE ANALYSIS. Sheshunoff also prepared an investment analysis of the Merger, using several methods of calculating the investment value of Beach One Common Stock, including an estimate of the net present value of Beach One's future earnings. Net present value is calculated by discounting an organization's estimated future earnings stream by an appropriate capitalization rate. Sheshunoff based its estimate of Beach One's future earnings stream over a ten-year period on an analysis of the banking industry, the economic and competitive situation in Beach One's market area, and Beach One's current and historical levels of growth and earnings. Sheshunoff selected a 10% discount rate because it believes that most investors would demand such a rate of return for an investment of comparable risk. Applying such a discount rate to Beach One's estimated future earnings stream, Sheshunoff concluded that the net present value of Beach One's future earnings was $2,288.66 per share of Beach One Common Stock, an amount which compared favorably with the transaction value of $2,844.48 per share to be paid in the Merger.

        PRO FORMA MERGER ANALYSIS.   A merger is usually completed in the hope
of realizing economies of scale and opportunities for enhanced earnings. Sheshunoff therefore analyzed the projected effect of the Merger on earnings and equity-per-share for the shareholders of Beach One and NTC over a period of ten years from 1995 to 2004. As part of its analysis, Sheshunoff prepared separate financial projections for NTC and Beach One and combined projections, assuming consummation of the Merger. Sheshunoff's projections indicated that the Merger would result in appreciation in earnings per share, equity per share and dividends per share for Beach One's shareholders. Projections of the amount of appreciation in earnings-per-share ranged from a low of 110.98% in 2004 to a high of 117.80% in 1995. Projections of the amount of appreciation in equity-per-share ranged from a low of 44.49% in 1995 to a high of 84.92% in 2004. Projections of the amount of appreciation in dividends per share during the same ten-year period ranged between 85.82% and 87.55%. Based on the foregoing, Sheshunoff concluded that the Merger appeared to be financially favorable to the shareholders of Beach One.

        The projected amounts developed by Sheshunoff in connection with the analyses described above are not necessarily indicative of actual values, which may be significantly more or less than those projected. Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. Sheshunoff's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholders as to how such shareholder should vote at the Special Meeting.

        Sheshunoff has provided consulting services to the banking industry for 20 years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Such services have been provided both nationwide and in the Florida market. Beach One engaged Sheshunoff because of its expertise and experience in representing community banks in acquisition transactions. Except as discussed below, Sheshunoff has not had any material relationship with Beach One, NTC or their affiliates.

        Beach One paid Sheshunoff aggregate fees of $49,000 for its services as an independent financial analyst in connection with the Merger, including the rendering of its opinion. Beach One also agreed to reimburse Sheshunoff for out-of-pocket expenses not to exceed $250, excluding any out-of-pocket expenses incurred for travel and direct delivery charges. No contingent fees are payable to Sheshunoff upon consummation of the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BEACH ONE

        The Board of Directors of Beach One has determined that the Merger is in the best interests of Beach One and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BEACH ONE VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

REASONS OF THE BOARDS OF DIRECTORS OF NTC AND NT-FLORIDA FOR APPROVING THE
MERGER

        The Board of Directors of NTC unanimously approved the Merger and the Merger Agreement at a meeting held on December 6, 1993. NTC has been seeking to expand its trust and banking services in the Florida market, and the Board of Directors of NTC believes that the acquisition of Beach One and the Beach Bank is consistent with that strategy. Although NT-Florida's wholly-owned subsidiary, Northern Trust Bank of Florida, N.A., has sixteen offices in Florida, it has no east coast Florida office as far north as Vero Beach.

        In approving the Merger and the Merger Agreements, the Board of Directors of NTC took into account (i) the financial performance and condition of Beach One, including its strong capital and good asset quality, (ii) the Beach Bank's strengths in the areas of trust and asset management, including its position as the largest trust provider in Vero Beach,
(iii) similarities in the philosophies of NTC and Beach One, including Beach One's long-standing commitment to delivering high-quality personalized financial services to its clients, (iv) Beach One management's knowledge of, and experience in, the Indian River County market, (v) the market served by Beach One and the demographics of Florida and Indian River County, and (vi) the relatively greater difficulty of attempting to enter the Vero Beach market through the establishment of a de novo branch, rather than through the acquisition of an existing community bank. The Board of Directors of NTC believes that the location, emphasis on trust and asset management and philosophy of Beach One make it an unusually good "fit" with NTC's and NT-Florida's existing Florida operations. The Board of Directors of NT-Florida approved the Merger Agreement to which it is a party at a meeting held on February 9, 1994, after reviewing similar information and the determination of NTC's Board of Directors.

TERMS OF THE MERGER

        On the Effective Date (as defined below), Beach One will be merged with and into NT-Florida, and NT-Florida shall be the surviving corporation. All shares of NT-Florida capital stock issued and outstanding immediately prior to the Effective Date will remain issued and outstanding and unchanged by the Merger. The Articles of Incorporation and by-laws of NT-Florida, as in effect immediately prior to the Effective Date, shall continue in effect as the Articles of Incorporation and by-laws of the surviving corporation until amended or repealed in accordance with applicable law.

        Each share of Beach One Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive that number of whole shares of NTC Common Stock equal to the quotient obtained by dividing the total number of shares of NTC Common Stock issuable in the Merger, determined in accordance with the immediately succeeding sentence, by the total number of shares of Beach One Common Stock outstanding as of the Effective Date. The number of shares of NTC Common Stock to be issued in the Merger will be that number of shares having a market value equal to $56,150,000, determined by using the Closing Date Value, but not more than 1,701,515 shares (unless NTC otherwise agrees, as described below) nor fewer than 1,169,791 shares (unless Beach One otherwise agrees, as described below) of NTC Common Stock, in each case before giving effect to the payment of cash in lieu of fractional shares or to any reduction in the number of shares issuable in the Merger as a result of the exercise of dissenters' rights by any shareholders of Beach One and subject to adjustment, as described below. In the event that the Closing Date Value of NTC Common Stock is less than $33 per share, Beach One may terminate the Merger Agreement, unless NTC agrees to increase the maximum number of shares of NTC Common Stock issuable in the Merger from 1,701,515 shares to that number of shares having a market value equal to $56,150,000, determined by using the Closing Date Value. In the event that the Closing Date Value of NTC Common Stock is greater than $48 per share, NTC shall have the right to terminate the Merger Agreement unless Beach One, on behalf of its shareholders, agrees to reduce the minimum number of shares of NTC Common Stock issuable in the Merger from 1,169,791 to that number of shares having a market value equal to $56,150,000, determined by using the Closing Date Value.

        In the event that the Closing Date Value is less than $33 per share and NTC declines to increase the maximum number of shares above 1,701,515, the Board of Directors of Beach One may decide to proceed with the Merger if it believes that proceeding with the Merger under such circumstances would be in the best interests of Beach One's shareholders. In determining whether or not to proceed with the Merger under such circumstances, the Board of Directors of Beach One anticipates that it would take into account, among other factors, the amount of the difference between $33 and the Closing Date Value, the reasons for the decline in value of NTC stock below $33 per share, to the extent that such reasons can be determined, and the prices at which shares of common stock of comparable financial institutions were trading during the period used for the determination of the Closing Date Value. If the Board of Directors of Beach One decides to proceed with the Merger under such circumstances, the holders of Beach One Common Stock would receive, in the aggregate, 1,701,515 shares of NTC Common Stock even though such number of shares would have an aggregate market value of less than $56,150,000. If the Closing Date Value is below $33 per share, the shareholders of Beach One will not have the opportunity to review or vote upon a decision either to terminate the Merger Agreement or to accept shares of NTC Common Stock with an aggregate value of less than $56,150,000. Such decision will be made solely by Beach One's Board of Directors.

          If any change shall occur in the number of issued and outstanding shares of NTC Common Stock by reason of any stock dividend, split-up, recapitalization, or reclassification prior to the consummation of the Merger (a "Share Change"), the minimum and maximum number of shares to be issued in the Merger will be adjusted by dividing each such number by the number of shares of NTC Common Stock issued and outstanding immediately prior to the Share Change by the number of shares of NTC Common Stock issued and outstanding immediately after the Share Change (the "Adjustment Ratio"). Under such circumstances, the Closing Date Value at which Beach One and NTC, respectively, will each have the right to terminate the Merger Agreement will also be adjusted by multiplying such prices by the Adjustment Ratio.

        In addition to any of the adjustments described in the preceding paragraphs, the number of shares of NTC Common Stock to be issued in the Merger shall also be reduced by such number of whole shares as shall equal or most closely approximate (after giving effect to rounding to whole shares), based upon the Closing Date Value, the amount by which the aggregate liability, book adjustment and other loss, if any, incurred by Beach One or the Beach Bank, arising from or related to (i) the failure to report to the Department of Labor a certain salary continuation agreement between the Beach Bank and two officers, and (ii) the reconciliation of all entries to a certain account specified in the Merger Agreement exceeds $100,000. A book adjustment in the amount of $45,394 has been made, and agreed upon by the parties, in connection with the account reconciliation. Beach One's management does not currently anticipate that the aggregate liability or other loss arising out of the Beach Bank's failure to report a certain salary continuation agreement to the Department of Labor, when combined with such adjustment, will exceed $100,000.

        No fractional shares of NTC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Beach One Common Stock who would otherwise have been entitled to receive a fraction of a share of NTC Common Stock (after taking into account all certificates evidencing Beach One Common Stock delivered by such holder) will receive, in lieu thereof, a cash amount equal to the value of such fractional share based upon the Closing Date Value of NTC Common Stock.

EFFECTIVE DATE OF THE MERGER

        The Merger will become effective on the date (the "Effective Date") of filing of properly executed articles of merger with the Secretary of State of the State of Florida in accordance with the requirements of the FBCA. Under the terms of the Merger Agreement, the parties are required to make such a filing and to consummate the Merger on the last business day of the month in which the Merger Agreement has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Beach One Common Stock, the Federal Reserve Board has approved the acquisition of control of Beach One and the Beach Bank by NTC, a 30-day post-approval waiting period with respect to such approval has expired, and all other conditions precedent to consummation of the Merger have been satisfied (or waived, to the extent that such waiver is permitted by law). In order to consummate the Merger as promptly as possible and subject to the receipt of Federal Reserve Board approval of a request, by NTC, that the statutory post-approval waiting period be shortened, the parties may agree to waive the 30-day post-approval waiting period provided for in the Merger Agreement and to consummate the Merger as early as 15 days following the receipt of Federal Reserve Board approval of the Merger. The parties may also waive the requirement that the Merger be consummated on the last business day of the month and agree to consummate the Merger as soon as all of the conditions precedent to the Merger have been satisfied or waived (to the extent that such waiver is permitted by law). There can be no assurance as to whether or when the Merger will occur. NTC and Beach One each have the right to terminate the Merger Agreement if the Merger has not been consummated on or before March 31, 1995. See "Conditions to the Merger," "Regulatory Approvals" and "Termination."

SURRENDER OF BEACH ONE COMMON STOCK CERTIFICATES AND PAYMENT

        Promptly after the Effective Date, Harris Trust and Savings Bank, acting in the capacity of exchange agent for NTC (the "Exchange Agent"), will mail to each former holder of record of shares of Beach One Common Stock (other than a shareholder who has exercised dissenters' rights, as described below) a notice and transmittal form, together with instructions for the exchange of stock certificates evidencing Beach One Common Stock for stock certificates evidencing NTC Common Stock.

        SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORM AND INSTRUCTIONS.

        Upon surrender to the Exchange Agent of one or more certificates for Beach One Common Stock, together with a properly signed transmittal form, there will be issued and mailed to the holder thereof a certificate or certificates representing the number of shares of NTC Common Stock to which such holder is entitled, together with all declared but unpaid dividends or other distributions of property, if any, in respect of such shares and, where applicable, a check for the amount representing any fractional shares (without interest). A certificate for NTC Common Stock or any check for cash in lieu of fractional shares may be issued in a name other than the name in which the surrendered certificate or certificates are registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the form of transmittal and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing NTC Common Stock in exchange for lost, stolen, mutilated or destroyed certificates for Beach One Common Stock only upon receipt of a lost certificate affidavit and a bond indemnifying NTC against any claim arising out of the allegedly lost, stolen, mutilated, or destroyed certificate, in each case in a form reasonably acceptable to NTC.

        All NTC Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Date. Dividends or other distributions of property declared by NTC after the Effective Date will include dividends or distributions of property on all shares of NTC Common Stock issued in the Merger and will be paid, without interest, when the Beach One certificates have been surrendered (subject to any applicable abandoned property or similar laws). After the Effective Date, there will be no transfers on the transfer books of Beach One of the shares of Beach One Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing such shares are presented for transfer to NTC, NT-Florida or the Exchange Agent, they will be canceled and exchanged for certificates representing shares of NTC Common Stock and cash in lieu of fractional shares, if any, in accordance with the Merger Agreement.

CONDITIONS TO THE MERGER

        The Merger will occur only if the Merger Agreement is approved by the requisite vote of the holders of Beach One Common Stock. The mutual obligations of the parties to consummate the Merger are also subject to the satisfaction (or waiver, to the extent that waiver is permitted by law) of the following conditions: (i) the Federal Reserve Board and the Florida Department of Banking shall have approved the transactions contemplated by the Merger Agreement, and a 30-day post-approval waiting period for the Federal Reserve Board approval shall have expired without the filing of any motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transactions provided for pursuant to the Merger Agreement or to obtain substantial damages in respect of such transactions; (ii) the Registration Statement shall have been declared effective and no stop order suspending such effectiveness shall have been entered; (iii) no suit or other action seeking to enjoin the transactions contemplated by the Merger Agreement shall have been filed that either party believes, in good faith and with the written advice of counsel, makes it undesirable or inadvisable to consummate the Merger, (iv) there shall have been no material adverse change in the business, income, operations, assets, liabilities, financial condition or prospects of Beach One and the Beach Bank, on the one hand, or NTC on the other hand, between the date of the Merger Agreement and the Effective Date; and (v) certain opinions, comfort letters and closing documents customarily delivered in connection with such transactions shall have been received. See "Regulatory Approvals," "Waiver and Amendment" and "Termination." Under certain circumstances and subject to the receipt of Federal Reserve Board approval of a request by NTC to shorten the statutory waiting period, the parties may agree to waive the 30-day post-approval waiting period provided for in the Merger Agreement and consummate the Merger before the expiration of such 30-day period, but in no event earlier than 15 days following receipt of Federal Reserve Board approval. See "Regulatory Approvals."


        The obligation of NTC to consummate the Merger is further subject to the satisfaction (or waiver) of the following additional conditions: (i) the terms and conditions of the approvals received from the Federal Reserve Board and the Florida Department of Banking shall be satisfactory to NTC; (ii) the holders of not more than 7.5% of the shares of Beach One Common Stock shall have exercised dissenters' rights with respect to their shares; (iii) as of the last day of the month preceding the Effective Date, (a) shareholders' equity in Beach One shall have been not less than $21,685,000, (b) the sum of the capital, surplus and undivided profits of the Beach Bank shall have been not less than $21,662,000 and (c) the Beach Bank's reserve for loan losses shall have been not less than 1% of the Beach Bank's net loans; and (iv) NTC shall have received a letter from Arthur Andersen LLP approving the accounting treatment of the Merger as a
"pooling of interests."   The obligation of Beach One to consummate the Merger
is further subject to the satisfaction (or waiver) of the condition that, as of the last day of the month preceding the Effective Date, stockholders' equity in NTC shall not have been less than $1,115,700,000.

        Each party's obligation to effect the Merger is also subject, unless waived, to (i) the absence of any material breach by the other party in the performance of its obligations under the Merger Agreement and (ii) the continued accuracy, on the Effective Date, of the representations and warranties of the other party contained in the Merger Agreement. Such representations and warranties relate, among other things, to the organization and capitalization of NTC, Beach One and the Beach Bank, the authorization and enforceability of the Merger Agreement, the financial statements of NTC and Beach One and certain documents filed by NTC with the Commission, the operations of NTC and Beach One since the date of the most recent balance sheet of each company, and, with respect to Beach One, compliance with laws, litigation, the absence of undisclosed liabilities, taxes, properties and assets, and the absence of certain adverse changes or events.

        On October 13, 1994, the Florida Department of Banking issued a certificate of approval authorizing the change of control of the Beach Bank to be effected by the Merger. See "Regulatory Approvals." No assurance can be given as to when or if all of the remaining conditions precedent to the Merger can or will be satisfied or waived by the party permitted to waive such conditions.

CONDUCT OF BUSINESS PENDING THE MERGER


        Under the Merger Agreement, Beach One has agreed to conduct its business, and to cause the Beach Bank to conduct its business, in the ordinary course consistent with past practice pending the Merger. Beach One has agreed to use its best efforts to preserve its reputation and relationship with suppliers, clients, customers, employees and others with which it or the Beach Bank has business relationships. In addition, Beach One has agreed that, between the date of the Merger Agreement and the Effective Date, without the prior written consent of NTC, (i) no change shall be made in the articles of incorporation or by-laws of Beach One or the Beach Bank; (ii) no change shall be made in the capitalization of Beach One or the Beach Bank or in the number of issued and outstanding shares of Beach One or the Beach Bank; (iii) subject to certain specified exceptions, the compensation of officers or key employees of Beach One and the Beach Bank shall not be increased; (iv) no loans, or renewals or restructurings of loans, in the amount of $300,000 or more shall be made by the Beach Bank except in the ordinary course of business and consistent with prudent banking practices and policies and applicable rules and regulations of regulatory authorities; (v) no dividends or other distributions shall be declared or paid by Beach One or the Beach Bank (other than the cash dividends in the aggregate amount of $1,062,500 which have already been paid in 1994 by the Beach Bank to Beach One and by Beach One to its shareholders); (vi) no significant changes shall be made in the general nature of the business conducted by Beach One or the Beach Bank; (vii) no employment, consulting, or other similar agreements shall be entered into by Beach One or the Beach Bank that are not terminable by Beach One or the Beach Bank on 30 days' notice or less without penalty or obligation; (viii) neither Beach One nor the Beach Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan (as defined in the Merger Agreement) or merger of any Benefit Plan into another plan or trust; (ix) Beach One and the Beach Bank shall file all tax returns in a timely manner and shall not make any application for, or consent to, any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;
(x) neither Beach One nor the Beach Bank shall make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $25,000; (xi) neither Beach One nor the Beach Bank shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course consistent with prudent banking and fiduciary practices; (xii) neither Beach One nor the Beach Bank shall do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Beach One or the Beach Bank is a party or by which either Beach One or the Beach Bank is otherwise bound or under which the Beach Bank has agreed to act as a fiduciary or otherwise exercise fiduciary powers; (xiii) the Beach Bank shall not engage or agree to engage in any "covered transaction" within the meanings of Sections 23A or 23B of the Federal Reserve Act; (xiv) the Beach Bank shall only purchase or invest in obligations of the government of the United States or state or local governments having maturities of not more than five years and with a rating of A or better by Moody's Investors Service or by

Standard & Poor's; (xv) no changes of a material nature shall be made in Beach One's or the Beach Bank's accounting procedures, methods, policies or practices or the manner in which Beach One or the Beach Bank maintains its records; and
(xvi) the Beach Bank shall not accept or renew any brokered deposits.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

        Beach One has also agreed that, prior to the Effective Date, it will not
(i) offer or sell, or negotiate with or entertain any proposals from any other person for any such offer or sale of, any shares of the capital stock of Beach One or the Beach Bank or (ii) negotiate with or entertain any proposals from any other person for any other transaction wherein the business or substantially all of the properties of Beach One or the Beach Bank would be acquired by any party other than NTC or a subsidiary of NTC, except (A) upon termination of the Merger Agreement in accordance with its terms, (B) with the prior written consent of NTC, (C) pursuant to a written direction from any regulatory authority or (D) upon the receipt of an unsolicited offer from a third party where the Board of Directors of Beach One believes that its fiduciary duties require it to enter into discussions with such party.

WAIVER AND AMENDMENT

        Prior to or on the Effective Date, any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger, may be waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof. The Merger Agreement provides that the parties may amend or modify the Merger Agreement by mutual agreement in writing. Under Section 607.1103 of the FBCA, however, any amendment to the Merger Agreement made after its adoption by the holders of the Beach One Common Stock may not (i) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of the Beach One Common Stock or (ii) change any other terms or conditions of the Merger Agreement if such change would adversely affect Beach One or the holders of any class or series of stock of Beach One.

TERMINATION


        The Merger Agreement may be terminated (i) at any time by written agreement among the parties thereto, (ii) by either NTC or Beach One if (A) the Merger has not occurred by March 31, 1995 (or such later date agreed to by the boards of directors of NTC and the Company) or (B) NTC and NT-Florida shall have failed to obtain the requisite approvals of the Federal Reserve Board or the Florida Department of Banking, (iii) by either party, if the other party has breached the Merger Agreement in any material respect, (iv) by Beach One, if the Board of Directors of Beach One determines that its fiduciary duties require it to accept an unsolicited Acquisition Offer (defined as any proposed transaction or series of transactions involving or affecting Beach One or the Beach Bank, or the securities or assets of either, that, if effected, would constitute an acquisition of control of either Beach One or the Beach Bank within the meaning of USCA (S) 1817(j) and the regulations of the Federal Reserve Board thereunder, disregarding certain specified exceptions) or by NTC, if such an Acquisition Offer is accepted by Beach One or consummated, (v) by Beach One, if the Closing Date Value of the NTC Common Stock is less than $33 per share, and (vi) by NTC, if the Closing Date Value of the NTC Common Stock is greater than $48 per share. Notwithstanding the provisions of the preceding sentence,

Beach One will not have the right to terminate the Merger Agreement pursuant to clause (v) of the preceding sentence if NTC agrees, in writing, to increase the maximum number of shares of NTC Common Stock issuable in the Merger from 1,701,515 to that number which shall have a market value of $56,150,000, and NTC will not have the right to terminate the Merger Agreement pursuant to clause
(vi) of the preceding sentence if Beach One agrees, in writing, to reduce the minimum number of shares of NTC Common Stock issuable in the Merger from 1,169,791 to that number which shall have a market value of $56,150,000, in each case, determined on the basis of the Closing Date Value.

        Termination of the Merger Agreement pursuant to its terms will not serve to relieve a party of responsibility or obligation, if any, for breaches of the Merger Agreement occurring prior to such termination, nor shall any termination affect any rights accrued prior to such termination or any rights of NTC under the Stock Option Agreement. If, however, the Merger is not consummated as the result of a material breach of any representation or warranty made by Beach One and Beach One demonstrates that it did not know, and in the exercise of reasonable diligence, should not have known, that such representation or warranty was untrue at the time it was made, NTC's only remedy shall be to terminate the Merger Agreement.

EXPENSES

        The Merger Agreement provides that each of the parties will bear its own costs and expenses incurred in connection with the consummation of the Merger. Notwithstanding the foregoing, however, (i) if NTC terminates the Merger Agreement as the result of a material breach of the Merger Agreement by Beach One (other than as the result of a material breach of any representation or warranty made by Beach One with respect to which Beach One demonstrates that it did not know, and in the exercise of reasonable diligence, should not have known that such representation or warranty was untrue at the time it was made), Beach One shall reimburse NTC for its out-of-pocket expenses (including reasonable fees of professionals) in an amount not to exceed $500,000; (ii) if Beach One terminates the Merger Agreement as the result of a material breach of the Merger Agreement by NTC, NTC shall reimburse Beach One for its out-of-pocket expenses (including reasonable fees of professionals) in an amount not to exceed $300,000; (iii) if Beach One terminates the Merger Agreement upon a determination by its Board of Directors that their fiduciary duties require them to accept an unsolicited Acquisition Offer (as defined above) or NTC terminates the Merger Agreement if an Acquisition Offer is accepted by Beach One or consummated, Beach One shall pay NTC $500,000 to compensate NTC for its out-of-pocket expenses and time and effort in connection with the Merger Agreement, and
(iv) if Beach One or NTC terminates the Merger Agreement because NTC and NT-Florida have failed to obtain the requisite approvals of the Federal Reserve Board and the Florida Department of Banking, in each case by reason of factors pertaining to NTC, NTC shall pay Beach One $300,000 to compensate Beach One for its out-of-pocket expenses and time and effort in connection with the Merger Agreement.

REGULATORY APPROVALS

        The Merger is subject to prior approval by the Federal Reserve Board under Sections 3(a)(3) and 3(a)(5) of the BHCA and by the Florida Department of Banking under Section 658.28 of the Florida Banking Code. NTC and NT-Florida filed an application with the Federal Reserve Board for such approval on April 1, 1994, and the Federal Reserve Board accepted the application for consideration on June 21, 1994. The Florida Department of Banking has approved the Merger, as more fully described below.

        FEDERAL RESERVE BOARD APPROVAL. Under Section 3 of the BHCA, the Federal Reserve Board must withhold approval of the Merger if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographic area. In addition, the Federal Reserve Board may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effects of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial and managerial resources and future prospects of NTC's banking subsidiaries following the transactions contemplated by the Merger Agreement, as well as the compliance records of such banking subsidiaries under the Community Reinvestment Act. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality.

        In late November, 1993, the U.S. Department of Justice informed NTC that the Department is investigating the mortgage lending practices of NTC's Illinois banking subsidiaries as part of its responsibility to investigate possible discrimination on the basis of race or national origin under the Equal Credit Opportunity Act and the Fair Housing Act. The investigation is still pending. NTC cannot predict what effect, if any, the pendency of such investigation may have on the nature and timing of the Federal Reserve Board's decision whether or not to approve NTC's application to acquire Beach One and the Beach Bank.

        The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Under the BHCA, the Merger may not be consummated until the 30th day after the date of approval by the Federal Reserve Board, during which time the United States Department of Justice or others may challenge the Merger on antitrust grounds. The Federal Reserve Board may, however, shorten the post-approval waiting period to a period of not less than 15 days, provided that it has not received any adverse comments on the Merger, on antitrust grounds, from the United States Department of Justice and the United States Department of Justice consents to such a shortening of the post-approval waiting period. Depending upon the timing of Federal Reserve Board approval of the Merger, NTC may request such a shortening of the post-approval waiting period. There can be no assurances, however, that NTC's request will be granted. In the event that the Federal Reserve Board agrees to such a shortening of the post-approval waiting period, the Merger could take place sooner than 30 days following receipt of Federal Reserve Board approval, provided that the parties also waive the 30-day post-approval waiting period provided for in the Merger Agreement. See "Conditions to the Merger."

        FLORIDA DEPARTMENT OF BANKING. On October 13, 1994, the Florida Department of Banking issued a certificate of approval authorizing the proposed change of control of the Beach Bank to be effected by the Merger, subject to the receipt of the approval of the Federal Reserve Board and certain other customary conditions. The certificate of approval will expire on April 13, 1995, unless a request for an extension has been granted by the Florida Department of Banking prior to that date.

        The Merger Agreement provides that the obligation of each of NTC and Beach One to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board. NTC's obligation to consummate the Merger is also subject to the receipt of such approvals on such terms, and subject to such conditions, as are satisfactory to NTC. See "Conditions to the Merger," "Waiver and Amendment" and "Termination." There can be no assurance that the Federal Reserve Board will approve NTC's application to acquire Beach One, and, if such approval is received, there can be no assurance as to the date of such approval, that such approval will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, or, if such a challenge is made, the result thereof.

ACCOUNTING TREATMENT

        Consummation of the Merger is conditioned upon the receipt by NTC of a letter from Arthur Andersen LLP, NTC's independent public accountants, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement.

        Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of NTC and Beach One will be combined on the Effective Date and carried forward at their previously recorded amounts, the stockholders' equity account of NTC and the shareholders' equity account of Beach One will be combined on NTC's consolidated balance sheet and no goodwill or other intangible assets will be created.

        The unaudited pro forma per share information contained in this Proxy Statement-Prospectus has been prepared based upon the use of the pooling-of-interests accounting method to account for the Merger. See "SUMMARY--Historical and Pro Forma Comparative Per Share Data."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a discussion of certain federal income tax consequences of the Merger. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the approval of the Merger. The discussion is based on the current provisions of the Code, regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

        Beach One will be advised by and receive an opinion from the law firm of Shutts & Bowen that, for federal income tax purposes:

        (a) the Merger will constitute a "reorganization' within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and each of NTC, NT-Florida and Beach One will be a party to a reorganization within the meaning of
Section 368(b) of the Code.

        (b) No gain or loss will be recognized by Beach One upon the transfer of its assets to, and the assumption of its liabilities by, NT-Florida in the Merger.

        (c) No gain or loss will be recognized by the shareholders of Beach One upon the receipt solely of NTC Common Stock in the Merger in exchange for their shares of Beach One Common Stock.

        (d) Each Beach One shareholder's aggregate tax basis in the shares of NTC Common Stock received in the Merger will be the same as such shareholder's aggregate tax basis in the shares of Beach One Common Stock surrendered in exchange therefor.

        (e) Each Beach One shareholder's holding period in respect of the shares of NTC Common Stock received in the Merger will include such shareholder's holding period in respect of the shares of Beach One Common Stock surrendered in exchange therefor, provided that such shares of Beach One Common Stock shall have been held by such shareholder as capital assets at the time of the Merger.

        (f) The payment of cash to shareholders of Beach One in lieu of fractional shares of NTC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NTC. These cash payments will be treated as having been received as a distribution in redemption of the fractional shares subject to the conditions and limitations of
Section 302 of the Code. If a fractional share of NTC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

        (g) A Beach One shareholder who perfects such shareholder's statutory right to dissent from the Merger and who receives solely cash in exchange for Beach One Common Stock will be treated as having received such cash payment as a distribution in redemption of such shareholder's shares of Beach One Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former Beach One shareholder does not actually or constructively own any Beach One Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment for the Beach One Common Stock redeemed.

        THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. SHAREHOLDERS OF BEACH ONE ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF OWNERSHIP OF NTC COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

RESALES OF NTC COMMON STOCK ISSUED IN THE MERGER

        Shareholders of Beach One who are not "affiliates" of Beach One (as such term is defined under the Securities Act) may resell NTC Common Stock acquired by them in connection with the Merger without restriction.

        As required by the Merger Agreement, each person who may be deemed to be an "affiliate" of Beach One has executed and delivered to NTC a letter agreement (an "Affiliate Letter") which provides, among other things, that such affiliate will not sell, transfer, or otherwise dispose of any NTC Common Stock to be received by such affiliate pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder. The NTC Common Stock held by affiliates of Beach One who do not become affiliates of NTC after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits NTC Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of NTC Common Stock or the average weekly trading volume in NTC Common Stock reported on Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about NTC. The restrictions on sales will cease to apply under most circumstances once the former Beach One affiliate has held the NTC Common Stock for at least two years. NTC Common Stock held by affiliates of Beach One who become affiliates of NTC will be subject to additional restrictions on the ability of such persons to sell such shares.

        Each Affiliate Letter also provides that, notwithstanding the permissible sales of stock described above, each affiliate of Beach One may not sell or in any other way reduce his or her risk relative to, any shares of Beach One Common Stock or of NTC Common Stock during the period commencing 30 days prior to the Effective Date and ending on the date on which financial results covering at least 30 days of post-Merger combined operations of NTC and Beach One have been published.

NASDAQ REPORTING OF NTC COMMON STOCK ISSUED IN THE MERGER

        Sales of the NTC Common Stock to be issued in the Merger in exchange for Beach One Common Stock will be reported on Nasdaq.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

        At the request of NTC, each of the Option Shareholders has entered into a Stock Option Agreement under which the Option Shareholders have granted to NTC an option to acquire, under certain circumstances, an aggregate of 5,342 shares or 27.1% of the outstanding shares of Beach One Common Stock. If the options become exercisable, NTC will have the right to acquire such shares for the same consideration payable to the shareholders of Beach One under the Merger

Agreement except that the closing date for the exercise of the options granted under the Stock Option Agreement shall be used in lieu of the Effective Date for purposes of calculating the Closing Date Value. Such consideration is to be paid in shares of NTC Common Stock unless NTC elects to pay some or all of the purchase price in cash.

        NTC has the right to exercise any or all of the options granted under the Stock Option Agreement, in whole or in part, following (i) the termination of the Merger Agreement by Beach One upon a determination by its Board of Directors that their fiduciary duties require them to accept an unsolicited Acquisition Offer (as defined above and in the Merger Agreement) from a third party, (ii) the termination of the Merger Agreement by NTC if an unsolicited Acquisition Offer is accepted by Beach One or consummated, or (iii) the failure or refusal of Beach One to perform its obligations, in a material respect, under the Merger Agreement, in each case, following the occurrence of certain events after December 20, 1993. Such events consist of the following: (i) a tender or exchange offer for 20% or more of the then outstanding Beach One Common Stock shall have been made or publicly proposed to be made by another person or (ii) it shall have been publicly disclosed or NTC shall have learned that (A) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act shall have acquired, or proposes to acquire, more than 10 percent of any class or series of capital stock of Beach One, or shall have been granted any option or right, conditional or otherwise, to acquire more than 10 percent of any class or series of capital stock of Beach One, (B) any group (excluding present shareholders) shall have been formed which beneficially owns more than 10% of any class or series of capital stock of Beach One, or (C) any person, entity or group shall have made a proposal with respect to a tender offer or exchange offer for 20% or more of the then outstanding Beach One Common Stock or the then outstanding capital stock of the Beach Bank, or with respect to a merger, consolidation or other business combination with or involving Beach One or the Beach Bank or any other acquisition of a majority of the assets of Beach One or the Beach Bank. The acquisition of shares of Beach One Common Stock pursuant to the exercise of the options granted under the Stock Option Agreement would be subject to prior regulatory approvals under certain circumstances.

        Under the terms of the Stock Option Agreement, each of the Option Shareholders has also agreed to vote (or to cause the record owner to vote) the shares of Beach One Common Stock owned by such Option Shareholder in favor of the Merger and the Merger Agreement and against any matter preventing or making it more difficult to effect the Merger. Each of the Option Shareholders has further agreed not to sell, transfer or encumber any shares of Beach One Common Stock of such Option Shareholder which are subject to the Stock Option Agreement prior to the termination of the Stock Option Agreement.

        The Stock Option Agreement, together with Beach One's agreement not to negotiate or entertain any proposals for the offer or sale of Beach One or the Beach Bank to another party (see "THE MERGER--Commitments with Respect to Other Offers"), has the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant interest in Beach One from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Beach One Common Stock than the price per share to be paid by NTC in the Merger. The options granted to NTC under the Stock Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire Beach One or the Beach Bank. The possibility that NTC might exercise the options, and thus acquire a substantial block of Beach One Common Stock, would most likely deter offers from other bidders interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        By letter dated July 1, 1994, NTC advised John K. Moore, the Chairman of the Board and Chief Executive Officer of Beach One and the Beach Bank, that it intends to retain him as a full-time, senior executive of the Beach Bank for a three-year period following consummation of the Merger. Mr. Moore will continue to serve as Chairman of the Beach Bank until such time as NTC determines that a change in title may be appropriate as part of its transition planning and will be entitled to receive, during the period of his employment, a salary of $135,000 per year, subject to annual cost of living adjustments, bonuses in accordance with the Beach Bank's existing practices, reimbursement of car expenses and all other employee benefits which are generally provided to other senior executives of the Beach Bank from time to time. Under the terms of the Merger Agreement, Mr. Moore will also be appointed a director of NT-Florida, upon consummation of the Merger.

        In the event that, during such three-year period, Mr. Moore's employment with the Beach Bank is terminated by NTC for any reason other than "cause" or if Mr. Moore terminates his employment for "good reason," Mr. Moore shall also be entitled to receive the lesser of $100,000 or the base salary he would have received during the remainder of the three-year term of his employment. "Cause" is defined as Mr. Moore's (i) inability to perform his duties due to disability,
(ii) continued failure to perform his duties after NTC has given him reasonable notice of, and opportunity to cure, the failure, or (iii) willful misconduct by Mr. Moore that is materially injurious to the Beach Bank. "Good reason" is defined as (i) the failure of NTC or the Beach Bank to perform its obligations to Mr. Moore, after Mr. Moore has given NTC reasonable notice of, and opportunity to cure, the failure, or (ii) a material reduction by NTC in Mr. Moore's title, authority or duties, without Mr. Moore's consent.

        NTC has also agreed to honor the obligations of the Beach Bank under the Salary Continuation Agreement, dated December 15, 1981, among the Beach Bank, John K. Moore and W. Harold Hicks (the "Salary Continuation Agreement"), pursuant to which certain payments are to be made to Mr. Moore and Mr. Hicks upon their retirement or the termination of their employment with the Beach Bank as the result of total disability. Under the terms of the Salary Continuation Agreement, Mr. Moore and Mr. Hicks are each entitled to receive $2,500 per month for a period of 15 years following their retirement at age 65 from positions with the Beach Bank. If Mr. Moore or Mr. Hicks retire before the fiscal year in which they reach age 65, such benefits are to be reduced by 5% for each year by which their age, at retirement, is less than 65. In the event that either such executive should die during the period in which he is receiving such retirement benefits, the Beach Bank is obligated to pay such executive's beneficiary the payments which would have been made to the executive had he lived for the balance of such 15-year period.

        Under the terms of the Salary Continuation Agreement, Mr. Moore and Mr. Hicks are also entitled to receive $3,125.11 per month for a period of 10 years if either should become totally disabled prior to his retirement from the Beach Bank. In the event that either such executive should die during the period in which he is receiving such disability benefits, the Beach Bank is obligated to pay such executive's beneficiary the payments which would have been made to the executive had he lived for the balance of such 10-year period. In the event that either Mr. Moore or Mr. Hicks should die prior to his retirement or the termination of his employment as a result of total disability, the Beach Bank will pay Mr. Moore's or Mr. Hick's named beneficiary, as applicable, $3,125.11 per month for a period of 10 years following his death.

        In the event that Mr. Moore or Mr. Hicks, directly or indirectly, accepts employment with, renders service, assistance or advice to, or allows his name to be used by any competitor of the Beach Bank without the prior approval of the Board of Directors of the Beach Bank, such executive shall not be entitled to any payments under the Salary Continuation Agreement. A determination by the Board of Directors of the Beach Bank that either such executive has engaged in any such activities shall be binding on such executive.

        By letter dated December 21, 1993, NTC has also agreed that it will either (i) cause the Beach Bank to maintain its existing employee pension plan, with the level of benefits and other terms and conditions presently reflected in the plan, for a period of at least 18 months following the Closing, or (ii) if NTC elects to make changes to the plan, such as merging the plan with one of NTC's plans, NTC will assure that all employees of the Beach Bank who retire during such 18-month period following the Closing will receive a level of benefits no less than they would have been entitled to receive under the Beach Bank's employee pension plan. NTC has also agreed that if it decides, at any time, to merge the Beach Bank's employee pension plan with one of NTC's plans, employees of the Beach Bank will be given credit under the NTC plan for their prior service to the Beach Bank. Mr. Hicks is eligible and currently expects to retire from the Beach Bank during the 18-month period covered by NTC's letter.


                         DISSENTERS' RIGHTS OF HOLDERS
                           OF BEACH ONE COMMON STOCK

        Holders of Beach One Common Stock as of the Record Date are entitled to dissenters' rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are attached hereto as Appendix D to this Proxy Statement-Prospectus. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the FBCA and is qualified in its entirety by reference to Appendix D.

        Under the FBCA, any holder of Beach One Common Stock as of the Record Date who follows the procedures set forth in Section 607.1320 will be entitled to receive an offer from Beach One to pay the dissenting shareholder an amount estimated by Beach One to be the "fair value" for such shareholder's shares. "Fair value" is defined under the FBCA as the value of the dissenter's shares as of the close of business on the day prior to the date the merger is approved by the corporation's shareholders, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
Any shareholder who wishes to exercise dissenters' rights, or who wishes to preserve his or her right to do so, should review the following discussion and Appendix D carefully because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights under the FBCA. A person having a beneficial interest in Beach One Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such dissenters' rights as the beneficial owner may have.

        A Beach One shareholder wishing to exercise dissenters' rights must deliver to Beach One, before the vote of holders of Beach One Common Stock on the Merger Agreement at the Special Meeting, a written notice of intent ("Notice of Intent") to demand payment for his or her shares. Such shareholder must not vote in favor of approval of the Merger Agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger Agreement, a Beach One shareholder who votes by proxy and who wishes to exercise dissenters' rights must either (i) vote against the Merger Agreement, or (ii) abstain from voting with respect to the Merger Agreement. A vote against approval of the Merger Agreement will not, in and of itself, constitute a written demand for dissenters' rights satisfying the requirements of Section 607.1320.

        Any Notice of Intent should be addressed to Beach One Financial Services, Inc., 755 Beachland Boulevard, Vero Beach, Florida 32963, Attention:
Assistant Secretary, and should be executed by, or on behalf of, the holder of record. The Notice of Intent must reasonably inform Beach One of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and demanding payment for his or her shares if the Merger is consummated.

        Under Section 607.1320, Beach One must provide written notification (a "Notice of Approval"), within 10 days after shareholder approval of the Merger Agreement, of such shareholder approval to each shareholder who gave Beach One a Notice of Intent. Within twenty days after the Notice of Approval is given by Beach One, the dissenting shareholder must file with Beach One a written notice of election to dissent ("Notice of Election to Dissent") and deposit his or her certificates evidencing shares of Beach One Common Stock with Beach One simultaneously with the filing of the Notice of Election to Dissent. Upon filing a Notice of Election to Dissent, a shareholder shall thereafter be entitled only to payment as provided by Section 607.1320 and shall not be entitled to vote or to exercise any other rights of a shareholder. A Notice of Election to Dissent may be withdrawn in writing by a dissenting shareholder at any time before Beach One has made an offer to pay for the shares of the shareholder.

        Within 10 days after the expiration of the period in which shareholders may file their Notice of Election to Dissent or within 10 days after consummation of the Merger, whichever is later, but in no event more than 90 days after the date the Beach One shareholders approve the Merger Agreement, Beach One must make a written offer to each dissenting stockholder who has filed a Notice of Election to Dissent to pay an amount that Beach One estimates to be the "fair value" of the shares. If the dissenting shareholder accepts Beach One's offer, payment must be made within 90 days after the offer was made or consummation of the Merger, whichever occurs later. If Beach One fails to make the offer or if the dissenting shareholder does not accept the offer within 30 days after the offer is made, then Beach One, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after consummation of the Merger, must bring an action in a court of competent jurisdiction in Indian River County, Florida, requesting that the "fair value" of the shares be determined, together with a fair rate of interest, as determined by the court. If Beach One fails to bring such an action, any dissenting shareholder may do so on behalf of Beach One.

        The costs and expenses of any such action shall be determined by the court and shall be assessed against Beach One, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the action, and to whom Beach One has made an offer to pay for the shares, if the court finds that such shareholders' failure to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, appraisers appointed by the court, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined by the court, materially exceeds the amount Beach One offered to pay therefor or if no offer was made, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the shareholder in the action.

        Beach One shareholders who are considering the assertion of dissenters' rights should be aware that the "fair value" of their shares of Beach One Common Stock as determined under the FBCA could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek dissenters' rights. NTC's obligation to consummate the Merger under the Merger Agreement is subject to the condition that not more than 7.5% of the shares of Beach One shall be subject to the exercise of dissenters' rights under the FBCA.

        Only a holder of record of Beach One Common Stock as of the Record Date is entitled to assert dissenters' rights for the shares of Beach One Common Stock registered in that holder's name. The demand for dissenters' rights should be executed by or on behalf of the holder of record fully and correctly, as his or her name appears on the stock certificates. If the shares of Beach One Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Beach One Common Stock are owned of record by more than one person, as by joint tenancy or in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares of Beach One Common Stock as nominee for several beneficial owners may exercise dissenters' rights with respect to the shares of Beach One Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Beach One Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Beach One Common Stock as to which dissenters' rights are sought. Where no number of shares of Beach One Common Stock is expressly mentioned, the demand will be presumed to be with respect to all shares of Beach One Common Stock held in the name of the record owners. Beach One shareholders who hold their shares of Beach One Common Stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for making a demand.

        If any Beach One shareholder who demands dissenters' rights with respect to his or her shares of Beach One Common Stock fails to perfect, or effectively withdraws or loses, the right to dissent, the shareholder's rights as a shareholder will be restored, and, if the Merger has been consummated, the shares of Beach One Common Stock of such shareholder will be converted into shares of NTC Common Stock in accordance with the terms of the Merger Agreement. A Beach One shareholder will fail to perfect, or effectively withdraw or lose, the right to dissent if such shareholder fails to deliver a Notice of Intent to Beach One prior to the vote on the Merger Agreement at the Special Meeting, votes for the approval of the Merger Agreement, fails to file a Notice of Election to Dissent with Beach One, or delivers to Beach One a written withdrawal of his or her Notice of Election to Dissent before an offer is made by Beach One under Section 607.1320. After such offer is made by Beach One, no Notice of Election to Dissent may be withdrawn except with the written consent of Beach One.

        Failure to follow the steps required by Sections 607.1301, 607.1302 and
607.1320 of the FBCA for perfecting dissenters' rights will result in the loss of such rights. Consequently, any Beach One shareholder who desires to exercise dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.


                        COMPARISON OF SHAREHOLDER RIGHTS

        NTC is incorporated under the laws of the State of Delaware, and Beach One is incorporated under the laws of the State of Florida. As a result, the rights of stockholders of NTC are governed by the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation of NTC (the "NTC Certificate") and the by-laws of NTC (the "NTC By-laws"), and the rights of shareholders of Beach One are governed by the FBCA and the Articles of Incorporation of Beach One (the "Beach One Articles") and the by-laws of Beach One (the "Beach One By-laws"). If the merger is consummated, the shareholders of Beach One will become stockholders of NTC. The following is a summary of the material differences between the rights of holders of Beach One Common Stock and the rights of holders of NTC Common Stock. These differences arise from differences between the DGCL and FBCA, as well as from differences between the corporate governing instruments of NTC and Beach One.

CAPITAL STOCK

        NTC. The NTC Certificate authorizes the issuance of 140,000,000 shares of NTC Common Stock, of which 54,162,085 were outstanding as of September 30, 1994, and 10,000,000 shares of preferred stock (the "NTC Preferred Stock"), of which 51,200 shares were outstanding as of September 30, 1994. As permitted by the DGCL, the NTC Certificate provides that any amendment to the NTC Certificate increasing or decreasing the authorized capital stock of any class or classes shall be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of NTC.

        The NTC Certificate authorizes the Board of Directors of NTC to issue, from time to time, one or more series of NTC Preferred Stock having such rights and preferences as the NTC Board of Directors may designate. Each of the currently outstanding series of NTC Preferred Stock has rights superior to the NTC Common Stock with respect to the payment of dividends and distributions upon the liquidation, dissolution or winding up of NTC.

        BEACH ONE. The Beach One Articles authorize the issuance of one million shares of capital stock in such classes and series and with such voting rights and preferences as the Beach One Board of Directors, in its sole discretion, shall determine. As of the date hereof, 19,740 shares of Beach One Common Stock are issued and outstanding. No shares of preferred stock or of any class of capital stock with rights superior to the Beach One Common Stock are issued and outstanding.

PREEMPTIVE RIGHTS

        NTC. Under the DGCL, no stockholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, such right is expressly granted to such stockholders by the corporation's certificate of incorporation. The NTC Certificate expressly provides that no stockholder shall have any preemptive right to subscribe to an additional issue of stock of any class or series or to any securities of NTC convertible into such stock.

        BEACH ONE. Under the FBCA, no shareholder has a preemptive right to acquire unissued or treasury shares of the corporation or securities convertible into such shares except, and to the extent, provided in the corporation's articles of incorporation. Section 8.1 of the Beach One Articles expressly provides that each holder of shares of any class or series of Beach One capital stock shall have preemptive or preferential rights of subscription to, or purchase of, a pro rata portion of any shares of such class or series, or any other class or series, of stock of Beach One, any obligations convertible into stock of Beach One which may be issued or sold, and any right of subscription to, or purchase of, any such shares, including, but not limited to, warrants or options for such shares. It is unclear whether such preemptive rights apply to the purchase of treasury shares. Although Section 8.1 of the Beach One Articles provides that such rights apply to any issuance of the corporation's stock, "regardless of whether or not such shares are unissued or held as treasury shares by the corporation," Section 4.3 of the Beach One Articles provides that shares of treasury stock held by Beach One "shall not be subject to any preemptive or preferential subscription rights of any person."

VOTING RIGHTS OF CAPITAL STOCK

        NTC. Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, each share of capital stock of a corporation is entitled to one vote. Whether or not the certificate of incorporation grants voting rights to a particular class of stock, under the DGCL, the holders of outstanding shares of a class of capital stock of a corporation are entitled to vote, as a class, on any amendment to the corporation's certificate of incorporation which would (i) increase or decrease the par value of the shares of such class, or (ii) alter the powers, preferences or special rights of the shares of such class so as to affect them adversely. Although the DGCL specifies the vote required for certain types of corporate action, the DGCL permits a corporation to require, in its certificate of incorporation, the vote of a larger portion of the stock, or of any class or series thereof, than is required under the DGCL.

        The NTC Certificate provides that holders of NTC Common Stock are entitled to one vote per share on all matters voted upon by the stockholders. Under the NTC Certificate, holders of shares of NTC Preferred Stock have no voting rights except in the following circumstances:

   (i) the holders of 66 2/3% of the NTC Preferred Stock must approve, as a class, any amendment to the NTC Certificate that would adversely affect the powers, preferences, rights or privileges of the NTC Preferred Stock (provided that, if such an amendment would adversely affect only one or more, but not all, series of NTC Preferred Stock, then the amendment need be approved by a 66 2/3% vote of only the series so affected);

   (ii) the holders of 66 2/3% of the NTC Preferred Stock must approve as a class the creation, authorization, or issuance of any shares of stock of NTC (or obligation or security convertible into or evidencing the right to purchase such shares) ranking prior to the NTC Preferred Stock as to dividends or upon liquidation, or any reclassification of authorized stock into such prior shares;

  (iii) in the event that at the time of any annual meeting of stockholders for the election of directors there shall exist a default in payment of a specified number of dividends (generally six quarterly dividends or dividends payable over at least 540 days), the number of directors on the NTC Board of Directors shall be increased by two, and the holders of NTC Preferred Stock, voting as a class and to the exclusion of the holders of NTC Common Stock, shall have the right to elect two directors to fill such vacancies to serve full terms, and such voting rights shall continue until there are no dividends in arrears upon the NTC Preferred Stock.

Currently, all outstanding shares of NTC Preferred Stock rank on a parity with one another as to dividends and upon liquidation and, accordingly, vote together as a class in the circumstances described above.

        The NTC Certificate also provides for cumulative voting of shares of NTC Common Stock in the election of directors. See "Cumulative Voting."

        BEACH ONE. Under the FBCA, unless a corporation's articles of incorporation provide otherwise, each share of capital stock of a corporation is entitled to one vote on each matter submitted to a vote of the shareholders.
The Beach One Articles do not provide otherwise. Although the FBCA specifies the vote required for certain types of corporate actions, the FBCA, like the DGCL, permits the articles of incorporation to require the vote or concurrence of a greater proportion of the shares, or of any class or series thereof, than is required under the FBCA.

BOARD OF DIRECTORS


        NTC. Under the NTC By-laws, the NTC Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined from time to time by the Board of Directors. The number of directors is currently fixed at 15. Directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their directors are duly elected and qualified.

        BEACH ONE. Under the Beach One Articles, the Beach One Board of Directors shall consist of not less than 5 nor more than 15 directors, with the exact number to be determined from time to time by resolution adopted by a majority of the entire Board. The number of directors is currently fixed at 9. The Beach One Articles further provide for a classified board. Under the Beach One Articles, the Board of Directors is to be divided into three classes as nearly equal in number as is possible, with the term of one such class expiring at each annual meeting. Directors elected at each annual meeting are elected for a term of office which will expire at the third annual meeting of Beach One's shareholders following such election, with each director to hold office until his or her successor shall have been duly elected and qualified. Notwithstanding the provisions of the first sentence of this paragraph, the Beach One Articles prohibit the Board of Directors from increasing or decreasing the number of directors by more than one director per class during any period between annual meetings of shareholders.

CUMULATIVE VOTING

        NTC. The NTC Certificate provides that holders of NTC's Common Stock have cumulative voting rights in the election of directors. Each stockholder is therefore entitled to as many votes as he or she would be entitled to cast with respect to his or her shares multiplied by the number of directors to be elected, and he or she may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

        BEACH ONE. The Beach One Articles do not provide for cumulative voting for directors. Thus, pursuant to the general provisions of the FBCA, each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, but may not cumulate his or her votes for directors. The Beach One Articles provide that directors shall be elected by a vote of more than 50% of the stock of Beach One entitled to vote.

REMOVAL OF DIRECTORS

        NTC. Under the DGCL, a director of a corporation which does not have a classified board may be removed, either with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors. In the case of a corporation (such as NTC) which has cumulative voting, however, unless the entire board is being removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

        BEACH ONE. Under the Beach One Articles, any director may be removed with or without cause at any time, but only by the affirmative vote of the holders of more than 80% of the stock of Beach One entitled to vote at any annual meeting or special meeting of Beach One called for that purpose.

FILLING OF VACANCIES ON THE BOARD OF DIRECTORS AND NEWLY CREATED DIRECTORSHIPS

        NTC. The NTC By-laws provide that any vacancy on the Board of Directors or newly created directorship may be filled by the vote of a majority of the remaining directors then in office, though less than a quorum. Any directors so appointed will serve until the next annual meeting of stockholders or until their successors are elected.

        BEACH ONE. Under the Beach One Articles, vacancies resulting from an increase in the size of the Board of Directors may be filled only by a vote of the majority of the entire board (excluding, for such purposes, any vacancy occurring as a result of the increase in the number of directors but including all other vacancies). Any director appointed to fill such a vacancy shall serve only until the next annual meeting of shareholders. The Board shall determine the class in which the newly created directorship is to be added prior to such annual meeting. The FBCA requires, however, that any increase in the number of directors be so apportioned among the classes as to make all classes as nearly equal in number as possible. Any vacancy occurring other than as a result of an increase in the number of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Although the Beach One Articles provide that any director so elected will serve out the unexpired term of the class of his or her predecessor, under the FBCA, such a director may serve only until the next election of directors by the shareholders.

CALL OF SPECIAL MEETINGS OF SHAREHOLDERS

        NTC. The NTC Bylaws provide that a special meeting of the stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, or a Vice Chairman, and shall be called upon request in writing from the holders of at least one-third of the issued and outstanding shares of capital stock of NTC entitled to vote at such meeting.

        BEACH ONE. The Beach One By-laws provide that special meetings of the shareholders shall be held when called by the President or the Board of Directors, or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting.

DURATION OF PROXIES

        NTC. Under the DGCL, proxies are valid for no more than three years unless otherwise specified therein.

        BEACH ONE. Under the FBCA, proxies are valid for an eleven-month period unless a longer period is expressly provided for in the appointment form.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

        NTC. Under the DGCL, unless the certificate of incorporation imposes a higher voting requirement, the approval of the holders of a majority of the stock entitled to vote thereon, and a majority of each class entitled to vote as a class, is required in order to amend any provision of a corporation's certificate of incorporation. The NTC Certificate does not impose any higher voting requirement with respect to the approval of the holders of the NTC Common Stock. For a description of the types of amendments on which holders of the NTC Preferred Stock are entitled to vote as a class and the specific vote required, see "Voting Rights of Capital Stock -- NTC," above.

        BEACH ONE. The FBCA and the Beach One Articles both provide that the Beach One Articles may be amended by the affirmative vote of the holders of a majority of the shares entitled to vote thereon; provided, however, that, under the Beach One Articles, the affirmative vote of the holders of 80% of the shares of capital stock entitled to vote thereon is required to amend (i) Article X of the Beach One Articles, governing certain matters relating to the Board of Directors, including the classification and removal of directors and the filling of vacancies on the Board, and (ii) Article XV of the Beach One Articles, governing "Covered Transactions." See "Certain Business Combinations -- Beach One."

AMENDMENTS TO BY-LAWS

        NTC. The NTC By-laws provide that the Board of Directors may alter, amend, repeal and adopt new by-laws by the affirmative vote of a majority of the members of the Board. The stockholders also retain the right to adopt, amend, or repeal the NTC By-laws under the DGCL.

        BEACH ONE. Under the FBCA, the board of directors may amend or repeal a corporation's by-laws unless the articles of incorporation or the FBCA reserves this power exclusively to the shareholders. Although the Beach One Articles provide that the entire authority to adopt, amend, or repeal by-laws is vested in the Board of Directors and that the Beach One By-laws may not be adopted, amended, or repealed at any shareholders' meeting or by any other form of shareholders' action, under the FBCA, a corporation's shareholders retain the right to amend or repeal the corporation's by-laws even though the by-laws may also be amended by the board of directors. Beach One's Board of Directors may adopt, amend, or repeal the Beach One By-laws only by a majority vote of the entire Board.

CERTAIN BUSINESS COMBINATIONS.

        NTC. Under the DGCL and subject to certain limited exceptions, the approval of the holders of a majority of the stock entitled to vote thereon is required for any merger or consolidation of NTC with another corporation or the sale, lease or exchange of all or substantially all of NTC's assets. The NTC Certificate does not impose any higher voting requirements for the approval of such actions.

        Section 203 of the DGCL ("Section 203") also restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock (together with the affiliates or associates of that person, an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person became an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

        The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date the stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby the stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors and certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves
(a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

        Section 203 applies automatically to Delaware corporations (other than corporations which do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation with a registered national securities association, or held of record by more than 2,000 shareholders) unless the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or the corporation has amended its certificate of incorporation or by-laws in accordance with Section 203 to provide that the corporation will not be governed by Section 203. NTC has not adopted any such amendment to its certificate or by-laws, and Section 203 accordingly applies to NTC.

        NTC has also adopted a Preferred Stock Purchase Rights plan which has certain anti-takeover effects. See "Preferred Stock Purchase Rights," below.

        BEACH ONE. Under the FBCA and subject to certain limited exceptions (not applicable to the Merger), any merger or consolidation of Beach One with another corporation or the sale, lease or exchange of all or substantially all of Beach One's assets requires the approval of a majority of the shares entitled to vote thereon. The Beach One Articles further provide that, in addition to any vote required by the FBCA and subject to the exceptions set forth below, any "Covered Transaction" must be approved by the affirmative vote of the holders of more than 80% of the issued and outstanding shares of Beach One capital stock.
A "Covered Transaction" is defined as (i) any consolidation or merger of Beach One or any of its subsidiaries with an "Interested Person," defined as a beneficial owner of 10% or more of the capital stock of Beach One or any associate or affiliate of such a person, (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all or any material part of the assets of Beach One or any of its subsidiaries to an Interested Person, (iii) any issuance or transfer by Beach One of any of its securities to an Interested Person, (iv) any reclassification, recapitalization, redemption or other transaction designed to decrease or having the effect of decreasing the number of shareholders of Beach One other than the Interested Shareholder, (v) the dissolution of Beach One and transfer of all or any material part of the assets of Beach One or any of its subsidiaries to an Interested Person, or (vi) any substantial change in the method of conducting, or the nature, of the business of Beach One or any of its subsidiaries brought about by an Interested Person.

        The 80% voting requirement does not apply, however, to a Covered Transaction (i) with respect to which the Beach One Board of Directors has approved a memorandum of understanding prior to the time that the Interested Person became an Interested Person, or (ii) which is approved by more than 80% of the entire Beach One Board of Directors prior to its consummation, provided that a majority of the directors voting for the approval of the Covered Transaction constitute "Disinterested Directors." A "Disinterested Director" is defined as any director who (i) is not an Interested Person or a party to the Covered Transaction, and (ii) was a director prior to the time that the Interested Person first became an Interested Person. Beach One's Board of Directors has determined that the Merger Agreement and the Stock Option Agreement constitute a "memorandum of understanding" for purposes of the provision of Beach One's Articles governing Covered Transactions and has approved such "memorandum of understanding" for the purposes of such provision.

        Section 607.0901 of FBCA ("Section 607.0901") requires that, in addition to any vote required by the FBCA and the corporation's articles of incorporation and subject to the exceptions described below, any "Affiliated Transaction" between a Florida corporation and any beneficial owner of 10% or more of the corporation's voting shares, including shares held by any associate or affiliate of such a person (an "Interested Shareholder"), be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation's stock, excluding for such purposes any shares held by the Interested Shareholder. An "Affiliated Transaction" is defined as (i) any merger or consolidation of the corporation or any of its subsidiaries with an Interested Shareholder or an associate or affiliate of an Interested Shareholder, (ii) any sale, lease, exchange or other disposition of assets of the corporation to an Interested Shareholder or an associate or affiliate of an Interested Shareholder, having an aggregate market value equal to 5% or more of the consolidated assets of the corporation or 5% or more of the aggregate market value of all of the outstanding shares of the corporation, or representing 5% or more of the earning power or net income of the corporation, (iii) the issuance or transfer to the Interested Shareholder or an associate or affiliate of the Interested Shareholder, by the corporation, of shares of the corporation or any of its subsidiaries which have an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation,
(iv) the adoption of any plan of liquidation or dissolution of the corporation proposed by, or pursuant to an agreement, arrangement or understanding with, the Interested Shareholder or any associate or affiliate of the Interested Shareholder, (v) any reclassification, recapitalization or other transaction which has the effect of increasing by more than 5% the percentage of outstanding voting shares of the corporation or any subsidiary of the corporation beneficially owned by the Interested Shareholder, or (vi) any receipt by the Interested Shareholder or any associate or affiliate of the Interested Shareholder of the benefit of any loans or other types of specified financial assistance from the Corporation.

        The voting requirements of Section 607.0901 do not apply, however, to an Affiliated Transaction if, among other things: (a) the Affiliated Transaction has been approved by a majority of the disinterested directors on the corporation's board of directors, (c) the Interested Shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years, (c) the Interested Shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired from the corporation in a transaction not approved by a majority of the disinterested directors, (e) certain fair price requirements have been met, or (f) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the first general public announcement of a proposed Affiliated Transaction. The provisions of Section 607.0901 do not apply if the corporation's original articles of incorporation contain a provision, or the corporation's articles or by-laws have been amended, in each case by the affirmative vote of a majority of the outstanding shares of the corporation's voting shares (excluding any shares held by an Interested Shareholder), to include a provision, expressly electing that the corporation not be governed by Section 607.0901. Beach One has more than 300 shareholders, and its articles and by-laws contain no such provision. Although Beach One is subject to Section 607.0901, the proposed Merger is not subject to the statute because NTC is not an Interested Shareholder for purposes of Section 607.0901.

        The FBCA also includes a statutory provision governing control-share acquisitions. As a condition to NTC's execution and delivery of the Merger Agreement and as permitted under the FBCA, the Beach One Board of Directors amended the Beach One By-laws to provide that the control-share acquisition provision does not apply to Beach One.

PREFERRED STOCK PURCHASE RIGHTS.

        NTC. In 1989, the Board of Directors of NTC declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") on each outstanding share of NTC's Common Stock to the stockholders of record on October 31, 1989. Initially, each Right entitled stockholders to purchase from NTC one one-hundredth of a share of a newly authorized Junior Preferred Stock at an exercise price of $250, subject to adjustment. As a result of the two-for-one stock split on May 1, 1990 and a three-for-two stock split on December 9, 1992, each Right will be exercisable for one-third of one-hundredth of a share (a "Unit") of Junior Preferred Stock at an exercise price of $83.33 per Unit. The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 17, 1989, between NTC and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), which is incorporated as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of the Rights Agreement is subject to, and qualified in its entirety by, the Rights Agreement.

        The Rights currently attach to all NTC Common Stock certificates representing shares outstanding, and no separate Rights certificates have been distributed. The Rights will separate from the NTC Common Stock and a "Distribution Date" will occur upon the earlier of (i) 20 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of NTC Common Stock (the "Stock Acquisition Date"), or (ii) 20 days following the commencement of, or first public announcement of the intent of any person to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of such outstanding shares of NTC Common Stock.

        Until the Distribution Date, (i) the Rights will be evidenced by the NTC Common Stock certificates (including NTC Common Stock certificates issued upon conversion of certain NTC Preferred Stock into NTC Common Stock) and will be transferred with and only with such NTC Common Stock certificates, (ii) new NTC Common Stock certificates (including NTC Common Stock certificates issued in the Merger) will be issued with Rights attached and will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for NTC Common Stock outstanding will also constitute the transfer of the Rights associated with the NTC Common Stock represented by such certificate.

        The Rights are not exercisable until after the Distribution Date and will expire at the close of business on October 31, 1999, unless earlier redeemed.

        As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of the NTC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. All shares of NTC Common Stock issued prior to the Distribution Date (including shares of NTC Common Stock issued upon conversion of NTC Convertible Preferred Stock) will be issued with Rights.

        In the event that (i) an Acquiring Person shall merge into or otherwise combine with NTC, NTC shall be the continuing or surviving corporation, and the NTC Common Stock shall remain outstanding and shall not be changed or exchanged,
(ii) an Acquiring Person shall engage in certain self-dealing transactions with NTC, (iii) any reclassification, recapitalization, merger or consolidation of NTC with any of its subsidiaries, or any other transaction or series of transactions with NTC or its subsidiaries that would have the effect of increasing by more than 1% the proportionate share of the outstanding securities of NTC or any of its subsidiaries owned by the Acquiring Person or it affiliates or associates, shall occur or (iv) a person becomes the beneficial owner of 25% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which at least a majority of the members of the Board of Directors who are not officers of NTC and who are not representatives, nominees, affiliates or associates of an Acquiring Person determines to be fair to and otherwise in the best interests of NTC and its stockholders), then each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of NTC) having a current market value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by NTC as set forth below.

        In the event that, at any time following the Stock Acquisition Date, (i) NTC is acquired in a merger or other business combination transaction in which NTC is not the surviving corporation (other than a merger which follows an offer described in subparagraph (iv) of the preceding paragraph), (ii) any person shall consolidate with, or merge with or into, NTC, and NTC shall be the surviving Corporation (other than a merger which follows an offer described in subparagraph (iv) of the preceding paragraph) and, in connection therewith, all or part of the outstanding shares of NTC Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) more than 50% of NTC's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a current market value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

        The purchase price payable, and the number of Units of the Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of (i) a stock dividend on, or a subdivision, combination or consolidation of, the Junior Preferred Stock or the NTC Common Stock, or (ii) a reclassification or recapitalization of the Junior Preferred Stock or the NTC Common Stock into another class of capital stock (including any such reclassification or recapitalization in connection with a consolidation or merger in which NTC is the continuing or surviving corporation).

        No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading date prior to the date of exercise.

        In general, at any time until 20 days following the Stock Acquisition Date, NTC may redeem the Rights in whole, but not in part, at a price of $.01 per Right. After the redemption period has expired, NTC's right of redemption may be reinstated if an Acquiring Person reduces his or her beneficial ownership to 10% or less of the outstanding shares of NTC Common Stock in a transaction or series of transactions not involving NTC. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NTC, including, without limitation, the right to vote or to receive dividends.

        Except as provided below, any of the provisions of the Rights Agreement may be amended by the Board of Directors of NTC prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Either before or after the Distribution Date, the provisions of the Agreement relating to the principal economic terms of the Rights may only be amended in certain limited circumstances.

        In connection with the Rights Agreement, 350,000 shares of Junior Preferred Stock have been authorized and reserved. No shares of the Junior Preferred Stock are outstanding. The Junior Preferred Stock ranks senior to the Common Stock and is junior to any other series of NTC's preferred stock with respect to payment of dividends and distributions of assets upon liquidation.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire NTC in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Common Stock and other voting securities at a fair price and otherwise in the best interests of NTC and its stockholders as determined by the Board of Directors or affect any prospective offeror willing to negotiate with the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time prior to the close of business on the 20th day after the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right.

        BEACH ONE.  Beach One has not adopted any rights or similar plan.


                             BUSINESS OF BEACH ONE

        Beach One is a bank holding company organized in Florida in 1982 for the purpose of acquiring all the outstanding capital stock of the Beach Bank. The Beach Bank is the only subsidiary of Beach One.

        On September 30, 1994, Beach One had consolidated total assets of $194.1 million, stockholders' equity of $24.4 million and trust assets under administration of more than $419 million. The Beach Bank is the third largest bank in Indian River County, Florida.

        Substantially all of the income of Beach One is derived from dividends received from the Beach Bank. The amount of these dividends is directly related to the earnings of the Beach Bank and is subject to various regulatory restrictions. See "Supervision and Regulation."

THE BEACH BANK

        The Beach Bank was founded in 1965 to provide banking services to the residents of Vero Beach, Florida. Since its opening, the Beach Bank has attracted business from customers who prefer to deal with an institution which provides a high level of personal service and a demonstrated commitment to the local community.

        The Beach Bank offers a wide range of banking services to individuals and businesses located in its primary service area. The Beach Bank is actively engaged in the business of seeking deposits from the public and making real estate, commercial and consumer loans. The Beach Bank offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, commercial checking accounts, individual retirement accounts, safety deposit boxes, bank-by-mail service, drive-up teller service, extended lobby and drive-in hours, letters of credit, draft collection, and direct deposit.

        The Beach Bank has a large and experienced trust department. At September 30, 1994, the Beach Bank managed more than 748 trust accounts with total assets of approximately $419 million. The Beach Bank is dedicated to providing the highest level of individual service to its trust customers.

        The Beach Bank's principal sources of income are interest on loans and investments, trust fees and service fees. Its principal expenses are interest paid on deposits and general operating expenses.

PRIMARY SERVICE AREA

        The Beach Bank's primary service area is located in the coastal portion of Indian River County and is bounded on the north by State Road 510, on the south by the county line, on the west by the Indian River, and on the east by the Atlantic Ocean. This area includes approximately one-half of the City of Vero Beach, Florida.

OFFICES

        The main branch of the Beach Bank is housed in a three-story building located at 755 Beachland Boulevard, Vero Beach, Florida. It includes a six-lane drive-in and an ATM. This property is owned by the Beach Bank. The Beach Bank also owns and operates a branch at 1440 A1A, Vero Beach, Florida. This facility, which was opened in 1993, includes a three-lane drive-in and an ATM. In addition to its two principal offices, the Beach Bank operates a small branch in space leased from Indian River Estates Retirement Home. This facility has limited operating hours. The Beach Bank also operates a remote, free-standing ATM at 1630 A1A, Vero Beach, Florida.

EMPLOYEES

        At September 30, 1994, the Beach Bank had a staff of 87 full-time employees, including John K. Moore, its Chairman, and W. Harold Hicks, its President.

LEGAL PROCEEDINGS

        Neither Beach One nor the Beach Bank is a party to any material legal proceedings, other than routine litigation incidental to its banking business.

SUPERVISION AND REGULATION

BEACH ONE

        Beach One is a bank holding company registered under the BHCA. As a result, Beach One is subject to supervision, examination and regulation by the Federal Reserve Board. The BHCA and the regulations of the Federal Reserve Board impose a variety of requirements on the activities of bank holding companies such as Beach One. Certain of these requirements, along with other federal banking law requirements applicable to Beach One, are described below.

        ACQUISITION OF FINANCIAL INSTITUTIONS. Beach One is required to obtain the prior approval of the Federal Reserve Board before it may acquire more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Beach One may not acquire shares or assets of a bank located outside of Florida unless such acquisition is specifically authorized by the laws of the state in which the bank to be acquired is located. Prior approval from the Federal Reserve Board is also required for the merger or consolidation of Beach One and another bank holding company. NTC has applied for such approval in connection with the Merger. See "Terms of the Merger Agreement - Regulatory Approvals."

        NON-BANKING ACTIVITIES. Beach One is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership and control of more than 5% of the outstanding voting shares of any company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing and controlling banks or furnishing services to its subsidiaries. However, Beach One may, subject to the prior approval of the Federal Reserve Board, engage in, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by Beach One or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreases in competition, conflicts of interest or unsound banking practices. The Federal Reserve Board may also require Beach One to terminate an activity or terminate control of, liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes that the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. At the present time, Beach One does not have any subsidiaries other than the Beach Bank and does not engage in any material non-banking activities.

        CAPITAL STRUCTURE. The Federal Reserve Board has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debts. Under certain circumstances, Beach One must obtain approval from the Federal Reserve Board prior to purchasing or redeeming any of its equity securities. Further, Beach One is required by the Federal Reserve Board to maintain certain minimum levels of capital.

        TIE-IN ARRANGEMENTS. Under the BHCA and the regulations adopted by the Federal Reserve Board, a bank holding company and its non-banking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

THE BEACH BANK

        GENERAL. The Beach Bank is a commercial bank chartered by the Florida Department of Banking. The deposits of the Beach Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent provided by law, which is currently $100,000 for each depositor, subject to certain limited exceptions. Accordingly, the Beach Bank is subject to supervision, regulation and examination by both the Florida Department of Banking and the FDIC. The supervisory, regulatory and enforcement powers of the FDIC were expanded pursuant to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The Beach Bank is also subject to a variety of state and federal laws and regulations which affect its activities and operations, including state usury and consumer credit laws, the federal Truth-in-Lending Act, the Truth-in-Savings Act, the federal Credit Reporting Act and the Community Reinvestment Act. Federal law restricts management interlocks between depository institutions and governs the privacy of bank records and the transfer of significant amounts of currency. Although certain of these laws and regulations may indirectly benefit shareholders, they are primarily intended to protect depositors, the solvency of the bank insurance fund of the FDIC, and the banking system in general.

        As a consequence of the extensive regulation of commercial banking in the United States, the business of the Beach Bank is particularly susceptible to federal and state legislation and regulations that may have the effect of increasing the cost of doing business and decreasing the revenues earned by the Beach Bank. For example, increases in the premiums assessed by the FDIC for deposit insurance can increase the cost of doing business for the Beach Bank.

        REGULATORY EXAMINATIONS. Both the Florida Department of Banking and the FDIC periodically make unannounced, on-site examinations of the Beach Bank. The supervisory authorities may revalue the assets of the Beach Bank, based upon current appraisals, and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

        CAPITAL ADEQUACY. The Beach Bank is subject to capital adequacy regulations promulgated by the FDIC. To assess the capital adequacy of insured banks, the FDIC has adopted both minimum supervisory leverage capital-to-asset ratios and minimum supervisory risk-based capital ratios. The minimum leverage and risk-based capital standards apply only to the most sound, well-run institutions. Most institutions are expected to operate with capital ratios above the minimum standards.

        FDICIA and the regulations adopted under it establish five capital categories as follows, with the category for any institution determined by the lowest of any of these ratios:

                                       Tier 1           Tier 1         Total
                                      Leverage        Risk-Based    Risk-Based
                                        Ratio           Ratio          Ratio
                                  ----------------   ------------  ------------

Well Capitalized                  5% or above        6% or above   10% or above

Adequately Capitalized            4% or above/(1)/   4% or above   8% or above

Undercapitalized                  Less than 4%       Less than 4%  Less than 8%

Significantly Undercapitalized    Less than 3%       Less than 3%  Less than 6%

Critically Undercapitalized/(2)/         ___            ___            ___

______________________

 /(1)/ 3% for banks with the highest supervisory rating.
 /(2)/ Applicable if the institution's ratio of tangible equity to total assets is equal to, or less than, 2%.

An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by the capital position reflected on its statement of condition if it receives an unsatisfactory rating by its examiners with respect to its assets, management, earnings or liquidity.

        FDICIA requires federal bank regulatory agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. Under FDICIA, a bank that is not well capitalized is generally prohibited from accepting or renewing brokered deposits and offering interest rates on deposits significantly higher than the prevailing rate in its normal market area or nationally (depending where deposits are solicited); in addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts.

        FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized banks are subject to limitations on growth and are required to submit a capital restoration plan, which must be guaranteed by the institution's parent company. Institutions that fail to submit an acceptable plan, or that are significantly undercapitalized, are subject to a host of more drastic regulatory restrictions and measures.

        The Beach Bank is in compliance with all the applicable capital requirements. See "BEACH ONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1994--Statement of Condition."

        RISK-BASED INSURANCE. Under the FDIC's risk-based insurance assessment system, each insured bank is placed in one of nine risk categories based on its level of capital and other relevant information. Each insured bank's insurance assessment rate is then determined by the risk category in which it has been classified by the FDIC. There is an eight basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC are subject to a rate of .23%, and banks classified as weakest by the FDIC are subject to a rate of .31%. The FDIC is prohibited from lowering the average assessment rate below .23% until the Bank Insurance Fund has reached a reserve ratio of 1.25%. The Bank Insurance Fund is expected to achieve the designated reserve ratio in 1995.

        RESERVES AND GENERAL OPERATING RESTRICTIONS. Under regulations of the FDIC and Florida law, the Beach Bank is required to maintain specified loss and liquidity reserves. For example, a Florida bank must maintain a liquidity reserve equal to at least 15% of its total deposit liability. Further, the Beach Bank is subject to limitations on (i) the nature and amount of loans that may be made, in the aggregate, to all borrowers of the Beach Bank, and on those that may be made to any one person and such person's affiliates, (ii) the amount of indebtedness that it may incur, and (iii) the nature and amount of investments that it may make, including investments in real estate and equipment utilized by the Beach Bank in the transaction of its business.

        DIVIDENDS. The payment of dividends is regulated by Florida and federal law. In general, a Florida bank may declare dividends without regulatory approval in an amount up to the sum of net profits in the current year, combined with retained net profits of the preceding two years.

        REGULATORY APPROVALS. A Florida bank must seek approval from the Florida Department of Banking, and in some cases from the FDIC, before increasing or decreasing the amount of its capital (other than as a result of operating earnings and losses), establishing a branch office, acquiring the capital stock or substantially all of the assets, or assuming the liabilities, of another financial institution, or merging into or consolidating with another capital stock financial institution. In many cases, such approval is based on a review by the Florida Department of Banking and the FDIC of the financial condition of the bank, taking into consideration characteristics such as liquidity, capital adequacy, and, in the case of branch offices, net-profit-to-asset ratios.

        Any person or group of persons proposing to acquire a controlling interest in and thereby to change the control of a Florida bank must first obtain approval from the Florida Department of Banking. Under some circumstances (not including the Merger), the FDIC also has the power to disapprove a change of control and the addition of any individual to the board of directors, or the employment of a senior executive officer, of a Florida bank.

        INSIDER TRANSACTIONS. Certain provisions of Florida and federal law are designed, among other things, to prevent abusive transactions between a bank and its affiliates and insiders. For example, banks are subject to restrictions on:
(i) loans to and other dealings with affiliates, (ii) the issuance of guarantees, acceptances or letters of credit on behalf of affiliates, and (iii) investments in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit. There are also significant restrictions and limitations on loans and other extensions of credit by a bank to its executive officers and directors and the holders of 10% or more of its voting stock. In many cases, there are substantial monetary penalties for violations of such restrictions, the maximum limits of which are tied to the degree of fault of the bank.

               BEACH ONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

RESULTS OF OPERATIONS

          Beach One's consolidated net income for 1993 was $2,940,000, or 4.7% less than $3,086,000 earned in 1992, and 10.7% greater than $2,656,000 earned in 1991. Net income per common share was $148.94 in 1993, $156.33 in 1992 and $134.53 in 1991.

          Beach One's performance in 1993 resulted in a return on average stockholders' equity of 13.5%, compared to 15.8% in 1992 and 15.1% in 1991. The return on average assets was 1.38% in 1993, compared to 1.49% in 1992 and 1.40% in 1991. Beach One's financial performance continues to be strong. In 1993, record earnings from Beach One's trust department activities partially offset a small decline in income from other banking activities.

          In light of Beach One's continued profitability and strong financial condition, the Board of Directors declared an annual dividend of $43.00 per share on December 31, 1993, payable on January 3, 1994.

NET INTEREST INCOME

          Net interest income is defined as the total of interest income on earning assets less interest expense on deposits and other interest-bearing liabilities. Earning assets, which consist of loans, investment securities, federal funds sold and securities purchased under repurchase agreements, are financed by a large base of interest-bearing funds in the form of money market, NOW, savings and time deposits. Earning assets are also funded by the net amount of non-interest related funds, which consist of non-interest bearing demand deposits, the allowance for loan losses and stockholders' equity, reduced by noninterest bearing assets such as cash and due from banks and premises and equipment.

          The following table sets forth Beach One's average balance sheets and related interest, yield and rate information for the last three years.

                             AVERAGE BALANCE SHEETS

                                                 1993                         1992                           1991
                                     ----------------------------   --------------------------    --------------------------
                                      Average             Yield/    Average             Yield/    Average             Yield/
                                      Balance   Interest   Rate     Balance   Interest   Rate     Balance   Interest   Rate
                                                                     (amounts in thousands)
Assets:
Earning assets:
 Loans                               $111,437    $ 8,487    7.62%  $112,848    $ 9,200    8.15%  $103,088    $ 9,955    9.66%
 Taxable investment
  securities                           58,948      3,745    6.35%    53,906      3,955    7.34%    47,724      3,958    8.29%
 Non-taxable investment
  securities                            2,869        177    6.17%     2,987        202    6.76%     4,747        335    7.06%
 Federal funds sold                     7,000        209    2.99%     7,011        241    3.44%     7,004        441    6.30%
 Securities purchased under
  agreements to resell                 15,354        382    2.49%    15,473        472    3.05%    15,611        782    5.01%
                                     --------    -------    ----   --------    -------    ----   --------    -------    ----
    Total earning assets              195,608     13,000    6.65%   192,225     14,070    7.32%   178,174     15,471    8.68%
                                     --------    -------    ----   --------    -------    ----   --------    -------    ----
Non-interest earning assets:
 Cash and due from banks               10,951                        10,034                         7,770
 Premises and equipment                 4,929                         3,094                         2,905
 Other assets                           2,473                         2,233                         2,502
 Allowance for loan losses             (1,098)                       (1,107)                         (989)
                                     --------                      --------                      --------
  Total non-interest earning
   assets                              17,255                        14,254                        12,188
                                     --------                      --------                      --------
  Total assets                       $212,863                      $206,479                      $190,362
                                     ========                      ========                      ========

Liabilities and Stockholders'
Equity
Interest bearing liabilities:
 Money market/NOW
 deposits                            $103,959    $ 2,193    2.11%  $ 96,212    $ 2,627    2.73%  $ 85,151    $ 3,704    4.35%
 Savings deposits                      11,351        248    2.18%    11,395        339    2.97%     7,266        362    4.98%
 Time deposits                         53,346      2,375    4.45%    59,355      3,068    5.17%    61,855      4,216    6.82%
                                     --------    -------    ----   --------    -------    ----   --------    -------    ----
  Total interest bearing
  liabilities                         168,656      4,816    2.86%   166,962      6,034    3.61%   154,272      8,282    5.37%
                                     --------    -------    ----   --------    -------    ----   --------    -------    ----
Non-interest bearing liabilities:
 Demand deposits                       21,609                        18,970                        16,841
 Other liabilities                        867                           959                         1,711
                                     --------                      --------                      --------
  Total non-interest bearing
  liabilities                          22,476                        19,929                        18,552
                                     --------                      --------                      --------
  Total liabilities                   191,132                       186,891                       172,824
Stockholders' equity                   21,731                        19,588                        17,538
                                     --------                      --------                      --------
  Total liabilities and
  stockholders' equity               $212,863                      $206,479                      $190,362
                                     ========                      ========                      ========
  Interest spread/rate                           $ 8,184    3.79%              $ 8,036    3.71%              $ 7,189    3.31%
                                                 =======    ====               =======    ====               =======    ====

Notes: The amounts set forth as average balances are based on daily averages for each fiscal year.
          Interest on loans does not include any loan fees.
          Tax exempt income is not calculated on a tax equivalent basis. Non-accruing loans are included in average loans.

          Net interest income is primarily affected by changes in the amounts and types of earning assets, interest-bearing funds and net non-interest related funds, as well as their relative sensitivity to interest rate movements. The following chart reflects these factors:

                        CHANGES IN NET INTEREST INCOME


                                                 1993 versus 1992                      1992 versus 1991
                                         -------------------------------    -------------------------------
                                                  Change Due To:                    Change Due To:
                                           Volume     Rate      Total       Volume      Rate      Total
                                         ------------------------------------------------------------------
                                                                 (amounts in thousands)
Increase (Decrease) in Interest Income:
   Loans                                    $(115)  $  (598)    $  (713)     $  889    $(1,644)  $  (755)
  Taxable investment securities               351      (561)       (210)        480       (483)       (3)
  Non-taxable investments                      (8)      (17)        (25)       (119)       (14)     (133)
  Federal funds sold                            0       (32)        (32)          0       (200)     (200)
  Securities purchased under
   agreements to resell                        (4)      (86)        (90)         (6)      (304)     (310)
                                            -----   -------     -------      ------    -------   -------
            Total interest income             224    (1,294)     (1,070)      1,244     (2,645)   (1,401)
                                            -----   -------     -------      ------    -------   -------
Increase (Decrease) in Interest
 Expense:
  Money market/NOW deposits                   177      (611)       (434)        435     (1,512)   (1,077)
  Savings deposits                             (1)      (90)        (91)        157       (180)      (23)
  Time deposits                              (292)     (401)       (693)       (165)      (983)   (1,148)
                                            -----   -------     -------      ------    -------   -------
            Total interest expense           (116)   (1,102)     (1,218)        427     (2,675)   (2,248)
                                            -----   -------     -------      ------    -------   -------
Increase (Decrease) in Net Interest
 Income                                     $ 340   $  (192)    $   148      $  817    $    30   $   847
                                            =====   =======     =======      ======    =======   =======
- ------------------------

Notes: To calculate volume change, multiply the change in volume from current year to prior year times the prior year's rate.
        To calculate rate change, multiply the change in rate from current year to prior year times the prior year's dollar volume.
        Changes which are not due only to volume changes or rate changes are included in the changes due to volume column.

          Net interest income for 1993 was $8,184,000, up 1.8% from $8,037,000 in 1992, which was up 11.8% from $7,189,000 in 1991. During both 1993 and 1992, declining interest rates resulted in significantly lower interest income and interest expenses. However, the overall impact of falling rates was minimal in both years because the rates on Beach One's assets and liabilities dropped proportionately. The growth in net interest income in 1993 was attributable to a 1.8% increase in average earning assets and a 6.7% increase in average net non-interest related funds. The increase in average earning assets was due to a $5,042,000, or 9.4%, increase in taxable investment securities, which more than offset a $1,411,000, or 1.2%, decline in average loans. The increase in investment securities was funded, in part, by utilizing the proceeds of maturing loans. This shift adversely affected interest income because investment securities generally have lower yields than loans. The 6.7% increase in net non-interest related funds was the result of stockholders' equity growth of $2,143,000, and a $2,639,000 increase in non-interest bearing demand deposits. Net interest income was also enhanced by the $6,009,000 decline in time deposits, accompanied by a $7,747,000 increase in relatively lower cost demand deposits.

          The growth in net interest income in 1992 was primarily a result of a $14,051,000, or 7.9% increase in average earning assets, and a $1,361,000, or 5.7% increase in net non-interest related funds. The increase in average earning assets included a $9,760,000, or 9.5% increase in loans, and a $6,182,000, or 13.0%, increase in taxable investments. The increase in net non-interest related funds was due to a $2,050,000 increase in stockholders' equity and a $2,129,000 increase in non-interest bearing demand deposits. Net interest income in 1992 was also aided by a continuing decline in time deposits and increase in demand deposits.

TRUST INCOME

          Trust income represented 76.5% of total non-interest income and 13.7% of total revenue in 1993. These fees increased 13.6% to $2,178,000 in 1993, from $1,917,000 in 1992, which was up 20.4% from $1,592,000 in 1991. Trust fees are primarily based on a percentage of the market value of assets administered and are supplemented by fees for related trust services. Asset-based fees are typically determined on a sliding scale so that the percentage fee decreases as the client's portfolio grows in size. Therefore, changes in assets under management do not necessarily have a proportional impact on the overall level of trust fees. At December 31, 1993, Beach One had 719 trust accounts with a total of $438 million under administration, compared with 653 accounts and $392 million under administration in 1992.

NON-INTEREST INCOME

          Non-Interest income (excluding trust income) in 1993 totaled $670,000, compared with $676,000 in 1992 and $606,000 in 1991. Customer service charges totaled $346,000 in 1993, down 6.5% from $370,000 in 1992, and up 2.4% from
$338,000 in 1991. The decline in these fees in 1993 was due to customers maintaining higher average balances. This decrease was offset by a $20,000 increase in other non-interest income attributable to additional lock box rentals and exchange fees.

INVESTMENT SECURITIES GAINS

          At December 31, 1993, Beach One held investment securities with a market value of $64,470,000, which exceeded the book value of the portfolio by $759,000. This difference consisted of $876,000 of gross, unrealized gains and $117,000 of gross, unrealized losses. On occasion, Beach One sells its investment securities prior to maturity. This activity resulted in a net securities gain of $2,661 in 1992 and $21,983 in 1991. There were no sales of investment securities in 1993.

PROVISION FOR LOAN LOSSES

          The provision for loan losses totaled $323,000 in 1993, up from $179,000 in 1992 and up from $260,000 in 1991. See "Allowance and Provision for Loan Losses."

NON-INTEREST EXPENSES

          Non-interest expenses for 1993 totaled $6,097,000, which was up 9.1% from $5,587,000 in 1992, which was up 11.8% from $4,999,000 in 1991. The increase was primarily due
to additional personnel and facilities to meet the needs of Beach One's expanding customer base. Non-interest expenses are discussed below in more detail.

          SALARY AND BENEFITS. Salary and benefits, which represented 53.6% of total non-interest expenses in 1993, increased 7.3% to $3,266,000 in 1993 from $3,044,000 in 1992, which was up 8.4% from $2,809,000 in 1991. These increases were the result of salary increases, higher benefit costs, and added personnel to serve the expanding customer base and to staff the South Beach branch that opened in May 1993. Staff on a full-time equivalent basis averaged 88 in 1993 compared to 83 in 1992, and 79 in 1991.

          In November 1992, SFAS No. 112 on Accounting for Post-Employment Benefits was issued. The new statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The statement took effect on January 1, 1994, and requires employers to immediately recognize their liability for post-employment benefits as of that date. Management expects that the annual post-employment expense will not differ significantly from the expense recorded under the current accounting method.

          OCCUPANCY EXPENSE. Net occupancy expense in 1993 totaled $374,000, up 14.4% from $327,000 in 1992, which was up 19.3% from $274,000 in 1991. The principal components of the increase were higher utility, maintenance and depreciation expenses related to the opening of the South Beach branch and higher depreciation expense due to the expansion of Beach One's main office.

          FURNITURE AND EQUIPMENT EXPENSE. Furniture and equipment expense, which includes depreciation, rental and maintenance, totaled $418,000 in 1993, up 8.6% from $385,000 in 1992, which was up 18.5% from $325,000 in 1991. The increases in each of the two years reflect higher depreciation costs for furniture, equipment and computers due to recent purchases of these items.

          OTHER NON-INTEREST EXPENSES. Other non-interest expenses for 1993 totaled $2,039,000, up 11.4% from $1,830,000 in 1992, which was up 14.9% from
$1,592,000 in 1991. Other non-interest expenses in 1993 were impacted by the opening of the South Beach branch office, as well as increases related to the overall growth in Beach One's trust business and banking business, including such items as FDIC deposit insurance, postage and printing, advertising, security, data processing and professional services.

PROVISION FOR INCOME TAXES

          The income tax provision totaled $1,673,000 in 1993 compared with $1,777,000 in 1992 and $1,472,000 in 1991. See Note 9 to the Consolidated Financial Statements for Beach One for more information regarding the income tax provision.

          In February 1992, SFAS No. 109, "Accounting for Income Taxes," was issued by the Financial Accounting Standards Board. Beach One adopted SFAS No. 109 effective January 1, 1993. The adoption of the statement did not have a material impact on Beach One's tax provisions. See Note 1 to the Consolidated Financial Statements of Beach One for the Years Ended December 31, 1993 and 1992.

CAPITAL EXPENDITURES

          Beach One's capital expenditures are reviewed by its Board of Directors. Beach One makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures for 1993 equaled $1,094,000, and were principally related to the cost of opening the new South Beach branch and the expansion of the main office.

ASSET QUALITY AND CREDIT RISK

          INVESTMENT SECURITIES. Beach One maintains a high quality investment portfolio including U.S. Treasury securities, securities of other U.S. government entities, and state and municipal securities. At December 31, 1993, all of these securities were rated AAA or AA.

          The following table sets forth information regarding the composition of the investment portfolio for the last three years.


                              INVESTMENT PORTFOLIO

                                                December 31,
                                     --------------------------------
                                        1993        1992       1991
                                       -------  ------------  -------
                                           (amounts in thousands)
U.S. Treasury Securities               $24,478       $29,464  $34,906
Securities of other U.S. Government
 agencies and corporations              36,488        25,501   14,148

Obligations of states and political
 subdivisions                            2,715         2,796    3,994
Other securities                            30            30       30
                                       -------       -------  -------
     Total investments                 $63,711       $57,791  $53,078
                                       =======       =======  =======

          During the last three years, Beach One has shifted its investment securities from U.S. Treasury securities to securities of U.S. Government agencies to obtain higher yields. U.S. Treasury securities decreased 16% in 1992 and 17% in 1993, while securities of U.S. agencies increased 80% in 1992 and 43% in 1993. Securities of state and political subdivisions declined 3% in 1992 and declined a modest .3% in 1993. The entire portfolio grew over the three-year time period by 20% due to the need to invest proceeds from maturing loans.

          LOANS. Beach One maintains a high quality portfolio of residential, commercial and consumer loans. All loans are reviewed and approved by Beach One's loan committee, which ensures that loans comply with applicable credit standards. In most cases, Beach One requires collateral from the borrower. The type and amount of collateral varies but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at the proper level.

          As of December 31, 1993, substantially all of Beach One's loans were real estate loans secured by real estate in Indian River County, Florida. This level of concentration presents a potential credit risk to Beach One because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in Indian River County, Florida. Beach One has addressed this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate.

          The following table divides Beach One's loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at maturity. At that time, Beach One undertakes a complete review of the borrower's creditworthiness and the value of any collateral. If these items are satisfactory, Beach One will generally renew the loan at prevailing interest rates.

                                           TYPES OF LOANS

                                                               December 31,
                                            -------------------------------------------------
                                              1993      1992      1991       1990      1989
                                            --------  --------  ---------  --------  --------
                                                              (in thousands)
Commercial, financial and agricultural      $  2,213  $  1,129   $  1,758   $ 2,538   $ 4,876
Real estate mortgage - residential            93,004    96,037     90,502    76,789    61,758
Real estate mortgage - commercial              2,384     3,050      3,467     3,457     4,201
Consumer and other                            11,497    13,232     13,764    11,208    10,017
                                            --------  --------   --------   -------   -------
     Total loans                            $109,098  $113,448   $109,491   $93,992   $80,852
                                            ========  ========   ========   =======   =======

                                            MATURITIES OF SELECTED LOANS

                                                              December 31, 1993
                                            ------------------------------------------------
                                            One Year    Over One to    Over Five
                                            or Less     Five Years        Years      Total
                                            --------    -----------    ---------    --------
                                                             (in thousands)
Commercial, financial and agricultural       $1,791        $422            $0        $2,213

          Commercial, financial and agricultural loans are segmented by fixed and variable interest rates. At December 31, 1993, the amount of such loans with a maturity of more than one year which had fixed interest terms was $159,000 and the amount which had variable interest terms was $263,000.

          RESIDENTIAL REAL ESTATE LOANS. Residential real estate loans totaled $93 million, or 85.2% of total loans at December 31, 1993, compared with $96 million, or 84.7% at December 31, 1992. Residential real estate loans consist of adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 75% and equity credit lines which generally limit the loan-to-collateral value to not more than 65% to 75%. Most loans have a maximum term of five years. Beach One does not ordinarily charge any points on its real estate loans. Almost all of the residential real estate loans are secured by homes in Indian River County, Florida. Residential loans declined during 1993 due to borrowers seeking longer term mortgages and fixed rate mortgages which were not offered by Beach One. As a result, Beach One has entered into an agreement with a third-party finance company to purchase longer term mortgage loans originated by Beach One. Legally binding commitments to extend credit secured by residential mortgages totaled $8 million and $9 million as of December 31, 1993 and 1992, respectively.

          CONSUMER LOANS. Beach One is actively involved in making consumer loans and personal and secured loans. When required, the security for these loans consists of consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled approximately $11.5 million, or 10.5% of total loans, on December 31, 1993, compared with $13.2 million, or 11.7% of total loans, on December 31, 1992.

          COMMERCIAL LOANS. Beach One makes commercial loans to businesses located in the Vero Beach area. The credit risk associated with business lending is principally influenced by general economic conditions and the resulting impact on the borrowers' operations. Most of these loans are secured by marketable securities or other liquid financial instruments. Commercial loans totaled approximately $2,213,000 at December 31, 1993, and $1,129,000 at December 31, 1992. Legally binding commitments to extend credit and letters of credit for these borrowers totaled $2 million on December 31, 1993.

          COMMERCIAL REAL ESTATE. Beach One makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. Most of these loans have a maturity of 5 years or less. All of these loans are secured by real property located in Indian River County, Florida. These loans generally require a loan-to-collateral value of not more than 75%. At December 31, 1993 and 1992, Beach One did not have any legally binding commitments to extend credit or standby letters involving commercial real estate borrowers. The amount of such loans has steadily declined in the last several years due to national and local economic problems, which have decreased demand, as well as Beach One's desire to reduce its exposure to this type of credit risk.

NON-PERFORMING ASSETS AND PAST DUE LOANS

          Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 90 days or more which are still accruing interest.

          Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. Beach One's credit review and approval process is critical to Beach One's ability to minimize non-performing assets on a long term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is Beach One's policy to place all loans which are past due 90 days or more on non-accrual status.

          The following table presents Beach One's non-performing assets and past due loans for 1993 and the prior four years.

                NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS


                                           December 31,
                             ---------------------------------------
                               1993(1)    1992   1991   1990   1989
                               --------  ------  -----  -----  -----
                                              (in thousands)
Non-Accrual Loans              $   384    $ 239  $  45  $  92  $   0
Restructured Loans                   0        0      0      0      0
OREO                               202      321    275    216      0
Total Non Performing Assets        586      560    320    308      0
Loans Past Due 90 Days             106       34     65    105     41


(1) For 1993, gross interest income of $16.4 would have been recorded if the non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination.

          Of the total loan portfolio of $109 million at December 31, 1993, $384,000 or .35%, was non-performing, or an increase of $145,000 from year end 1992. Non-performing loans at December 31, 1993 consisted exclusively of residential real estate loans. The 60% increase in non-accrual loans was the result of having two loans in the process of foreclosure at year end.

          Other real estate owned at December 31, 1993 consisted of $95,000 of residential real estate and $107,000 of commercial real estate. OREO in 1992 consisted of $218,000 of residential real estate and $103,000 of commercial real estate. Beach One believes that the carrying value of its OREO portfolio is realizable. However, it is not possible to predict whether such properties will continue to experience further declines in value.

          Beach One has acquired through foreclosure a parcel of real property which was formerly utilized as a gasoline station. During 1993, Beach One discovered that the property was subject to possible fuel contamination. Beach One has implemented a clean-up plan for the property which will have a projected cost of approximately $250,000. The State of Florida Department of Environmental Regulation has determined that the contamination qualifies for reimbursement of allowable costs under the Abandoned Tank Restoration Project. To date, Beach One has received approximately $13,000 from the State of Florida. Notwithstanding the foregoing, there can be no assurance that the actual cost of the clean up will not exceed the projected cost or that the State of Florida will reimburse Beach One for the entire cost of the clean-up.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

          Beach One evaluates the adequacy of its allowance for loan losses as part of its ongoing credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by the loan committee which recommends to management the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by management in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of non-accrual and past due loans, local economic conditions, and value of any collateral.
From time to time, specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the allowance for loan losses.

          While the largest portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

          The overall credit quality of the loan portfolio has remained very good as evidenced by Beach One's relatively low level of nonperforming loans and net charge-offs. Management's assessment of the financial condition of specific clients facing financial difficulties and portfolio growth were the primary factors impacting management's decision to maintain the allowance for loan losses at $1,141,000 at December 31, 1993, the same amount as at December 31, 1992.

          The following table summarizes the allowance for loan losses for 1993 and the prior four years:

                           ALLOWANCE FOR LOAN LOSSES


                                             1993     1992     1991     1990    1989
                                            -------  -------  -------  ------  ------
                                                     (in thousands)
Balance at beginning of period              $1,141   $1,096   $  949     396     396
                                            ------   ------   ------   -----   -----
Charge-offs:
  Commercial, financial and agricultural       153       62       54     300      38
  Real estate mortgage - residential           167       85       65       0       0
  Real estate mortgage - commercial              7        0        0       0       0
  Consumer and other                            11       38        7       1       5
                                            ------   ------   ------   -----   -----
            Total charge-offs                  338      185      126     301      43
                                            ------   ------   ------   -----   -----
Recoveries:
  Commercial, financial and agricultural         0       10        5       7       8
  Real estate mortgage - residential             0       35        0       0       0
  Consumer and other                            15        6        8       0       0
                                            ------   ------   ------   -----   -----
    Total recoveries                            15       51       13       7       8
                                            ------   ------   ------   -----   -----
            Net charge-offs                    323      134      113     294      35
                                            ------   ------   ------   -----   -----
Provision charged to expense                   323      179      260     847      35

                                            ------   ------   ------   -----   -----
Balance at end of period                    $1,141   $1,141   $1,096   $ 949   $ 396
                                            ======   ======   ======   =====   =====
Ratio of net charge-offs during
  period to average loans outstanding
  during period                                .29%     .12%     .11%    .32%    .05%
                                            ======   ======   ======   =====   =====

          In 1989, less than .1% of the entire loan portfolio was charged off, with net charge-offs being a modest $35,000. In 1990, the net charge-offs were .3% of the entire portfolio. At the recommendation of Beach One's regulatory agencies, Beach One raised its allowance for loan losses to $949,000 in 1990 which was approximately 1% of total loans ($94 million). This resulted in a substantial increase (in the amount of $553,000) in the allowance for loan losses. Since 1990, Beach One has maintained the allowance for loan losses at approximately 1% of outstanding loans. This level has been more than sufficient to absorb loan charge-offs during this period. The net charge-off percentage was .1% in 1991, .1% in 1992 and .3% in 1993.

          During 1993, Beach One experienced a higher level of charge-offs than in prior years. The amounts charged-off were $153,000 in commercial loans, $167,000 in residential real estate loans, $7,000 in commercial real estate loans, and $11,000 in other loans.

          The following table further summarizes the allocation of the allowance for loan losses by type of loan.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                            Dec. 31, 1993       Dec. 31, 1992       Dec. 31, 1991       Dec. 31, 1990       Dec. 31, 1989
                          ------------------  ------------------  ------------------  ------------------  ------------------
                                   Percent              Percent             Percent              Percent           Percent
                                   of loans             of loans            of loans             of loans          of loans
                                   in each              in each             in each              in each           in each
                                   category             category            category             category          category
                                   to total             to total            to total             to total          to total
                          Amount    loans      Amount    loans     Amount    loans      Amount    loans    Amount   loans
                          ------  ----------   ------  ----------  ------  ----------   ------  ---------- ------ ----------
                                                               (amounts in thousands)
Commercial, financial
  and agricultural        $   33        .03%  $   13        .03%  $   26        .02%    $ 25        .03%    $ 19        .02%

Real estate mortgage -
  residential                386        .35%     364        .32%     343        .31%     307        .33%     178        .22%

Real estate mortgage -
  commercial                  21        .02%      23        .02%      29        .03%      20        .02%      17        .02%

Consumer and other           201        .18%     234        .21%     240        .22%     190        .20%      98        .12%

Unallocated                  500        .46%     489        .43%     458        .42%     407        .43%      84        .10%
                          ------       ----   ------       ----   ------       ----     ----       ----     ----        ---
Total allowance for
  loan losses             $1,141       1.04%  $1,141       1.01%  $1,096       1.00%    $949       1.01%    $396        .48%
                          ======       ====   ======       ====   ======       ====     ====       ====     ====        ===




FINANCIAL CONDITION

        Beach One's goal is to maintain a high quality and liquid balance sheet. Beach One seeks to achieve this objective through a strong portfolio of real estate loans and a relatively large portfolio of investment securities.

        INVESTMENT SECURITIES. In 1993, investment securities averaged $62 million or 32% of total earning assets. Beach One's management strategy for its investment account is to maintain a very high quality portfolio with generally short-term maturities. To maximize after tax income, investments in municipal securities are utilized but with somewhat longer maturities. The investment portfolio increased 11% from $57.8 million last year to $63.7 million at December 31, 1993. This increase was primarily in the form of purchases of securities issued by U.S. government agencies which increased from $25.5 million in 1992 to $36.5 million in 1993. The increase was largely due to soft loan demand, which caused Beach One to invest a portion of maturing loans and excess deposits in investment securities. The following table sets forth information regarding the investment portfolio at December 31, 1993.

         REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES


                                                     December 31, 1993
                  -------------------------------------------------------------------------------------
                    One Year or Less   One to Five Years   Five to Ten Years   Over Ten Years
                    -----------------  ------------------  ------------------  ---------------
                      Book     Yield     Book      Yield     Book     Yield     Book    Yield    Total
                    --------  -------  ---------  -------  --------  --------  ------  -------  -------
                                                  (amounts in thousands)
U.S. Treasury
 Securities          $13,003     6.7%    $11,475     4.9%    $    -        -     $  -       -   $24,478
Securities of
 other U.S.
 Governmental
 agencies and
 corporations          4,000     5.9%     24,488     5.7%     8,000      5.8%       -       -    36,488
Obligations of
 states and
 political
 subdivisions              -       -       1,390     6.6%     1,005      6.2%     320     4.7%    2,715
Other securities           -       -           -       -          -        -       30       -        30
                     -------     ---     -------     ---     ------      ---     ----  ------   -------
  Total              $17,003     6.5%    $37,353     5.5%    $9,005      5.8%    $350     4.3%  $63,711
                     =======     ===     =======     ===     ======      ===     ====  ======   =======



  Note: Yields on tax exempt bonds have not been computed on a tax-exempt basis.


          LOANS. Loans averaged $111 million in 1993 and decreased 1.3% from the prior year. The decrease in the loan portfolio reflects the impact of maturing loans and a decrease in demand for the types of residential mortgages offered by Beach One. See "Asset Quality and Credit Risk -- Loans," above.

          INTEREST-BEARING FUNDS. Total interest-bearing funds averaged $169 million in 1993, up from $167 million in 1992. Average money market and NOW deposits increased $8 million or 8.3% to $104 million. This increase was offset by a $6 million decline, or 10.2%, to $53 million in time deposits. The decline in time deposits was due to lower interest rates which resulted in customers shifting their funds into higher yielding investments.

          The following table sets forth information regarding Beach One's average deposits for the last three years.

                                AVERAGE DEPOSITS

                               1993                1992            1991
                          ---------------     --------------  --------------
                          Average             Average         Average
                          Balance   Rate      Balance  Rate   Balance  Rate
                          --------  -----     -------  -----  -------  -----
                                           (in thousands)

Demand deposits-
 non-interest bearing     $ 21,609    --      $18,970    --   $16,841    --
Money market and
 NOW deposits              103,959  2.11%      96,212  2.73%   85,151  4.35%
Savings deposits            11,351  2.18%      11,395  2.97%    7,266  4.98%
Time deposits               53,346  4.45%      59,355  5.17%   61,855  6.82%

 The following table summarizes the maturity of time deposits over $100,000:

              SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY

                                                      December 31, 1993
                                                    ----------------------
                                                    (amounts in thousands)
          Time Deposits over $100,000 by Maturity
              Three months or less                          $ 4,707
              Three to Six months                             2,049
              Six to Twelve months                            1,898
              Over Twelve months                              3,416
                                                            -------
                   Total                                    $12,070
                                                            =======


LIQUIDITY AND RATE SENSITIVITY

          The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

          Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. Beach One primarily utilizes cash, Federal funds sold and securities purchased under repurchase agreements to meet its liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

          Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movement of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

          Regular monitoring of assets and liabilities that are rate sensitive within 28 days, 90 days, 182 days and one year is an integral part of Beach One's rate-sensitivity management process. It is Beach One's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one year basis, thus minimizing net interest income exposure to changes in interest rates. Beach One's sensitivity position at December 31, 1993 was such that net interest income would decline modestly if there were an increase in short-term interest rates.

CAPITAL

          One of management's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and stockholders. A strong capital position helps Beach One withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they arise. During 1993, stockholders' equity increased by $2.1 million, or 10.3% over 1992.

          In recognition of Beach Bank's strong capital position and continued profitability, the Board of Directors maintained Beach One's dividend at $43.00 per share, which was the same as 1992. Dividends in 1991 were $40.00 per share.

          The Federal Reserve's final rules pertaining to risk-based capital became effective as of December 31, 1992. Under these rules, at December 31, 1993, Beach One's tier one capital was 26.5% and the total capital was 27.8% of risk-based assets. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios.

          Beach One's leverage ratio (tier one capital to total average adjusted quarterly assets) of 10.5% at December 31, 1993, is also well in excess of the minimum 4% requirement. All of these capital ratios increased during 1993 as equity capital increased 10.3% while risk-based assets decreased by 2.3%.


              BEACH ONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1994

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1993

        Beach One's net income for the three quarters ended September 30, 1994 was $2,187,000, a decrease of 1.0% from net income of $2,209,000 reported in the first three quarters of 1993. Net income per share was also down 1.0% to $110.81 from $111.92 reported in 1993. Despite the drop in net income, Beach One continues to generate substantial income from both its trust and banking activities. The principal causes of the decline were a 10.8% increase in non-interest expenses (a substantial portion of which is related to the Merger) and a 3.1%
decrease in net interest income. These items were offset by an 11.0% increase in income from the trust department, and a 27.9% drop in income tax expense.

NET INTEREST INCOME

        Net interest income totaled $6,060,000 for the first three quarters of 1994, or 3.1% less than $6,252,000 in the first three quarters of 1993. The decline in net interest income was due to a combination of the reinvestment of maturing loans into lower yielding investment securities and a drop in the overall level of earning assets. Earning assets as of the end of the third quarter of 1994 were $179,338,000, down 4.7% or $8,855,000, from the
$188,193,000 reported at September 30, 1993. The decline in earning assets reflects a $3,847,000 or 3.5% decrease in loans, a $6,710,000 or 76.9% decrease in securities purchased under repurchase agreements, and a $7,000,000 decrease in federal funds sold. These declines were partially offset by an $8,703,000 or 14.1% increase in investment securities. Net loans at the end of the third quarter were $105,551,000, reflecting a $3,880,000 decrease from September 30, 1993. This decrease was due to the non-renewal of maturing loans as well as a lack of loan demand. The Beach Bank utilized its maturing loans to acquire additional investment securities which grew from $61,941,000 at the end of the third quarter of 1993 to $70,644,000 at the end of the third quarter of 1994.

        The decline in earning assets was largely attributable to a decrease in deposits. Total deposits at September 30, 1994 were $168,852,000, down 6.9% or $12,494,000 from September 30, 1993. The decrease resulted from an $8,153,000 decrease in money market and NOW deposits, a $773,000 decrease in savings deposits, and a $5,621,000 decrease in time deposits, which were offset by $2,053,000 increase in non-interest bearing demand deposits. The decline was due to depositors shifting funds to other investments (such as short-term government securities) on which higher interest rates were available. Beach One decided not to raise interest rates in the effort to retain such deposits, since, as the result of a decline in loan demand, it did not need the funds represented by such deposits. The negative impact of the decline in deposits was partially offset by a $1,869,000 increase in total stockholders' equity.

        The net interest margin for the first three quarters of 1994 was 4.04% compared to last year's 4.07%. This decrease was due to the negative impact of rising rates for deposits, which increased more rapidly than interest rates on loans and other investments, as well as the shift from higher yielding loans to lower yielding investments.

PROVISION FOR LOAN LOSSES

        The provision for loan losses was $105,000 during the first three quarters of 1994 compared with $225,000 for the first three quarters of 1993. The decrease reflects the drop in loan volume during the first three quarters of 1994 and the relatively low level of loan charge-offs during this period.

NON-INTEREST INCOME

        Non-interest income for the first three quarters of 1994 totaled $2,161,000, which was 9.4% more than the $1,976,000 reported in the same period of the prior year. The principal component was trust department income which grew to $1,747,000, up 11.0% from $1,575,000 in 1993. The increase in trust department income was due to higher fees and increased transaction volumes from existing customers.

NON-INTEREST EXPENSES

        Non-interest expenses totaled $5,018,000 for the first three quarters of 1994, up 10.8% or $488,000 from the $4,530,000 reported for the first three quarters of 1993. The major factors in the increase were a $93,000 increase in salaries and benefits, a $123,000 increase in expenses due to the Merger (including legal, accounting and consulting fees), a $72,000 increase in expenses for premises and fixed assets (a large part of which was attributable to the new branch operation) and a $66,000 increase in trust operation expenses.

PROVISION FOR INCOME TAXES

        The income tax provision for the first three quarters of 1994 totaled $911,000 compared with $1,264,000 for the same period of 1993. The $353,000 decrease from the prior year was due to the 10.8% decline in pre-tax earnings and the utilization of a $210,000 deferred tax credit.

THREE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1993

        Net income for the three months ended September 30, 1994 was $772,000, an increase of 5.1% from net income of $735,000 reported in the third quarter of 1993. Net income per share was also up 5.1% to $39.12 from $37.23 reported in 1993. The increase was attributable to an 8.6% increase in income from the trust department and a 23.3% decrease in income tax expense which more than offset a 4.9% increase in non-interest expense and a 1.7% decrease in net interest income.

NET INTEREST INCOME

        Net interest income totaled $2,030,000 for the third quarter of 1994, or 1.7% less than $2,066,000 for the same period of 1993. The decline in net interest income was due to a combination of the reinvestment of maturing loans into lower yielding investment securities and a drop in the overall level of earning assets. The decline in earning assets was largely attributable to a decrease in deposits.

        The net interest margin for the third quarter of 1994 was 4.06%, compared to last year's 4.03%. This improvement was due to the positive impact of higher rates on investment securities and the retention of earnings.

PROVISIONS FOR LOAN LOSSES

        The provision for loan losses was $45,000 during the third quarter of 1994 compared with $75,000 for the third quarter of 1993. The decrease reflects a drop in loan volume during this period and a relatively low level of loan charge-offs.

NON-INTEREST INCOME

        Non-interest income for the third quarter of 1994 totaled $702,000 which was 2.6% more than the $684,000 reported for the same period of the prior year. The principal component was trust department income which grew to $596,000, up 8.6% from $549,000 in 1993. The increase in trust department income was due to higher fees and increased transaction volumes from existing customers. This increase was partially offset by a drop in customer service charges to $106,000 or 21.7% less than $135,000 for the third quarter of 1993. This decrease was due to lower transaction volumes.

NON-INTEREST EXPENSE

        Non-interest expense totaled $1,589,000 for the third quarter of 1994, up 4.9% or $74,000 from $1,515,000 reported for the third quarter of 1993. The major factors in the increase were expenses related to the merger and expenses related to the new branch operation.

PROVISION FOR INCOME TAXES

        The income tax provision for the third quarter of 1994 totaled $326,000, or down 23.3% or $99,000 from $425,000 for the same period in 1993. The $99,000 decrease from the prior year was due to a 5.3% decrease in pre-tax earnings and the utilization of a deferred tax credit.

STATEMENT OF CONDITION

        Total assets as of September 30, 1994 were $194,075,000, down 5.2% from $204,824,000 on September 30, 1993. The decline in total assets paralleled the drop in deposits discussed above. Net loans totaled $105,551,000 at September 30, 1994, representing a 3.5% decrease from $109,431,000 reported last year. The decrease in loans was due to the relatively high level of maturing loans which were not renewed, as well as lack of loan demand. As a result of the lower loan volume, the Beach Bank increased its holdings of investment securities. In this connection, investment securities increased to $70,644,000, up 14.1% or $8,703,000 from the 1993 level of $61,941,000. This increase was offset by a decline in securities purchased under resale agreements which fell to $2,015,000, down 77% from $8,725,000 at September 30, 1993.

        The continuing profitability of the Beach Bank resulted in an increase of stockholders' equity to $24,404,000 or 8.3% higher than the $22,535,000 at September 30, 1993.

        Beach One's risk-based capital ratios remained strong at 31.59% for tier one and 32.84% for total capital at September 30, 1994. Risk-based capital ratios substantially exceeded the regulatory guidelines of 4% for tier one and 8% for total capital. The leverage ratio (tier one capital to average assets) of 11.41% at September 30, 1994 also significantly exceeded the regulatory requirement of 4%.

ASSET QUALITY

        The total of non-performing assets at September 30, 1994 decreased to $354,000 from $586,000 at December 31, 1993 and $875,000 at September 30, 1993.
Non-accrual loans, consisting of residential loans, totaled $152,000 or .14% of total loans at September 30, 1994. At December 31, 1993 and September 30, 1993, non-accrual loans totaled $384,000 and $623,000, respectively. At September 30, 1994, OREO assets totaled $202,000, unchanged from the amount at December 31, 1993, and $50,000 less than the $252,000 at September 30, 1993. All of the OREO assets are properties located in Indian River County.

PROVISION FOR LOAN LOSSES

        The provision for loan losses for the nine months ended September 30, 1994 was $105,000, compared to $225,000 in 1993. The reduction was due to the decline in loans and the low level of charge-offs in the first three quarters of 1994. Charge-offs during the first three quarters of 1994 were $121,000. The allowance for loan losses was $1,128,000, on September 30, 1994, which equaled 1.06% of outstanding loans. This compares with $1,096,000 or .99% of outstanding loans at September 30, 1993 and $1,141,000 or 1.05% of outstanding loans at December 31, 1993. The low level of the reserves (relative to outstanding loans) is attributable to the quality of the loan portfolio, which is primarily in the form of low-risk residential lending.

        Although certain sectors of the local economy are still experiencing financial difficulties, the quality of the loan portfolio remains sound and the reserve for loan losses is considered to be adequate to cover credit-related uncertainties as they exist today. Established credit review procedures ensure that close attention is given to commercial real estate related loans as well as other credit exposures which may be adversely affected by significant increases in interest rates and/or downturns in segments of the local economy.


                         ADJOURNMENT OF SPECIAL MEETING

        Under certain circumstances, Beach One's management may determine at the time of the Special Meeting that it is in the best interests of Beach One and its shareholders to adjourn the Special Meeting to a later date. For example, in the event that the number of shares present, in person or by proxy, at the Special Meeting is insufficient to constitute a quorum or to approve the Merger Agreement, Beach One might decide to adjourn the Special Meeting to permit further solicitation of proxies. Beach One might also decide to adjourn the Special Meeting in the event that the parties determine that regulatory approval of the Merger will be unduly delayed or that events occurring subsequent to the date of this proxy statement require Beach One and NTC to furnish additional proxy soliciting information to the shareholders and to give the shareholders an opportunity to assimilate such information. If the Special Meeting is adjourned, no further notice of the time and place of the adjourned meeting is required to be given to Beach One's shareholders other than an announcement of such time and place at the Special Meeting.

        The vote of a majority of the shares present at the Special Meeting, in person or by proxy, whether or not a quorum is present, is required to approve a proposal for adjournment at the Special Meeting. In order to allow Beach One's management to vote proxies received by Beach One at the time of the Special Meeting in favor of such an adjournment, in the event that Beach One determines, in its sole discretion, that such an adjournment is in the best interests of Beach One and its shareholders, Beach One has submitted the question of adjournment as a separate matter for the consideration and vote of the shareholders. The Board of Directors of Beach One recommends that the shareholders vote FOR the proposal to adjourn the Special Meeting, so that such proxies may be voted in favor of such adjournment under such circumstances.

                                 LEGAL OPINIONS

        The legality of the NTC Common Stock and associated Rights to be issued pursuant to the Merger will be passed upon for NTC by Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606.

        Shutts & Bowen, counsel for Beach One, has delivered an opinion to Beach One concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                                    EXPERTS


        The consolidated financial statements of NTC incorporated by reference into this Proxy Statement-Prospectus by reference to NTC's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Proxy Statement-Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Beach One as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been included in this Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  INDEX TO FINANCIAL STATEMENTS OF BEACH ONE

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BEACH ONE
 FINANCIAL SERVICES, INC.  AND SUBSIDIARY AS OF AND FOR THE
 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993 (UNAUDITED)

Condensed Consolidated Balance Sheets..................................................   F-2
Condensed Consolidated Statements of Income............................................   F-3
Condensed Consolidated Statements of Cash Flow.........................................   F-4
Notes to Condensed Consolidated Financial Statements...................................   F-5

CONSOLIDATED FINANCIAL STATEMENTS OF BEACH ONE FINANCIAL
 SERVICES, INC. AND SUBSIDIARY AS OF AND FOR THE YEARS ENDED
 DECEMBER 31, 1993 AND 1992

Independent Auditors' Report...........................................................   F-9
Consolidated Balance Sheets............................................................  F-10
Consolidated Statements of Income......................................................  F-12
Consolidated Statements of Stockholders' Equity........................................  F-13
Consolidated Statements of Cash Flows..................................................  F-14
Notes to Consolidated Financial Statements............................................   F-16

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

          September 30, 1994, December 31, 1993 and September 30, 1993

                 Assets                               September 30,   December 31,  September 30,
                 ------                                    1994           1993           1993
                                                      --------------  ------------  --------------
Cash and due from banks                                $  9,044,623   $ 10,895,146   $ 10,256,075
Federal funds sold                                                -      7,000,000      7,000,000
Securities purchased under resale agreements              2,015,000     21,500,000      8,725,000
Investment securities (market values of
  $68,364,000, $64,470,012 and $63,340,000
  respectively) (note 2)                                 70,644,229     63,711,207     61,941,362
Loans, net (note 3)                                     105,550,883    107,955,740    109,430,593
Other assets                                              6,820,373      7,146,178      7,470,791
                                                       ------------    -----------    -----------
                                                       $194,075,108    218,208,271    204,823,821
                                                       ============    ===========    ===========

Liabilities and Stockholders' Equity
- ------------------------------------
Liabilities:
  Deposits:
    Noninterest bearing                                  20,400,058     23,315,123     18,347,491
    Interest bearing:
            Money Market and NOW                         92,136,324    106,894,782    100,289,164
            Savings                                      10,354,657     11,366,656     11,127,227
            Time deposits under $100,000                 36,344,622     40,542,243     39,273,138
            Time deposits $100,000 and over               9,616,175     12,069,643     12,309,086
                                                       ------------    -----------    -----------
                        Total deposits                  168,851,836    194,188,447    181,346,106
Accrued interest payable and other liabilities              819,498      1,603,278        943,173
                                                       ------------    -----------    -----------
                        Total liabilities               169,671,334    195,791,725    182,289,279
                                                       ------------    -----------    -----------

Stockholders' equity:
  Common stock, $0.01 par value.  Authorized
    1,000,000 shares; issued and outstanding
    19,740 shares                                               197            197            197
  Additional paid-in capital                              3,471,459      3,471,459      3,471,459
  Retained earnings                                      20,920,118     18,944,890     19,062,886
  Unrealized gain on securities available for
    sale, net of tax                                         12,000              -              -
                                                       ------------    -----------    -----------
                        Total stockholders' equity       24,403,774     22,416,546     22,534,542
                                                       ------------    -----------    -----------
                                                       $194,075,108   $218,208,271   $204,823,821
                                                       ============   ============   ============

See accompanying notes to condensed consolidated financial statements.

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

               Nine Months Ended September 30, 1994 and 1993 and
                 Three Months Ended September 30, 1994 and 1993


                                                     Nine Months Ended     Three Months Ended
                                                       September 30           September 30
                                                   ---------------------  --------------------
                                                      1994       1993       1994       1993
                                                   ----------  ---------  ---------  ---------
Interest income:
     Interest on loans                             $6,106,393 $6,512,993 $2,078,618 $2,126,405
     Interest on investment securities              2,884,295  2,967,301    951,685    985,592
     Interest on federal funds sold and
       securities purchased under resale
       agreements                                     481,115    430,066    115,211    115,219
                                                   ----------  ---------  ---------  ---------
          Total interest income                     9,471,803  9,910,360  3,145,514  3,227,216
                                                   ----------  ---------  ---------  ---------
Interest expense:
     Interest on money market and NOW
       deposits                                     1,617,949  1,669,511    527,520    517,662
     Interest on savings deposits                     171,527    191,860     54,932     56,985
     Interest on time deposits under $100,000       1,268,849  1,366,928    422,238    449,535
     Interest on time deposits $100,000 and over      353,075    429,878    110,611    137,274
                                                   ----------  ---------  ---------  ---------
          Total interest expense                    3,411,400  3,658,177  1,115,301  1,161,456
                                                   ----------  ---------  ---------  ---------
          Net interest income                       6,060,403  6,252,183  2,030,213  2,065,760
Provision for loan losses                             105,000    225,000     45,000     75,000
                                                   ----------  ---------  ---------  ---------
          Net interest income after
            provision for loan losses               5,955,403  6,027,183  1,985,213  1,990,760
                                                   ----------  ---------  ---------  ---------
Non-interest income:
     Customer service charges                         390,251    400,394    105,694    135,046
     Trust department income                        1,747,408  1,574,837    596,310    549,300
     Other                                             23,288        696        343          -
                                                   ----------  ---------  ---------  ---------
          Total non-interest income                 2,160,947  1,975,927    702,347    684,346
                                                   ----------  ---------  ---------  ---------
Non-interest expense:
     Salaries and benefits                          2,552,579  2,459,224    806,232    813,555
     Other                                          2,465,753  2,071,065    782,808    701,321
                                                   ----------  ---------  ---------  ---------
          Total non-interest expense                5,018,332  4,530,289  1,589,040  1,514,876
                                                   ----------  ---------  ---------  ---------
          Income before income taxes                3,098,018  3,472,821  1,098,520  1,160,230
Income tax expense                                    910,585  1,263,546    326,195    425,400
                                                   ----------  ---------  ---------  ---------
          Net income                               $2,187,433  2,209,275    772,325    734,830
                                                   ==========  =========  =========  =========
Net income per share                               $   110.81 $   111.92 $    39.12 $    37.23
                                                   ========== ========== ========== ==========

See accompanying notes to condensed consolidated financial statements.

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Nine Months Ended September 30, 1994 and 1993

                                                                              1994           1993
                                                                          -------------  ------------
Cash flows from operating activities:
  Interest received                                                       $  9,531,913     9,989,282
  Fees received                                                              2,160,947     1,975,927
  Interest paid                                                             (3,442,825)   (3,720,647)
  Cash paid to suppliers and employees                                      (4,573,014)   (4,557,266)
  Income taxes paid                                                         (1,151,056)   (1,367,046)
  Other                                                                              -     1,138,275
                                                                          ------------   -----------
            Net cash provided by operating activities                        2,525,965     3,458,525
                                                                          ------------   -----------
Cash flows from investing activities:
  Proceeds from the maturity of investment securities                       20,500,000    18,799,000
  Purchase of investment securities                                        (27,404,323)  (22,925,634)
  Net decrease in loans                                                      2,053,110     2,542,961
  Proceeds from the sale of other real estate owned                            246,747       175,452
  Purchase of bank premises and equipment                                      (71,591)   (1,011,238)
                                                                          ------------   -----------
            Net cash used by investing activities                           (4,676,057)   (2,419,459)
                                                                          ------------   -----------
Cash flows from financing activities:
  Net increase (decrease) in deposit accounts                              (25,336,611)  (19,911,993)
  Dividends paid                                                              (848,820)     (848,820)
                                                                          ------------   -----------
            Net cash used by financing activities                          (26,185,431)  (20,760,813)
                                                                          ------------   -----------
            Net decrease in cash and cash equivalents                      (28,335,523)  (19,721,747)
Cash and cash equivalents, beginning of period                              39,395,146    45,702,822
                                                                          ------------   -----------
Cash and cash equivalents, end of period                                  $ 11,059,623    25,981,075
                                                                          ============   ===========
Reconciliation of net income to net cash provided by
 operations:
Net income                                                                   2,187,433     2,209,275
Adjustments to reconcile net income to net cash provided
 by operations:
    Premium amortization and discount accretion on
            investment securities, net                                          (9,699)      (23,136)
    Provision for loan losses                                                  105,000       225,000
    Depreciation and amortization                                              365,246       298,997
    (Increase) decrease in other assets                                         32,150       733,938
    Increase (decrease) in other liabilities                                  (154,165)       14,451
                                                                          ------------   -----------
            Net cash provided by operating activities                     $  2,525,965     3,458,525
                                                                          ============   ===========
Supplemental schedule of noncash investing and financing
  activities - transfer of loans to other real
  estate owned                                                                 319,756       106,928
                                                                          ============   ===========

See accompanying notes to condensed consolidated financial statements.

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                          September 30, 1994 and 1993


(1)  Interim Financial Statements

     The unaudited condensed consolidated interim financial statements include the accounts of Beach One Financial Services, Inc. (the Company) and its wholly-owned subsidiary, The Beach Bank of Vero Beach (the Bank), and reflect all adjustments which in the opinion of management are necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of trends or results to be expected for a full year. These condensed interim financial statements and notes should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 1993.

(2)  Investment Securities

     The Company implemented Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. All of the Company's debt securities have been classified as held to maturity and in accordance with Statement 115 are recorded at amortized cost. Other securities represent marketable equity securities and have been classified as available for sale in accordance with Statement 115. Accordingly, at September 30, 1994, unrealized gain amounting to $12,000, net of the related tax effect, has been reflected in stockholders' equity. The amortized cost and estimated market value of investment securities at September 30, 1994, December 31, 1993 and September 30, 1993 are as follows (in thousands):

                             September 30, 1994    December 31, 1993     September 30, 1993
                            --------------------  --------------------  --------------------
                                       Estimated             Estimated             Estimated
                            Amortized   Market    Amortized   Market    Amortized   Market
                              Cost       Value      Cost       Value      Cost       Value
                            ---------  ---------  ---------  ---------  ---------  ---------
U.S. Treasury Securities      $35,413     34,198     24,478     24,688     27,503     27,982
Securities of other U.S.
  government agencies
  and corporations             32,468     31,322     36,489     36,755     31,493     32,100
Obligations of states
  and political
  subdivisions                  2,714      2,795      2,714      2,960      2,915      3,186
Other securities                   30         49         30         67         30         72
                              -------     ------     ------     ------     ------     ------
                              $70,625     68,364     63,711     64,470     61,941     63,340
                              =======     ======     ======     ======     ======     ======

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The amortized cost of debt securities at September 30, 1994, December 31, 1993 and September 30, 1993 by contractual maturity (in thousands) is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           September 30,  December 31,  September 30,
                                               1994           1993          1993
                                           -------------  ------------  -------------
 Due in one year or less                         $ 9,499        17,003         20,198
 Due after one year through five years            54,291        37,353         32,388
 Due after five years through ten years            6,485         9,005          9,325
 Due after ten years                                 320           320              -

 Other securities                                     30            30             30
                                                 -------        ------         ------
                                                 $70,625        63,711         61,941
                                                 =======        ======         ======

      There were no sales of any investment securities during the nine months ended September 30, 1994 and 1993.

      At September 30, 1994, investment securities amounting to approximately $2,518,000 were pledged to secure public deposits and for other purposes required or permitted by law.


(3)  Loans

     Loans, as categorized by the underlying collateral, consist of (in thousands):

                                          September 30,   December 31,   September 30,
                                               1994           1993            1993
                                          --------------  -------------  --------------
Real estate mortgage:
  Residential                                  $ 91,314         93,004          94,324
  Commercial                                      2,325          2,384           2,433
Commercial, financial and agricultural            1,830          2,213           1,798
Consumer and other                               11,211         11,497          11,972
                                               --------        -------         -------
                                                106,680        109,098         110,527
Less:
  Unearned interest                                  (1)            (1)              -
  Allowance for loan losses                      (1,128)        (1,141)         (1,096)
                                               --------        -------         -------
                                               $105,551        107,956         109,431
                                               ========        =======         =======

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Activity in the allowance for loan losses for the nine months ended September 30, 1994 and 1993 follows (in thousands):

                                September 30,   September 30,
                                     1994            1993
                                --------------  --------------
Balance, beginning of period        $1,141           1,141
Provision charged to expense           105             225
Loans charged off                     (121)           (278)
Recoveries                               3               8
                                    ------           -----
Balance, end of period              $1,128           1,096
                                    ======           =====

     As of September 30, 1994, loans with unpaid principal balances of approximately $152,000 were ninety days or more contractually delinquent or were on nonaccrual status.

(4)  Financial Instruments With Off-Balance Sheet Risk

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     These financial instruments at September 30, 1994 and 1993 were as follows (in thousands):

                                              September 30,  September 30,
                                                  1994           1993
                                              -------------  -------------
Financial instruments whose credit risk is
  represented by contract amounts:
            Commitments to extend credit          $4,590         4,348
            Standby letters of credit                242           312
                                                  ------         -----
                                                  $4,832         4,660
                                                  ======         =====

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

KPMG Peat Marwick LLP
Certified Public Accountants
700 20th Street
P. O. Box 249
Vero Beach, Florida 32961



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Beach One Financial Services, Inc.:

We have audited the accompanying consolidated balance sheets of Beach One Financial Services, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beach One Financial Services, Inc. and subsidiary at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.


Vero Beach, Florida
February 4, 1994


                                              KPMG Peat Marwick LLP

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1993 AND 1992

                     Assets                                 1993        1992
                     ------                            ------------ ------------
Cash and due from banks (note 2)                       $ 10,895,146 $ 15,102,822
Federal funds sold                                        7,000,000    7,000,000
Securities purchased under resale agreements             21,500,000   23,600,000
Insurance claim receivable (note 3)                               -    1,138,275
Investment securities (market values of $64,470,012 in
     1993 and $59,346,385 in 1992) (note 4)              63,711,207   57,791,592
Loans, net (note 5)                                     107,955,740  112,305,482
Bank premises and equipment, net (notes 6 and 13)         5,075,540    4,388,592
Accrued interest receivable                               1,467,600    1,603,518
Other real estate owned (note 13)                           202,122      320,594
Other assets                                                400,916      110,033







                                                       ------------ ------------

                                                       $218,208,271 $223,360,908
                                                       ============ ============

See accompanying notes to consolidated financial statements.

      Liabilities and Stockholders' Equity             1993          1992
      ------------------------------------         ------------  ------------
Liabilities:
   Deposits:
     Noninterest bearing                           $ 23,315,123  $ 31,038,572
     Interest bearing:
       Money market and NOW                         106,894,782   103,092,144
       Savings                                       11,366,656    11,017,065
       Time deposits under $100,000                  40,542,243    42,850,392
       Time deposits $100,000 and over               12,069,643    13,259,926
                                                   ------------  ------------

                       Total deposits               194,188,447   201,258,099

   Accrued interest payable and other liabilities     1,603,278     1,777,542
                                                   ------------  ------------
                       Total liabilities            195,791,725   203,035,641
                                                   ------------  ------------


Stockholders' equity (notes 7 and 14):
   Common stock, $0.01 par value. Authorized
     1,000,000 shares; issued and outstanding
     19,740 shares                                          197           197
   Additional paid-in capital                         3,471,459     3,471,459
   Retained earnings                                 18,944,890    16,853,611
                                                   ------------  ------------

       Total stockholders' equity                    22,416,546    20,325,267
Commitments and contingencies (notes 11 and 13)
                                                   ------------  ------------
                                                   $218,208,271  $223,360,908
                                                   ============  ============


See accompanying notes to consolidated financial statements.

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

    FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1993


                                                                   1993         1992         1991
                                                                -----------  -----------  -----------
Interest income:
   Interest on loans                                            $ 8,487,053  $ 9,199,907  $ 9,954,655
   Interest on investment securities (note 4)                     3,921,714    4,156,794    4,293,097
   Interest on federal funds sold and securities
      purchased under resale agreements                             591,359      713,498    1,223,473
                                                                -----------  -----------  -----------

         Total interest income                                   13,000,126   14,070,199   15,471,225
                                                                -----------  -----------  -----------
Interest expense:
   Interest on money market and NOW
      deposits                                                    2,192,863    2,627,171    3,704,231
   Interest on savings deposits                                     248,485      338,864      361,714
   Interest on time deposits under $100,000                       1,814,599    2,393,479    3,309,377
   Interest on time deposits $100,000 and over                      559,974      674,100      906,911
                                                                -----------  -----------  -----------
         Total interest expense                                   4,815,921    6,033,614    8,282,233
                                                                -----------  -----------  -----------
         Net interest income                                      8,184,205    8,036,585    7,188,992
Provision for loan losses (note 5)                                  323,160      178,874      260,141
                                                                -----------  -----------  -----------
         Net interest income after provision                      7,861,045    7,857,711    6,928,851
            for loan losses                                     -----------  -----------  -----------

Non-interest income:
   Gain on sale of investment securities                                ---        2,661       21,983
   Customer service charges                                         345,934      369,767      337,952
   Trust department income                                        2,178,366    1,916,620    1,592,110
   Other                                                            324,027      303,458      245,989
                                                                -----------  -----------  -----------
         Total non-interest income                                2,848,327    2,592,506    2,198,034
                                                                -----------  -----------  -----------
Non-interest expense:
   Salaries and benefits                                          3,266,128    3,044,353    2,808,536
   Net occupancy expense                                            373,577      327,439      274,112
   Furniture and equipment expense                                  417,688      384,946      324,774
   Other (note 8)                                                 2,039,334    1,830,273    1,591,596
                                                                -----------  -----------  -----------
         Total non-interest expense                               6,096,727    5,587,011    4,999,018
                                                                -----------  -----------  -----------
         Income before income taxes                               4,612,645    4,863,206    4,127,867
Income tax expense (note 9)                                       1,672,546    1,777,200    1,472,221
                                                                -----------  -----------  -----------
        Net income                                              $ 2,940,099  $ 3,086,006  $ 2,655,646
                                                                ===========  ===========  ===========

        Net income per share                                        $148.94      $156.33      $134.53
                                                                ===========  ===========  ===========
        Average common shares
         outstanding                                                 19,740       19,740       19,740
                                                                ===========  ===========  ===========


See accompanying notes to consolidated financial statements.

                       BEACH ONE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

    FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1993


                                                Additional     Retained
                                       Common    Paid-In       Retained
                                        Stock    Capital       Earnings      Total
                                      -------  -----------    ---------   ------------
Balances at December 31, 1990            $197   $3,471,459  $12,750,379   $16,222,035
Net Income                                  -            -    2,655,646     2,655,646
Cash dividends declared, $40.00 per
     share (note 7)                         -            -     (789,600)     (789,600)
                                         ----   ----------  -----------   -----------
Balances at December 31, 1991             197    3,471,459   14,616,425    18,088,081
Net income                                  -            -    3,086,006     3,086,006
Cash dividends declared, $43.00 per
     share (note 7)                         -            -     (848,820)     (848,820)
                                         ----   ----------  -----------   -----------
Balances at December 31, 1992             197    3,471,459   16,853,611    20,325,267
Net income                                  -            -    2,940,099     2,940,099
Cash dividends declared, $43.00 per
     share (note 7)                         -            -     (848,820)     (848,820)
                                         ----   ----------  -----------   -----------
Balances at December 31, 1993            $197   $3,471,459  $18,944,890   $22,416,546
                                         ====   ==========  ===========   ===========


See accompanying notes to consolidated financial statements.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

    FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1993



                                                         1993           1992           1991
                                                     -------------  -------------  -------------
Cash flows from operating activities:
   Interest received                                 $ 13,106,973   $ 14,189,756   $ 15,476,698
   Fees received                                        2,898,275      2,577,150      2,166,814
   Interest paid                                       (4,887,138)    (6,231,279)    (8,281,144)
   Cash paid to suppliers and employees                (5,963,122)    (5,218,581)    (4,804,873)
   Income taxes paid                                   (1,792,546)    (1,782,500)    (1,354,621)
   Other (note 3)                                       1,138,275     (1,138,275)             -
                                                     ------------   ------------   ------------

      Net cash provided by operating activities         4,500,717      2,396,271      3,202,874
                                                     ------------   ------------   ------------
Cash flows from investing activities:
   Proceeds from the maturity of investment
      securities                                       24,899,996     15,884,661     19,784,762
   Proceeds from sale of investment securities                  -      1,721,036      1,515,938
   Purchase of investment securities                  (30,790,625)   (22,255,938)   (22,200,186)
   Net (increase) decrease in loans                     3,919,739     (4,308,968)   (15,838,193)
   Purchase of bank premises and equipment             (1,094,483)    (1,297,489)    (1,450,641)
   Proceeds from the sale of other real estate
      owned                                               175,452        185,674        273,079
                                                     ------------   ------------   ------------

         Net cash used by investing activities         (2,889,921)   (10,071,024)   (17,915,241)
                                                     ------------   ------------   ------------
Cash flows from financing activities:
   Net increase (decrease) in deposit accounts         (7,069,652)    18,292,185     19,180,094
   Dividends paid                                        (848,820)      (789,600)      (750,120)
                                                     ------------   ------------   ------------

      Net cash provided (used) by financing
         activities                                    (7,918,472)    17,502,585     18,429,974
                                                     ------------   ------------   ------------

      Net increase (decrease) in cash and cash
         equivalents                                   (6,307,676)     9,827,832      3,717,607
Cash and cash equivalents, beginning of year           45,702,822     35,874,990     32,157,383
                                                     ------------   ------------   ------------
Cash and cash equivalents, end of year               $ 39,395,146   $ 45,702,822   $ 35,874,990
                                                     ============   ============   ============

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (Continued)


                                                         1993           1992           1991
                                                         ----           ----           ----
Reconciliation of net income to net cash provided
   by operations:

Net income                                           $2,940,099     $3,086,006     $2,655,646
Adjustments to reconcile net income to net cash
   provided by operations:
      Premium amortization and discount
         accretion on investment securities, net        (28,986)       (60,455)      (107,093)
      Gain on sale of investment securities                   -         (2,661)       (21,983)
      Accretion of unearned interest on loans               (85)        (5,423)       (20,686)
      Provision for loan losses                         323,160        178,874        260,141
      Depreciation and amortization                     407,535        331,011        262,755
      (Gain) loss on sale of other real estate
         owned                                           49,948        (12,695)        10,175
      (Increase) decrease in insurance claim
         receivable                                   1,138,275     (1,138,275)        (9,237)
      Decrease in accrued interest receivable           135,918        185,435        133,252
      Increase in other assets                         (290,883)        (6,105)       (47,957)
      Decrease in accrued interest payable              (71,217)      (197,665)         1,089
      Decrease in taxes payable                        (120,000)        (5,300)       117,600
      Increase in other liabilities                      16,953         43,524        (30,828)
                                                     ----------     ----------     ----------
Net cash provided by operating activities            $4,500,717     $2,396,271     $3,202,874
                                                     ==========     ==========     ==========


Supplemental schedule of noncash investing and financing activities:

Transfer of loans to other real estate owned         $  106,928     $  218,400     $  225,693


See accompanying notes to consolidated financial statements.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1993 AND 1992


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    (A) GENERAL

    The accompanying consolidated financial statements include the accounts of Beach One Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, The Beach Bank of Vero Beach (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

    The Bank provides a wide range of banking and trust services to individual and corporate customers primarily in Indian River County, Florida. The Bank is subject to competition from other financial institutions. The Company and the Bank are subject to regulations of certain federal agencies and undergo periodic examinations by these regulatory authorities.


    (B) BASIS OF FINANCIAL STATEMENT PRESENTATION

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and with reporting guidelines as prescribed by banking regulatory authorities. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures, or in-substance foreclosures. In connection with the determination of the allowance for loan losses and other real estate owned, management obtains independent appraisals for significant properties.

    Substantially all of the Company's real estate loans and other real estate owned are secured by real estate in Indian River County, Florida. Accordingly, the ultimate collectibility of a substantial portion of the carrying amount of real estate loans and other real estate owned are susceptible to changes in market conditions in Indian River County, Florida.

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Management believes that the allowance for losses on loans and other real estate owned is adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in economic conditions particularly in Indian River County. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and other real estate owned. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.


   (C) INVESTMENT SECURITIES

   Investment securities are those securities which the Company has the ability and management has the intent to hold to maturity. These securities are stated at cost, adjusted for amortization of premium to call date and accretion of discount to maturity using methods approximating the interest method. Gains and losses from the sales of investment securities are computed under the specific identification method.

   At December 31, 1993, the Company had no commitment to sell investments.

   In May, 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"), which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values (other than those accounted for under the equity method or as investments in consolidated subsidiaries) and all investments in debt securities. Statement 115 is effective for years beginning after December 15, 1993 (1994 for the Company).

   Statement 115 requires classification of investments into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity must be reported at amortized cost. Debt and equity securities that must be bought and held principally for the purpose of selling them in the near term must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects).

   Upon adoption, management will review its designation of its investment and mortgage backed securities portfolios for appropriate classification into one of the three categories consistent with Statement 115. Implementation of Statement 115 may result in the Company accounting for a portion of its investment securities and mortgage-backed securities portfolios at fair value (as opposed to amortized cost) and could result in greater volatility in the Company's earnings and capital position. It also may discourage investment in longer term debt securities, which tend to have higher yields than short-term securities and therefore may reduce the earnings of

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   the Company. Currently, management believes the initial impact, if any, of implementation of Statement 115 on financial condition or results of operations will be insignificant.


   (D) LOANS

   Loans are stated at unpaid principal balance, less unearned income and allowance for loan losses.

   Interest on loans is generally calculated by using the simple interest method on daily balances of the principal amount outstanding. Unearned interest income is recognized as income over the terms of the loans by the interest method.

   Nonaccrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more unless the loan principal and interest are determined by management to be fully collectible and are in the process of collection. Any unpaid amounts previously accrued on these loans are reversed from income, and thereafter interest is recognized only to the extent payments are received.

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. The allowance for loan losses is based upon a review of all significant loans on which full collectibility may not be reasonably assured, considering, among other factors, all known and inherent risks in the portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay, assumed values of the underlying collateral securing the loans, the current and prospective financial condition of the borrower, and the prevailing and anticipated economic condition of the market.

   In May, 1993, FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"), which prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructuring (a "restructured loan"). Statement 114 is effective for financial statements issued for fiscal years beginning after December 15, 1994 (1995 for the Company). Although earlier application is permitted, previously issued financial statements may not be restated. If a loan was restructured in a troubled debt restructuring involving a modification of terms before the effective date of Statement 114 and is not impaired based upon the terms of the restructuring agreement, a creditor may continue to account for the loan in accordance with FASB Statement 15, "Accounting by Debtors and Creditors for Troubled Loan Restructurings".

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The major provisions of Statement 114 follow: (1) Statement 114 is applicable to all creditors and all loans, except those large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment; (2) a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement; (3) when a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. Creditors can select the measurement method on a loan-by-loan basis except that collateral dependent loans for which foreclosure is probable must be measured at the fair value of the collateral; and (4) a creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

   Management has not determined when it will adopt the provisions of Statement 114 or the impact that Statement 114 will have on the financial condition or results of operations upon adoption.


   (E) LOAN ORIGINATION FEES AND COSTS

   Nonrefundable loan origination fees are recognized as received. Costs associated with originating loans are expended as incurred. Generally accepted accounting principles require that such fees and costs be deferred and recognized over the term of the loan on the interest method. Reporting of such fees and costs in accordance with generally accepted accounting principles would not materially affect the results of operations or financial position. Such fees are recorded as non-interest income.


   (F) PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated lives are five years for furniture and equipment and 30 years for buildings and improvements.

   Maintenance and repairs are charged to non-interest expenses as incurred. Major improvements and betterments are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (G)  OTHER REAL ESTATE OWNED

   Other real estate owned acquired through foreclosure or deeded to the Company in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest are carried at the lower of (a) fair value minus estimated costs to sell, or (b) cost. Any write-downs at date of acquisition are charge to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in the fair value of the property are included in non-interest expenses. Other real estate owned at December 31, 1993 and 1992 consisted of residential and commercial real estate of $95,194 and $106,928, and $218,400 and $102,194, respectively.

   (H)  INCOME TAXES

   Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was issued by the Financial Accounting Standards Board in February 1992. Statement 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   Effective January 1, 1993, the Bank adopted Statement 109. The cumulative effect of that change in the method of accounting for income taxes as of January 1, 1993 and the impact of the change for the year ended December 31, 1993 was not material.

   Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.


   (I)  TRUST ASSETS

   Securities and other property held by the Bank's Trust Department in agency or fiduciary capacities are not included in the financial statements since they are not assets of the Company. Revenues from trust services are recorded in income as received. Reporting of such income on an accrual basis would not materially affect the results of operations or financial position.

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (J) STATEMENT OF CASH FLOWS

    The Company defines cash and cash equivalents as amounts on the balance sheet under the caption cash and due from banks, federal funds sold, and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one day periods and securities purchased under resale agreements are for original terms of 3 months or less.


(2) CASH AND DUE FROM BANKS

    The Bank is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The reserve balance maintained in accordance with such requirements at December 31, 1993 and 1992 was $800,000 and $1,500,000, respectively.

(3) INSURANCE CLAIM RECEIVABLE

    In October 1992, the Bank discovered an embezzlement in its Trust Department which resulted in a loss of approximately $1,163,000. A claim was filed with the Bank's insurance carrier on December 24, 1992 under its blanket bond policy, which covers embezzlements. The Bank replenished the accounts of the Trust Department customers affected by the embezzlement and a receivable from the insurance company was recorded for the same amount, less a $25,000 deductible. On March 10, 1993 the claim was paid in full by the insurance company. For financial reporting purposes the cost of replenishing the trust accounts has been netted against related insurance proceeds resulting in a net $25,000 charge to operations for 1992 which is included in non-interest expense.

                                                                     (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)    Investment Securities

   The amortized cost and estimated market value of investment securities at December 31, 1993 are as follows:



                                               Gross         Gross      Estimated
                                 Amortized   Unrealized   Unrealized     Market
                                   Cost        Gains        Losses        Value
                                -----------  ----------   -----------  -----------
   U.S. Treasury Securities     $24,478,330   $243,459      $ 34,264   $24,687,525
   Securities of other U.S.
     government agencies
     and corporations            36,488,410    349,216        82,376    36,755,250
   Obligations of states and
     political subdivisions       2,714,467    245,770           ---     2,960,237
   Other securities                  30,000     37,000           ---        67,000
                                -----------   --------      --------  ------------
                                $63,711,207   $875,445      $116,640   $64,470,012
                                ===========   ========      ========   ===========


   The amortized cost and estimated market value of investment securities at December 31, 1992 are as follows:



                                                 Gross        Gross      Estimated
                                 Amortized    Unrealized   Unrealized     Market
                                   Cost         Gains        Losses        Value
                                -----------   ----------  -----------  -----------
   U.S. Treasury Securities     $29,464,401   $  848,134    $   ---    $30,312,535
   Securities of other U.S.
     government agencies
     and corporations            25,501,008      542,987     51,565     25,992,430
   Obligations of states and
     political subdivisions       2,796,183      186,975      1,744      2,981,414
   Other securities                  30,000       30,006        ---         60,006
                                -----------   ----------    -------    -----------
                                $57,791,592   $1,608,102    $53,309    $59,346,385
                                ===========   ==========    =======    ===========

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

The amortized cost and estimated market value of investment securities at December 31, 1993 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           Estimated
                                          Amortized Cost  Market Value
                                          --------------  ------------
Due in one year or less                      $17,002,696   $17,189,709

Due after one year through five years         37,353,511    37,709,315

Due after five years through ten years         9,005,000     9,179,738

Due after ten years                              320,000       324,250


Other securities                                  30,000        67,000
                                             -----------   -----------
                                             $63,711,207   $64,470,012
                                             ===========   ===========



  Proceeds and gross realized gains from sales of investment securities during 1992 and 1991 amounted to $1,721,036 and $2,661, and $1,515,938 and $21,983,
  respectively.  There were no sales during 1993.

     Interest on investment securities consists of:


                                          1993        1992        1991
                                       ----------  ----------  ----------
U.S. Treasury securities               $1,888,973  $2,551,961  $2,953,852
Securities of other U.S.
  government agencies                   1,854,727   1,401,093     988,735
Obligations of states and political
 subdivisions (includes $177,325,
 $201,930 and $335,213 of interest
 exempt from Federal income tax,
 respectively)                            178,014     203,740     337,457

Bankers' acceptance                           ---         ---      13,053
                                       ----------  ----------  ----------
                                       $3,921,714  $4,156,794  $4,293,097
                                       ==========  ==========  ==========

At December 31, 1993, investment securities amounting to approximately $2,515,000 were pledged to secure public deposits and for other purposes required or permitted by law.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(5) LOANS

    Loans, as categorized by the underlying collateral, consist of:


                                                                 1993                    1992
                                                           ----------------          -------------
    Real estate mortgage:
     Residential                                            $ 93,003,906             $ 96,036,486

     Commercial                                                2,384,160                3,050,289
    Commercial, financial and
     agriculture                                               2,212,833                1,128,868

    Consumer and other                                        11,497,125               13,232,208
                                                            -------------            ------------
                                                             109,098,024              113,447,851
    Less:
      Unearned interest                                           (1,751)                  (1,836)
      Allowance for loan losses                               (1,140,533)              (1,140,533)
                                                            ------------             ------------
                                                            $107,955,740             $112,305,482
                                                            ============             ============

    Activity in the allowance for loan losses follows:

                                                              1993         1992         1991
                                                           ----------   ----------   ----------
     Balance, beginning of year                            $1,140,533   $1,095,518   $  949,018
     Provision charged to expense                             323,160      178,874      260,141
     Loans charged off                                       (338,386)    (184,542)    (126,577)
     Recoveries                                                15,226       50,683       12,936
                                                           ----------   ----------   ----------

     Balance, end of year                                  $1,140,533   $1,140,533   $1,095,518
                                                           ==========   ==========   ==========

    As of December 31, 1993 and 1992, loans with unpaid principal balances of approximately $489,388 and $120,820, respectively, were ninety days or more contractually delinquent or were on nonaccrual status.

    Certain officers, directors, and employees of the Company and the Bank and certain corporations and individuals related to such persons incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

     Following is a summary of activity during 1993 for such loans:


       Balance                                         Balance
     December 31, 1992      Additions     Repayments  December 31, 1993
     -----------------      ---------     ----------  -----------------

        $1,119,960          $242,573       $354,599     $1,007,934
         =========           =======        =======      =========


(6)  PREMISES AND EQUIPMENT

     Premises and equipment consist of:


                                              1993        1992
                                           ----------  ----------

     Land                                  $  898,461  $  898,461
     Buildings                              3,422,592   2,804,042
     Furniture, fixtures and equipment      2,938,055   2,462,123
                                           ----------  ----------
                                            7,259,108   6,164,626
     Less accumulated depreciation          2,183,568   1,776,034
                                           ----------  ----------

       Net premises and equipment          $5,075,540  $4,388,592
                                           ==========  ==========


(7)  DIVIDENDS
     ---------

     The ability of the Company to pay dividends to stockholders depends primarily on the dividends received by the Company from the Bank. The Company's ability to receive dividends from the Bank is prohibited or restricted by Federal banking regulations based upon the Bank's profitability and other factors. At December 31, 1993, 1992 and 1991, $848,820, $848,820 and $789,600, respectively, had been declared payable as dividends on outstanding stock. In accordance with the plan and agreement of merger (see note 15), the Company is restricted from declaring or paying any additional dividends.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(8)  OTHER NON-INTEREST EXPENSE

     Other non-interest expense for 1993, 1992 and 1991 was as follows:

                                                     1993         1992        1991
                                                 ------------  ----------  ----------
     FDIC deposit insurance                        $  471,581  $  439,596  $  366,775
     Trust department, excluding salaries             365,087     312,532     304,775
      and benefits
     Postage, forms and supplies                      290,682     264,250     241,124
     Other                                            911,984     813,895     678,922
                                                   ----------  ----------  ----------
                                                   $2,039,334  $1,830,273  $1,591,596
                                                   ==========  ==========  ==========


(9)  INCOME TAXES

     Income tax expense is comprised of the following current Federal and state components:

                                                       1993        1992        1991
                                                   ----------  ----------  ----------
     Federal                                       $1,439,351  $1,537,700  $1,275,309
     State                                            233,195     239,500     196,912
                                                   ----------  ----------  ----------
     Total                                         $1,672,546  $1,777,200  $1,472,221
                                                   ==========  ==========  ==========


   There was no deferred income tax expense in these years.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

     The effective tax rate for each year is different from the statutory federal income tax rate of 34%. The reasons for these differences follows:

                                            1993         1992         1991
                                         -----------  -----------  -----------

         Expected tax expense at
          statutory federal income
          tax rate                       $1,568,123   $1,653,490   $1,403,475

         Increases (decreases) in tax
          resulting from:
            Tax-exempt income               (60,291)     (68,656)    (113,972)
            State income tax, net of
             federal tax benefit            153,444      158,070      129,962
            Other, net                       11,270       34,296       52,756
                                         ----------   ----------   ----------

                 Income tax expense      $1,672,546   $1,777,200   $1,472,221
                                         ==========   ==========   ==========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below:

                                                            1993
                                                          --------
         Deferred tax assets:
            Loans receivable, principally due to
              difference in allowance for loan losses     $280,000
            Other                                            7,000
                                                          --------
              Total gross deferred tax assets              287,000
            Less valuation allowance                       280,000
                                                          --------
              Net deferred tax assets                        7,000
                                                          --------
         Deferred tax liabilities:
            Office property and equipment, principally
              due to difference in recognizing
              depreciation expense                         251,000
            Investments, principally due to difference
              in recognizing income                         36,000
                                                          --------
            Total gross deferred tax liabilities           287,000
                                                          --------

               Net deferred tax liabilities               $280,000
                                                          ========

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

     The sources of deferred income taxes (benefit) and their tax effects for 1992 and 1991 are as follows:

                                     1992       1991
                                   ---------  ---------
     Accretion of discounts on
      investment securities, net   $(42,484)  $ 49,138
     Depreciation                    40,265      9,408
     Other, net                       2,219    (58,546)
                                   --------   --------

                                   $     --   $   --
                                   ========   ========


     (10) PENSION AND OTHER RETIREMENT BENEFITS

     The Company has a defined benefit pension plan which covers substantially all employees. All full-time employees are eligible to participate in the pension plan upon attainment of age twenty and one-half on the date of hire and completion of 6 months of service. An employee shall receive credit for one year of credited service for each plan year in which the employee completes at least 1,000 hours of services. Pro-rata credit is granted for plan year of entry and termination. The benefits, a life annuity with monthly payments, are based on years of service and the employee's highest compensation during five successive years before retirement. Employees become fully vested after three years. The Company's policy is to fund the pension plan in amounts which comply with contribution limits imposed by law.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table sets forth the plan's funded status and prepaid (accrued) pension cost at December 31, 1993 and 1992:



                                                                1993         1992
                                                                ----         ----

         Actuarial present value of benefit obligations:
            Vested                                          $(2,767,190)  $(2,286,510)
            Nonvested                                           (62,359)      (67,267)
                                                            -----------   -----------

         Accumulated benefit obligation                     $(2,829,549)  $(2,353,777)
                                                            ===========   ===========

         Projected benefit obligation for service
          rendered to date                                   (3,829,848)   (3,371,906)
         Less plan assets at fair value                       3,312,203     2,963,626
                                                            -----------   -----------
             Projected benefit obligation in excess
               of plan assets                                  (517,645)     (408,280)

         Unrecognized transition liability                          912         1,004
         Unrecognized net loss                                  452,963       385,888
                                                            -----------   -----------

         Prepaid (accrued) pension cost at December 31,
          1993 and 1992                                     $   (63,770)   $  (21,388)
                                                            ===========    ==========

     Net pension cost for 1993 and 1992 included the following components:

                                                                 1993         1992
                                                                ----         ----

         Service cost benefits earned during the
           period                                           $   234,862   $   218,277
         Interest cost on projected benefit
           obligation                                           266,891       234,053
         Actual return on plan assets                          (163,072)     (120,515)
         Net amortization and deferral                          (90,116)     (110,308)
                                                            -----------   -----------

              Net periodic pension costs                    $   248,565   $   221,507
                                                            ===========   ===========

                                                                 (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following actuarial assumptions were used in determining the net period pension cost for 1993 and 1992:



                                                    1993   1992
                                                    -----  -----

     Discount rates                                 8.00%  8.00%
     Rates of increase in future compensation
      levels                                        6.25%  6.25%
     Expected long-term rate of return on assets    8.05%  8.05%

     During 1988, the Company approved a deferred compensation plan for its directors. The plan provides for a retirement benefit equal to one-half of the then current directors' fee. The benefit will be paid for a ten-year period after retirement or until the director's death.


(11) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit, and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The following table summarizes these financial instruments at December 31, 1993 and 1992:



                                                       1993         1992
                                                    -----------  ----------
         Financial instruments whose credit risk
           is represented by contract amounts:
              Commitments to extend credit           $7,501,000  $8,298,000
              Standby letters of credit                 298,000     292,000
                                                     ----------  ----------

                                                     $7,799,000  $8,590,000
                                                     ==========  ==========

                                                                  (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The guarantees expires as follows: $293,000 in 1994; and $5,000 in 1995. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Unless the guarantees are unsecured, the Company requires 100% of the guarantee to be collateralized.


(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires that the Company disclose the fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

     Investment Securities
     ---------------------

     The fair value of U.S. Treasury Securities and securities of other U.S. government agencies and corporations is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of obligations of states and political subdivisions is estimated based on remaining maturities and ratings of Moody or Standards and Poors.
                                                                   (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Loans
     -----

     Residential real estate mortgages, commercial real estate mortgages, commercial, financial and agriculture, and consumer and other loans are segmented by fixed and variable interest rate terms.

     Fair value calculations incorporate interest rate and credit components. Primarily all variable rate interest term loans reprice monthly based on the prime rate as established in the Wall Street Journal. Management believes the spreads over the prime rate index approximate market rates. Accordingly, management has not estimated an interest rate component for variable rate loans.

     The interest rate component for fixed rate interest loans is determined by using current origination rates offered by the Bank. Assumptions regarding credit risk are judgementally determined using available market information, specific borrower information, and historical experience of the Bank.
                                                                   (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

     The following table presents information for loans.


                                          At December 31, 1993
                                      ----------------------------
                                        Carrying    Estimated Fair
                                         Amount         Value
                                      ------------  --------------

Real estate mortgage
  Residential
    Variable rate                      $ 50,558,224    $ 49,800,000
    Fixed rate                           42,445,682      42,227,000
                                       ------------    ------------
                                         93,003,906      92,027,000
  Commercial
    Variable rate                         1,524,116       1,501,000
    Fixed rate                              860,044         842,000
                                       ------------    ------------
                                          2,384,160       2,343,000
                                       ------------    ------------

  Total real estate mortgage             95,388,066      94,370,000
                                       ------------    ------------

Commercial, financial, agriculture
  Variable rate                           1,774,363       1,748,000
  Fixed rate                                438,470         420,000
                                       ------------    ------------

    Total commercial, financial,
    agricultural                       $  2,212,833    $  2,168,000
                                       ------------    ------------

Consumer and other
  Variable rate                           9,287,830       9,149,000
  Fixed rate                              2,209,295       2,116,000
                                       ------------    ------------

  Total consumer and other               11,497,125      11,265,000
                                       ------------    ------------

  Total loans                          $109,098,024    $107,803,000
                                       ============    ============

Because there is no ready market for many of the above loans, management has no basis to determine whether the estimated fair value presented above would be indicative of the value negotiated in an actual sale.

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Deposits
- --------

Under Statement 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, money market and NOW deposits, and savings deposits, is equal to the amount payable on demand as of December 31, 1993. In addition, the fair value of time deposits with a remaining maturity of three months or less is equal to the amount payable as of December 31, 1993. The fair value of time deposits with remaining maturities greater than three months is estimated on the discounted value of contractual cash flows using the rates currently offered for time deposits of similar remaining maturities.

                                                     At December 31, 1993
                                                 -----------------------------
                                                   Carrying     Estimated Fair
                                                    Amount          Value
                                                 -------------  --------------

Non-interest-bearing demand                       $ 23,315,123    $ 23,315,123
Interest-bearing
     Money market and NOW
     Savings                                        11,366,656      11,017,065
Time deposits:
     Maturing in three months or less               12,535,075      12,535,075
     Maturing in three months to six months         10,019,994       9,986,693
     Maturing between six months and one year        8,770,599       8,733,763
     Maturing between one and three years            9,665,126       9,564,608
     Maturing between three and five years          11,576,092      11,505,478
     Maturing after five years                          45,000          45,000
                                                  ------------    ------------

                                                  $194,188,447    $193,597,587
                                                  ============    ============

     The fair value estimates above do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Commitments to Extend Credit and Standby Letters of Credit
     ----------------------------------------------------------

     In general, the Company does not charge fees for commitments. Accordingly, there is no carrying value reflected for these commitments in the accompanying financial statements. The Company deems the estimated fair value of these commitments to be immaterial considering there are no significant commitments at below market rates.

     Other
     -----

     The carrying amounts for federal funds sold and securities purchased under resale agreements approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

                                                                   (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Limitations
     -----------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings or a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, bank premises and equipment, other real estate owned, and other assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(13) COMMITMENTS AND CONTINGENCIES

     The Bank has engaged a consulting engineering firm to assist management in the assessment of possible fuel contamination on a parcel of foreclosed real estate and the implementation of a remedial action plan. This project will be completed in four parts: initial remedial action, contamination assessments, remedial action plan, and remedial action. As of December 31, 1993, the initial remedial action and approximately 80% of the contamination assessment was complete. While it is impossible at this time to estimate the cost of the contamination clean-up, management is of the opinion that such costs will not have a material adverse effect on the Company's financial condition. During 1993, the Bank recognized approximately $23,400 as a charge against earnings as a result of this contamination. The Florida Department of Environmental Regulation has determined that the contamination is eligible for reimbursement of allowance costs under the Abandoned Tank Restoration Program.

(14) FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA)

     FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions


                                                                   (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "under-capitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

     To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

     At December 31, 1993 the Bank's unaudited leverage ratio was 10.3%, Tier 1 risk-based ratio was 26.5%, and total risk-based ratio was 27.8%. Each of these ratios was well in excess of the minimum requirements.

(15) PLAN AND AGREEMENT OF MERGER

     On December 20, 1993, the Company signed an agreement with Northern Trust Corporation and Northern Trust of Florida Corporation whereby the Company would be merged into Northern Trust of Florida Corporation, a wholly owned subsidiary of Northern Trust Corporation. In consideration of the merger, the Company's shareholders would receive shares of common stock of Northern Trust Corporation valued at $56,150,000 in accordance with the agreement, but not more than 1,701,515 shares (unless Northern Trust Corporation agrees otherwise under the agreement) nor fewer than 1,169,791 shares (unless the Company agrees otherwise under the agreement). The proposed transaction is subject to numerous conditions, including regulatory approvals.

     The merger agreement contains several restrictions relating to the conduct of the Company's business, including, among others, no significant changes in the general nature of business; no changes to the Company's capital structure; no dividends or other distributions declared; limitations on the type of investments made; and limitations on extent of capital expenditures.

                                                                 (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(16) BEACH ONE FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY)

     Condensed balance sheet (in thousands) as of December 31, 1993 and 1992 follow.



            Condensed Balance Sheets                              1993         1992
            ------------------------                              ----         ----
   Assets:
     Cash in subsidiary bank                                    $    23      $    22
     Investments in subsidiary bank                              23,243       21,152
                                                                 ------       ------
                                                                $23,266      $21,174
                                                                 =======      ======
   Liabilities                                                      849          849
   Shareholders' equity                                          22,417       20,325
                                                                 ------       ------
                                                                $23,266      $21,174
                                                                 ======       ======

     Condensed statements of income and cash flows (in thousands) for the years ended December 31, 1993, 1992 and 1991 follow.

Condensed Statements of Income                           1993         1992         1991
- ------------------------------                           ----         ----         ----
     Income:
     Interest and dividends from
      investment securities                            $  849      $   850      $   791

   Expenses                                               ---          ---          ---
                                                       ------      -------      -------
     Income before equity in earnings of
      subsidiary bank                                     849          850          791

     Equity in earnings of subsidiary bank              2,091        2,236        1,865
                                                       ------      -------      -------
          Net earnings                                 $2,940      $ 3,086      $ 2,656
                                                       ======      =======      =======

                                                                  (CONTINUED)

                      BEACH ONE FINANCIAL SERVICES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       Condensed Statements of Cash Flows           1993      1992      1991
       ----------------------------------         --------  --------  --------
   Cash flows from operating activities:
     Net earnings                                 $ 2,940   $ 3,086   $ 2,656
       Adjustments to reconcile net
       earnings to net cash used by
       operating activities:
         Equity in undistributed
         earnings of subsidiary                    (2,091)   (2,236)   (1,865)
         Other net                                      1       (59)      (40)
                                                  -------   -------   -------
         Net cash provided by
         operating activities                         850       791       751
                                                  -------   -------   -------

     Cash flows from financing activities:

       Dividends paid                                (849)     (790)     (750)
                                                  -------   -------   -------
       Net cash used in investing activities         (849)     (790)     (750)
                                                  -------   -------   -------
       Net increase in cash                             1         1         1

    Cash at beginning of year                          22        21        20
                                                  -------   -------   -------
    Cash at end of year                           $    23   $    22   $    21
                                                  =======   =======   =======

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION



                                    BETWEEN



                           NORTHERN TRUST CORPORATION



                                      AND



                       BEACH ONE FINANCIAL SERVICES, INC.



                         DATED AS OF DECEMBER 20, 1993
                     AND AMENDED THROUGH DECEMBER 9, 1994



                                   COMPOSITE
                                   CONFORMED

                               TABLE OF CONTENTS
                               -----------------
                                                                      PAGE
                                                                      ----

AGREEMENT AND PLAN OF REORGANIZATION..................................   1

ARTICLE I.............................................................   1
  MERGER AGREEMENT; CLOSING...........................................   1
  1.1   Merger Agreement..............................................   1
  1.2   Effective Date................................................   2
  1.3   Determination of Number of Shares of NTC Common Stock.........   2
  1.4   Closing Date..................................................   3
  1.5   Actions at Closing............................................   3

ARTICLE II............................................................   4
  STATEMENTS OF ESSENTIAL FACTS CONCERNING THE COMPANY................   4
  2.1   Organization and Existence of the Company and the Bank........   4
  2.2   Organizational Documents; Minutes and Stock Records...........   4
  2.3   Capitalization of the Company and the Bank....................   4
  2.4   Authorization of Transactions and Agreements..................   5
  2.5   Financial Statements..........................................   5
  2.6   Undisclosed Liabilities.......................................   6
  2.7   Properties and Assets.........................................   6
  2.8   Insurance.....................................................   7
  2.9   Litigation and Compliance with Laws...........................   7
  2.10  Conflict of Interest Transactions.............................   7
  2.11  Significant Contracts.........................................   8
  2.12  No Defaults...................................................   9
  2.13  Loan Portfolio................................................   9
  2.14  Fiduciary Commitments and Duties..............................   9
  2.15  Oral Commitments..............................................   9
  2.16  Securities Schedules..........................................  10
  2.17  Taxes.........................................................  10
  2.18  Employee Benefit Plans........................................  10
  2.19  Environmental Liabilities.....................................  12
  2.20  Company and Bank Reports......................................  13
  2.21  No Adverse Changes............................................  13
  2.22  Conduct of Business in Normal Course..........................  13
  2.23  Change in Business Relationships..............................  13
  2.24  Brokers' and Finders' Fees....................................  14
  2.25  Adoption of By-law............................................  14
  2.26  No Omissions..................................................  14

ARTICLE III...........................................................  14
  STATEMENTS OF ESSENTIAL FACTS CONCERNING NTC AND NT-FLORIDA.........  14
  3.1   Organization and Existence of NTC and NT-Florida..............  14
  3.2   Capitalization................................................  14
  3.3   Authorization of Transactions and Agreements..................  15
  3.4   SEC Filings and Financial Statements..........................  15

  3.5   Undisclosed Liabilities.......................................  16
  3.6   Litigation....................................................  16
  3.7   NTC Reports...................................................  17
  3.8   Brokers' and Finders' Fees....................................  17
  3.9   No Adverse Changes; Conduct of Business in Normal Course......  17
  3.10  No Omissions..................................................  17

ARTICLE IV............................................................  18
  AGREEMENTS PENDING THE CLOSING......................................  18
  4.1   Conduct of Business...........................................  18
  4.2   Access to Information.........................................  19
  4.3   Shareholders Meeting; Proxy Statement.........................  19
  4.4   Regulatory Approvals..........................................  20
  4.5   Registration Statement........................................  20
  4.6   Information to be Included in Proxy Statement and Registration
          Statement...................................................  21
  4.7   Affiliate Letters.............................................  21
  4.8   Loan Review...................................................  21
  4.9   Board of Directors' Notices and Minutes.......................  21
  4.10  Best Efforts..................................................  21
  4.11  Business Relations and Publicity..............................  21
  4.12  No Conduct Inconsistent with this Agreement...................  22
  4.13  Untrue Representations and Warranties.........................  22

ARTICLE V.............................................................  22
  CONDITIONS PRECEDENT TO OBLIGATIONS OF NTC..........................  22
  5.1   Statements of Essential Facts; Performance of Agreements......  22
  5.2   Closing Certificate...........................................  22
  5.3   Regulatory Approvals..........................................  23
  5.4   Approval of Merger and Delivery of Merger Agreement...........  23
  5.5   Effectiveness of the Registration Statement...................  23
  5.6   No Litigation.................................................  23
  5.7   Net Worth and Loan Loss Reserve Requirements..................  23
  5.8   Audit.........................................................  24
  5.10  Opinion of Counsel............................................  24
  5.11  No Adverse Changes............................................  26
  5.12  Pooling of Interest Comfort Letter............................  26
  5.13  Affiliate Letters.............................................  26
  5.14  Consents and Permissions......................................  26
  5.15  Comfort Letter................................................  26
  5.16  Other Documents...............................................  26

ARTICLE VI............................................................  27
  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................  27
  6.1   Statements of Essential Facts; Performance of Agreements......  27
  6.2   Closing Certificate...........................................  27
  6.3   Regulatory Approvals..........................................  27
  6.4   Approval of Merger and Delivery of Merger Agreement...........  27

  6.5   Effectiveness of the Registration Statement...................  27
  6.6   No Litigation.................................................  27
  6.7   Net Worth Requirement.........................................  28
  6.8   Opinion of Counsel............................................  28
  6.9   No Adverse Changes............................................  29
  6.10  Comfort Letter................................................  30
  6.11  Other Documents...............................................  30

ARTICLE VII...........................................................  30
  GENERAL.............................................................  30
  7.1   Non-Survival of Representations...............................  30
  7.2   Further Assurances............................................  30
  7.3   Expenses......................................................  30
  7.4   Termination...................................................  31
  7.5   Confidential Information......................................  32
  7.6   Non-Assignment................................................  32
  7.7   Notices.......................................................  32
  7.8   Specific Performance..........................................  33
  7.9   Counterparts..................................................  33
  7.10  Entire Agreement..............................................  33
  7.11  Severability..................................................  33

Schedules and Exhibits
- ----------------------

  Exhibit A            -       Form of Merger Agreement
  Exhibit B            -       Form of Affiliate Letter

  Schedule 2.7(a)      -       Schedule of Real Property
  Schedule 2.7(b)      -       Schedule of Tangible Personal Property
  Schedule 2.8         -       Schedule of Insurance
  Schedule 2.9         -       Schedule of Litigation
  Schedule 2.10        -       Schedule of Interested Transactions
  Schedule 2.11        -       Schedule of Significant Contracts
  Schedule 2.16        -       Securities Schedule
  Schedule 2.19        -       Environmental Schedule

                      AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 20th day of December, 1993, between NORTHERN TRUST CORPORATION, a Delaware corporation ("NTC") and BEACH ONE FINANCIAL SERVICES, INC., a Florida corporation (the "Company").

          WHEREAS, this Agreement provides for the merger (the "Merger") of the Company with and into Northern Trust of Florida Corporation, a Florida corporation ("NT-Florida"), the shares of which are all owned directly or indirectly by NTC, and the conversion pursuant to the Merger of all outstanding shares of common stock of the Company into shares of common stock of NTC, all in accordance with the terms and conditions of the Merger Agreement (as hereinafter defined); and

          WHEREAS, the respective Boards of Directors of the parties hereto deem the Merger desirable and in the best interests of the parties and their respective shareholders; and

          WHEREAS, the parties hereto desire and intend that the Merger qualify as a reorganization in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

          NOW THEREFORE, the parties hereby covenant and agree as follows:


                                   ARTICLE I
                           MERGER AGREEMENT; CLOSING

          1.1 MERGER AGREEMENT. The Company and NTC each agree to authorize a merger agreement, substantially in the form attached as Exhibit A hereto (the "Merger Agreement"), to be authorized, approved and executed by and between the Company and NT-Florida, in accordance with and subject to the terms, provisions and conditions of this Agreement, pursuant to which the Company shall be merged with and into NT-Florida, the separate corporate existence of the Company shall cease, and NT-Florida shall be the surviving corporation. As set forth more fully in the Merger Agreement, pursuant to the Merger:

          (a) the articles of incorporation of NT-Florida, as in effect immediately prior to the Effective Date, shall be, from and after the Effective Date, the articles of incorporation of the surviving corporation;

          (b) the by-laws of NT-Florida, as in effect immediately prior to the Effective Date, shall be, from and after the Effective Date, the by-laws of the surviving corporation;

          (c) the directors of NT-Florida, immediately prior to the Effective Date, and John K. Moore shall be, from and after the Effective Date, the directors of the surviving corporation; and

          (d) the officers of NT-Florida, immediately prior to the Effective Date, shall be, from and after the Effective Date, the officers of the surviving corporation.

          1.2 EFFECTIVE DATE. The Merger shall be effective on a date, mutually agreed upon by the parties and specified in articles of merger to be filed with the Secretary of State of the State of Florida (the "Effective Date"), which date shall be the date of filing of properly executed articles of merger with the Secretary of State of the State of Florida in the manner provided for by the applicable laws of the State of Florida.

          1.3  DETERMINATION OF NUMBER OF SHARES OF NTC COMMON STOCK.

          (a) Subject to the consummation of the Merger in accordance with the terms and provisions of this Agreement and the Merger Agreement, all validly issued and outstanding shares of Common Stock of the Company (as hereinafter defined) on the Effective Date shall be converted, by virtue of the Merger, into such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System for the twenty (20) trading days ending on the fifth trading day (the "Valuation Date") preceding the Closing (the "Closing Date Value"), but not more than 1,701,515, nor fewer than 1,169,791 (before giving effect to the payment of cash in lieu of fractional shares or to any reduction in the number of shares issuable in the Merger as the result of the exercise of dissenters' rights), shares of common stock of NTC, subject to the adjustments set forth in subsections (b) and (c) of this Section 1.3. On or before the Effective Date, NTC shall authorize the issuance of and shall make available to NT-Florida a sufficient number of shares of common stock of NTC to enable NT-Florida to deliver, if and when required, the number of shares of common stock of NTC that the shareholders of the Company shall be entitled to receive as provided in this Agreement and the Merger Agreement. As provided in the Merger Agreement, no fractional shares of common stock of NTC shall be issued in the Merger, and cash shall be paid in lieu of such fractional shares.

          (b) In the event of any change in the number of the issued and outstanding shares of common stock of NTC (a "Share Change") by reason of any stock dividend, split-up, recapitalization, or reclassification of the common stock of NTC, then (i) the minimum and maximum number of shares set forth in subsection (a) of this Section 1.3 shall be changed by dividing each such number by the Adjustment Ratio (hereinafter defined) and (ii) the share prices set forth in Section 7.4(g) and (h) shall be changed by multiplying each such share price by the Adjustment Ratio. For purposes hereof the Adjustment Ratio shall be the number obtained by dividing the number of shares of common stock of NTC issued and outstanding immediately prior to the Share Change by the number of shares of common stock of NTC issued and outstanding immediately after the Share Change.

          (c) Notwithstanding the provisions of subsection (a) of this Section 1.3, (i) the maximum number of shares of common stock of NTC issuable in the Merger shall be increased to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date, in the event that (A) the Closing Date Value of the common stock of NTC is less than $33 per share (as adjusted in accordance with subsection (b) of this Section 1.3), (B) the Company shall have given NTC notice of termination of this Agreement pursuant to Section 7.4(g), and (C) NTC shall have agreed, in writing, within the time period specified in Section 7.4, to increase the maximum number of shares of common stock of NTC to be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date, and (ii) the minimum number of shares of common stock of NTC issuable in the Merger shall be reduced to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date, in the event that (A) the Closing Date Value of the common stock of NTC is more than $48 per share (as adjusted in accordance with subsection (c) of this Section 1.3), (B) NTC shall have given the Company notice of termination of this Agreement pursuant to Section 7.4(h), and (C) the Company shall have agreed, in writing, within the time period specified in
Section 7.4, to reduce the minimum number of shares of common stock of NTC to be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date.

          (d) In addition to any adjustments to be made to the number of shares of common stock of NTC issuable in the Merger pursuant to the foregoing provisions of this Section 1.3, and after giving effect to all determinations therein provided, the number of shares of common stock of NTC to be issued in the Merger shall be reduced by such number of whole shares as shall equal or most closely approximate (after giving effect to rounding to whole shares), based upon the Closing Date Value, the amount in excess of $100,000 of the aggregate liability, book adjustment and other loss incurred by the Company or the Bank (as defined in Section 2.1(a)) arising from or related to (i) the failure to report to the Department of Labor certain salary continuation agreements between the Bank and two officers, and (ii) the reconciliation of all entries to the Bank's ACH Tape account #11410390. Any such liability, book adjustment or other loss shall be as mutually agreed to by the Company and NTC or, if they are unable to agree, as determined by an independent public accounting firm selected jointly by the Company and NTC from among the "big-six" accounting firms. Any adjustment herein provided shall be without prejudice to any other rights of NTC occasioned by such liability, book adjustment or other loss, including without limitation, its rights pursuant to Sections 5.1, 5.7, 5.8, 5.11 and 7.4 hereof.

          1.4 CLOSING DATE. The consummation of the transactions contemplated by this Agreement and the Merger Agreement shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein and in the Merger Agreement, which Closing shall be held on the last business day of the month in which all of the conditions to the Merger set forth in Sections 5.3 and 5.4 of this Agreement have been satisfied. In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or the Merger Agreement or any litigation of the type contemplated by Sections 5.6 or 6.6, NTC or the Company may postpone the Closing by written notice until such approvals have been obtained or such motion, appeal or litigation is resolved, but in no event shall such Closing be postponed beyond the close of business on March 31, 1995 without the consent of the board of directors of NTC and of the Company.

          1.5 ACTIONS AT CLOSING. At the Closing, the parties shall (i) exchange the various documents contemplated hereby, and (ii) cause articles of merger to be filed with the Secretary of State of the State of Florida, as provided by the statutes of the State of Florida. Upon verification that the Merger has become effective as provided by the statutes of the State of Florida, NTC and the Company shall take all actions provided for in the Merger Agreement for delivery of common stock of NTC in exchange for the Common Stock of the Company. The Closing shall take place at 10:00 o'clock a.m., local time, on the Closing Date at the offices of Shutts & Bowen, 1500 Miami Center, 201 South Biscayne Boulevard, Miami, Florida 33131, or at such other place upon which the parties may agree.


                                   ARTICLE II
              STATEMENTS OF ESSENTIAL FACTS CONCERNING THE COMPANY

          This Agreement is entered into by NTC upon the understanding, and the Company represents and warrants, that the following Statements of Essential Facts are true and correct on the date of this Agreement.

          2.1  ORGANIZATION AND EXISTENCE OF THE COMPANY AND THE BANK.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the corporate power to own its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification. The Company has no subsidiaries other than The Beach Bank of Vero Beach (the "Bank").

          (b) The Bank is a state bank duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Florida and is duly authorized and has full power to own its properties and carry on its business as now being conducted. The Bank has no subsidiaries.

          2.2 ORGANIZATIONAL DOCUMENTS; MINUTES AND STOCK RECORDS. The Company has furnished NTC with copies of the articles of incorporation of the Company, the charter of the Bank and the by-laws of the Company and of the Bank, in each case as amended to the date hereof, and with such other documents relating to the authority of the Company and the Bank to conduct their businesses as NTC has requested. All such documents are complete and correct. The stock registers and minute books of the Company and the Bank are complete and correct in all material respects and accurately reflect all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the board of directors of the Company and the Bank, respectively, and all transactions in the capital stock of the Company and the Bank, occurring since the initial organization of the Company and the Bank, respectively.

          2.3  CAPITALIZATION OF THE COMPANY AND THE BANK.

          (a) The authorized capital stock of the Company consists of 1,000,000 shares of capital stock, par value $0.01 per share, of which 19,740 shares of common stock (the "Common Stock of the Company") are issued and outstanding.
The issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights, except for the preemptive rights specified in Article VIII of the Company's articles of incorporation. Except for rights of NTC under this Agreement, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

          (b) The authorized capital stock of the Bank consists of 19,740 shares of common stock, par value $25.00 per share, all of which are issued and outstanding and are owned of record and beneficially by the Company. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. All of such issued and outstanding shares are free and clear of all security interests, liens, claims, pledges, escrows, options, warrants, rights of purchase, equities, charges, encumbrances, proxies, voting trusts and restrictions on transfer. Except for rights of NTC under this Agreement, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company or the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

          2.4 AUTHORIZATION OF TRANSACTIONS AND AGREEMENTS. The execution, delivery and performance of this Agreement have been, and the execution, delivery and performance of the Merger Agreement will be, prior to the Closing, duly authorized by the board of directors of the Company in accordance with the articles of incorporation and by-laws of the Company and governing Florida law. This Agreement constitutes, and the Merger Agreement will constitute, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Subject to such approval by the shareholders of the Company as may be required by the laws of the State of Florida and the articles of incorporation and by-laws of the Company, the Company has the corporate power to execute, deliver, and perform this Agreement and the Merger Agreement and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not violate any provisions of the articles of incorporation or by-laws of the Company or any agreement to which the Company or the Bank is a party or by which the Company or the Bank is otherwise bound. Except for the approvals of the Federal Reserve Board and the Department of Banking and Finance of the State of Florida referred to in Section 4.4, the approval of the Merger Agreement by the board of directors of the Company, and the approval of the shareholders of the Company referred to in Sections 5.4 and 6.4 hereof, no consent of any regulatory authority or other person is required to be obtained by the Company or the Bank in order to permit consummation of the Merger.

          2.5 FINANCIAL STATEMENTS. The Company has furnished NTC with true and complete copies of the following financial statements (the "Financial Statements"): (a) audited consolidated balance sheets of the Company and the Bank as at December 31, 1992 and 1991 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, together with the notes thereto, and the reports thereon of KPMG Peat Marwick, independent accountants for the Company, (b) an unaudited interim balance sheet of the Company as at September 30, 1993 and related statements of income, shareholders' equity, and cash flows for the nine-month period then ended, (c) unaudited Statements of Condition and the related Statements of Income for the Bank as at and for the years ended December 31, 1992 and 1991, together with the Statements of Income for the periods then ended, as filed with the Federal Reserve Bank of Atlanta, and (d) unaudited Statements of Condition and Statements of Income for the periods ended September 30, 1993, June 30, 1993 and March 31, 1993, as filed with the Federal Reserve Bank of Atlanta. Each of the Financial Statements referred to in clauses (a) and (b) of this Section 2.5 has been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and each of the Financial Statements referred to in clauses (c) and (d) of this Section 2.5 has been prepared in accordance with applicable regulatory requirements. The Financial Statements present fairly the financial position of the Company and the Bank at the dates shown and the results of their respective operations and changes in financial position for the periods then ended and, in the case of the unaudited interim Financial Statements of the Company as at, and for, the periods ending March 31, 1993, June 30, 1993 and September 30, 1993, include all adjustments necessary for a fair presentation of the financial position of the Company and the results of its operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

          2.6 UNDISCLOSED LIABILITIES. Neither the Company nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements; (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the schedules provided for herein, excluding any liabilities for breaches; (c) as and to the extent incurred in the ordinary course of business since September 30, 1993, and (d) liabilities, not material in the aggregate and incurred in the ordinary course of business, which, under generally accepted accounting principles, would not be required to be reflected on a balance sheet prepared as of the date hereof. Any liabilities incurred in connection with judicial, administrative or arbitration proceedings or claims against the Company or the Bank shall not be deemed to be incurred in the ordinary course of business.

          2.7 PROPERTIES AND ASSETS. The Company has furnished NTC with a Schedule of Real Property, attached as Schedule 2.7(a) to this Agreement, which sets forth a complete and correct description of all real property owned or leased by the Company or the Bank or in which either of them has an interest (other than as a mortgagee), including all real property carried by the Bank as Other Real Estate Owned. The Company and the Bank own, or have a valid right to use or a leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as otherwise disclosed on Schedule 2.7(a), the Company or the Bank's ownership or leasehold interest in such property is subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claim or charge of any kind. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or the Bank, as the case may be, have been obtained and are in full force and effect. Except as otherwise disclosed on
Schedule 2.7(a), all real property carried by the Bank as Other Real Estate Owned is the subject of a recent appraisal which complies with applicable regulatory requirements and is carried on the Bank's books at an amount which does not exceed the current appraised value of such real property. The Company has furnished NTC with a Schedule of Tangible Personal Property, attached as
Schedule 2.7(b) to this Agreement, which sets forth a complete and correct description of all material personal property owned by the Company or the Bank or used by the Company or the Bank in the conduct of their respective businesses. Except as otherwise disclosed in Schedule 2.7(b), all of said assets are owned free and clear of any liens, claims, encumbrances, or rights of others and all of said assets are in good working condition, normal wear and tear excepted. The assets reflected in the most recent of the Financial Statements or identified in this Agreement or in the schedules provided for herein include (a) all of the assets owned by the Company or the Bank, except for those subsequently disposed of by the Company or the Bank for fair value in the ordinary course of business, and (2) all of the assets used or intended for use by either the Company or the Bank in the conduct of their respective businesses.

          2.8 INSURANCE. The Company has furnished NTC with a Schedule of Insurance, attached as Schedule 2.8 to this Agreement, which sets forth a complete and correct list of all policies of insurance in which the Company or the Bank is named as an insured party (other than in its capacity as a mortgagee), which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or the Bank or which is owned or carried by the Company or the Bank. The Company and the Bank have in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth in
Schedule 2.8. Neither the Company nor the Bank has received notice from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

          2.9 LITIGATION AND COMPLIANCE WITH LAWS. The Company, the Bank and the institution-affiliated parties (as defined in 12 U.S.C. (S)1813(u)) of each are in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (a) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (b) that otherwise relate to or affect the business or assets of the Company or the Bank or the assets owned, used, occupied or managed by either of them. Except as set forth in the Schedule of Litigation, attached as Schedule 2.9 to this Agreement, there are no claims, actions, suits, or proceedings pending or, to the best knowledge of the Company, threatened or contemplated against or affecting the Company, the Bank or the institution-affiliated parties of either the Company or the Bank (in their capacities as such), at law or in equity, or before any federal, state, municipal, or other governmental authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment, or order or supervisory agreement of any kind in existence against or restraining the Company, the Bank or any of their respective institution-affiliated parties from taking any action of any kind in connection with the business of the Company or the Bank. Except as disclosed in Schedule 2.9, neither the Company nor the Bank has received from any regulatory authority any notice or threat of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and neither the Company nor the Bank has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such authority.

          2.10 CONFLICT OF INTEREST TRANSACTIONS. Except as reflected in the Schedule of Interested Transactions, attached as Schedule 2.10 to this Agreement, no principal officer or director of the Company or the Bank, or holder of 10% or more of the Common Stock of the Company or any member of the immediate family or related interest (as defined in 12 C.F.R. (S)215.2(m)) of such person: (a) has any direct or indirect interest in (i) any entity which does business with the Company or the Bank or (ii) any property or asset which is owned or used by the Company or the Bank in the conduct of its business; (b) has any financial, business or contractual relationship or arrangement with the Company or the Bank, excluding any agreements and commitments entered into in respect of the Bank's acceptance of deposits or investments; or (c) since December 31, 1992, has been involved in any transaction with the Company or the Bank which involves an amount in excess of $60,000 or has been involved in any other material transaction with the Company or the Bank or has loans or any commitment to loan outstanding from the Bank involving an amount in excess of $60,000.

          2.11 SIGNIFICANT CONTRACTS. The Company has furnished to NTC a Schedule of Significant Contracts, attached as Schedule 2.11 to this Agreement, together with true and complete copies of the documents referred to in the Schedule, which completely and accurately lists every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company or the Bank is obligated on the date hereof, including the following:

          (a) All consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or the Bank performs services for others;

          (b) All leases of real estate or personal property, other than leases of personal property whereunder total future rentals are, in each instance, less than $10,000;

          (c) All contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $25,000;

          (d) All contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, or agents of the Company or the Bank and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or the Bank, including all Benefit Plans as defined in Section 2.18;

          (e) All loans, loan commitments, letters of credit or other financial accommodations arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of the Company or the Bank;

          (f) All loans, loan commitments, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit or any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $250,000;

          (g) All union and other labor contracts;

          (h) All agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or the Bank, any "affiliates" of the Company or the Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of the Common Stock of the Company or any member of the immediate family or related interest (as defined in 12 C.F.R. (S)215.2(m)) of any such person, excepting any ordinary and customary banking relationships that comply with applicable banking regulations; and

          (i) All other material contracts, made other than in the usual or ordinary course of business of the Company or the Bank, to which the Company or the Bank is a party or under which the Company or the Bank is obligated.

          2.12 NO DEFAULTS. Each of the Company and the Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all contracts, commitments and arrangements to which it is a party. There are no defaults under any such contracts, commitments and arrangements, and no events have occurred that, with the lapse of time or the election of any other party, will become defaults by the Company or the Bank. No breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of the Company or the Bank to enforce any of their rights thereunder in any material respect.

          2.13 LOAN PORTFOLIO. The loans contained in the loan portfolio of the Bank are evidenced by promissory notes or other evidences of indebtedness which, with all ancillary security documents, constitute valid and binding obligations of the Bank and each of the other parties thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. None of such loans is subject to any defense, set-off, or counterclaim of any party liable thereon, and all of such loans that are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens. The Bank's reserve for loan losses as of the date hereof has been calculated in accordance with prudent and customary banking practices and is adequate to reflect the risk inherent in the Bank's loans.

          2.14 FIDUCIARY COMMITMENTS AND DUTIES. The records of the Bank contain accurate copies of all agreements, contracts, appointments, indentures, plans, trusts or other arrangements under which the Bank has agreed to act as a fiduciary or otherwise exercise fiduciary powers. The Bank is empowered and authorized to exercise all trust powers available to a Florida state bank under the laws of the State of Florida. The Bank has performed all of its duties in its capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a fashion which complies in all material respects with all applicable laws and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations thereunder, and with all orders, agreements, trusts, wills, contracts, appointments, indentures, plans, arrangements, instruments and common law standards, the violation of which would be material to the business, income, operations, assets, liabilities, financial condition or prospects of the Company or the Bank.

          2.15 ORAL COMMITMENTS. The records of the Bank contain accurate copies of all contracts, commitments or arrangements of a material nature, and the Bank has not entered into any such contract, commitment or arrangement, not reduced to writing, in which it has agreed (a) to loan money or extend credit, or to make other financial accommodations, to or for the benefit of another party, (b) to waive, release, modify, extend or defer the obligations or the terms thereof of any other party to repay indebtedness owing to the Bank or to forbear in the enforcement of any right or remedy of the Bank with respect thereto, (c) to release, relinquish or discharge any guarantor, surety, or other party that is or may be liable for repayment of indebtedness owing to the Bank, (d) to release or surrender, in whole or in part, any collateral or rights therein, securing the obligation of any party that is or may be liable for repayment of indebtedness owing to the Bank or (e) to purchase or sell, or repurchase or resell, any asset or interest or participation therein from or to any party.

          2.16 SECURITIES SCHEDULES. The Company has furnished to NTC a Securities Schedule, attached as Schedule 2.16 to this Agreement, setting forth all investment securities owned by the Company or the Bank as of the month-end preceding the date of this Agreement.

          2.17 TAXES. All federal, state and local income, franchise, excise, real and personal property, employment and other material tax reports, returns, declarations and information statements (collectively, the "Returns") required to be filed by the Company or the Bank have been timely filed. All Returns covering periods through the fiscal year ended December 31, 1992, have been filed, and no application for extension of time for filing any Return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to the Company or the Bank. Neither the Company nor the Bank is delinquent in the payment of any taxes claimed to be due by any taxing authority, and adequate provisions for taxes (including any penalties and interest) have been made on the books of the Company and the Bank and on the most recent of the Financial Statements.
Returns filed with the Internal Revenue Service have been examined through approximately 1967 and all liabilities with respect thereto have been satisfied. Neither the Company nor the Bank has received any notice of any proposed deficiency of the Company or the Bank for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto.

          2.18 EMPLOYEE BENEFIT PLANS.

          (a) The Schedule of Significant Contracts, attached as Schedule 2.11 to this Agreement, sets forth a complete and accurate list of each employee benefit plan within the meaning of Section 3(3) of ERISA (the "ERISA Plans"), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company, the Bank or any ERISA Affiliate (as defined below) of the Company or the Bank maintains or contributes to (or has maintained or contributed to since January 1, 1987) or to which the Company, the Bank or any ERISA Affiliate of the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the "Benefit Plans"). The term "ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) which, (i) together with such person, is under "common control" as described in Section 414(c) of the Code and the Consolidated Omnibus Budget Reconciliation Act and regulations or interpretations thereunder, or (ii) is a member of a "controlled group," as defined in Section 414(b) of the Code, which includes such person.

          (b) Neither the Company nor the Bank has entered into or maintains any Benefit Plan which includes any change of control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Bank or any other increase in the liabilities of the Company or the Bank under such Benefit Plan as a result of the transactions contemplated by this Agreement.

          (c) Neither the Company nor the Bank nor any ERISA Affiliate of the Company or the Bank maintains or has ever maintained or participates or has ever participated in a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor the Bank nor any ERISA Affiliate of the Company or the Bank nor any director or employee of any of the foregoing, nor any fiduciary of any ERISA Plan has engaged in any transaction in violation of
Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan.
Neither the Company nor the Bank nor any ERISA Affiliate of the Company or the Bank provides or has ever provided medical benefits to former employees, except as required by Section 601 of ERISA.

          (d) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected to be incurred, by the Company with respect to any Title IV Plan (as defined below), other than premium payment obligations. PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for institution of proceedings by PBGC, to terminate any Title IV Plan under Section 4024 of ERISA. The term "Title IV Plan" shall mean any ERISA Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Title IV Plan.

          (e) No Title IV Plan had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent plan year of such Title IV Plan. The value of the assets of each Title IV Plan as of the last day of the most recent plan year of such Title IV Plan, as determined by such plan's independent actuaries, exceeded the present value, as of such date, of all benefits accrued under such Title IV Plan, as determined by such actuaries. No events have occurred or, to the best knowledge of the Company, are expected to occur with respect to any Title IV Plan that would cause a material change in the value of the assets or benefits of such Title IV Plan for purposes of the preceding sentence. There have been no changes in the actuarial methods or assumptions used with respect to any Title IV Plan since January 1, 1990.

          (f) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code and that its related funding instrument is tax-exempt under Section 501 of the Code.

          (g) Except as provided in Schedule 2.11, each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. None of the Company, the Bank or any fiduciary with respect to any Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA.

          (h) There is no litigation, claim or assessment pending or, to the best knowledge of the Company, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law. To the best knowledge of the Company, there is no basis for any such litigation, claim or assessment.

          (i) All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements. Neither the Company nor the Bank is in default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

          2.19 ENVIRONMENTAL LIABILITIES.   Except as disclosed on the
Environmental Schedule, attached as Schedule 2.19 to this Agreement, the Company and the Bank (whether acting individually or in a fiduciary capacity) have had and now have all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which they have been or are now engaged. The Company and the Bank (whether acting individually or in a fiduciary capacity) have been and are in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, the "Environmental Laws"). Except as disclosed in Schedule 2.19, there are no claims, actions, suits or proceedings pending or, to the best knowledge of the Company, threatened against, or involving, the Company or the Bank (whether individually, by reason of its actions as a fiduciary or in its capacity as a fiduciary), any assets of the Company or the Bank, or any assets now or heretofore held by the Bank as a fiduciary for the account of others, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). Except as disclosed in Schedule 2.19,no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or the Bank (either individually or in a fiduciary capacity).
Except as disclosed on Schedule 2.19 to this Agreement, neither the Company nor the Bank (whether acting individually or in a fiduciary capacity) is or was a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated pursuant thereto, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located. Neither the Company nor the Bank (either individually or in a fiduciary capacity) (i) owns, operates, leases, subleases or holds a security interest in, or owned, operated, leased or subleased (A) any facility at which any Hazardous Substances (as defined below) were treated, stored, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located, (ii) arranged for the disposal or treatment, or arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or (iii) accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"). Except as disclosed on Schedule 2.19 to this Agreement, neither the Company nor the Bank (either individually or in a fiduciary capacity) is or was the holder of a security interest where the party giving the security is or was the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored, recycled or disposed and where either the Company or the Bank (either individually or in a fiduciary capacity) participates or participated in management decisions concerning the facility's waste disposal activities. There are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or the Bank (either individually, by reason of its actions as a fiduciary or in its capacity as a fiduciary) under any of the Environmental Laws. For purposes of this Section 2.19, "Hazardous Substance" shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

          2.20 COMPANY AND BANK REPORTS. Since January 1, 1991, the Company and the Bank have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve Board, the Federal Reserve Bank of Atlanta, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Florida (collectively, the "Company Regulatory Reports"). As of their respective dates, such Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.21 NO ADVERSE CHANGES. Other than as specifically disclosed in this Agreement, the Financial Statements, the schedules delivered pursuant to this Agreement or the documents referred to in this Agreement as having been delivered to NTC, or as otherwise heretofore disclosed in writing to NTC by the Company, there has not occurred (1) any material adverse change since September 30, 1993 in the business, income, operations, assets, liabilities, financial condition, or prospects of the Company or the Bank, or (2) any condition (other than general economic or competitive conditions), event, circumstance, fact, or other occurrence, whether occurring before or since September 30, 1993 that may reasonably be expected to have or result in such a material adverse change.

          2.22 CONDUCT OF BUSINESS IN NORMAL COURSE. Since September 30, 1993, the businesses of the Company and the Bank have been conducted only in the ordinary and usual course consistent with past practice and with the restrictions set forth in Section 4.1 (as though such restrictions had been in force and effect throughout such period).

          2.23 CHANGE IN BUSINESS RELATIONSHIPS. Neither the Company nor the Bank has notice, whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative or supplier of the Company or the Bank intends to discontinue, diminish or change its relationship with the Company or the Bank, the effect of which would be material to the business of the Company or the Bank, or (b) that any executive officer of the Bank intends to terminate or substantially alter the terms of his or her employment, other than Harold Hicks, the President of the Company and the Bank, who has informed the Company and the Bank of his intention to retire in 1995.

          2.24 BROKERS' AND FINDERS' FEES. The Company has not incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated hereunder, other than fees which, as of the date of this Agreement, have not exceeded $45,000 payable to Alex Sheshunoff & Co.

          2.25 ADOPTION OF BY-LAW. Prior to the date of this Agreement, a majority of the entire board of directors of the Company has amended its by-laws to provide that Section 607.0902 of the Florida Business Corporation Act shall not apply to control-share acquisitions of shares of the Company, in accordance with the articles of incorporation and by-laws of the Company and as permitted under Section 607.0902(5) of the Florida Business Corporation Act.

          2.26 NO OMISSIONS. None of the Statements of Essential Facts contained in Article II and none of the representations, warranties and covenants of the Company contained herein or in the schedules provided for herein or in the Financial Statements is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.


                                  ARTICLE III
          STATEMENTS OF ESSENTIAL FACTS CONCERNING NTC AND NT-FLORIDA

          This Agreement is entered into by the Company upon the understanding, and NTC represents and warrants, that the following Statements of Essential Facts are true and correct on the date of this Agreement.

          3.1 ORGANIZATION AND EXISTENCE OF NTC AND NT-FLORIDA. NTC and NT-Florida are corporations duly organized, validly existing and in good standing
under the laws of the  States of Delaware and Florida, respectively.   Each of
NTC and NT-Florida has the corporate power to own its own properties and to carry on its business as it is now being conducted, and each is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification.

          3.2  CAPITALIZATION.

          (a) The authorized capital stock of NTC consists of (a) 140,000,000 shares of common stock, par value $1.66 2/3 per share, of which 53,142,573 shares were issued and outstanding as of November 30, 1993, and (b) 10,000,000 shares of Preferred Stock, of which 51,200 shares are issued and outstanding;

          (b) The authorized capital stock of NT-Florida consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and are owned of record and beneficially by NTC; and

          (c) The shares of common stock of NTC deliverable pursuant to this Agreement and the Merger Agreement will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid, and nonassessable, with no liability attaching to the ownership thereof arising from NTC or NT-Florida, will have been registered under the Securities Act of 1933 (the "Securities Act"), will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based on information provided by the Company, and will be qualified for inclusion in the NASDAQ System.

          3.3 AUTHORIZATION OF TRANSACTIONS AND AGREEMENTS. The execution, delivery, and performance of this Agreement have been duly authorized by the board of directors of NTC, and the execution, delivery and performance of the Merger Agreement will be, prior to the Closing, duly authorized by the boards of directors of NTC and NT-Florida in accordance with their respective certificate and articles of incorporation and by-laws and governing statutes. This Agreement constitutes, and the Merger Agreement will constitute, the legal, valid and binding obligations of NTC and, in the case of the Merger Agreement, NT-Florida, enforceable against each of them in accordance with their respective terms. Approval of this Agreement or the Merger Agreement by the stockholders of NTC is not required by law or by the rules of the National Association of Securities Dealers, Inc. (the "NASD") and approval of the Merger Agreement by the sole shareholder of NT-Florida is not required by law. NTC has the corporate power to execute, deliver, and perform this Agreement and the Merger Agreement and to consummate the transactions herein and therein contemplated, and NT-Florida has the corporate power to execute, deliver, and perform the Merger Agreement and to consummate the transactions therein contemplated, and such execution, delivery, and performance do not violate any provisions of the certificate of incorporation of NTC, the articles of incorporation of NT-Florida or the respective by-laws of NTC or NT-Florida, or any agreement to which either NTC or NT-Florida is a party or by which either NTC or NT-Florida is otherwise bound. Except for the approvals of the Federal Reserve Board and the Department of Banking and Finance of the State of Florida referred to in Section 4.4, the approval of the Merger Agreement by the board of directors of NT-Florida, the registration of the offer and sale of the common stock of NTC to be issued pursuant to the Merger under the Securities Act and the registration or qualification of the common stock of NTC under any applicable state securities or "blue sky" laws, and the filing with the NASD of prior notice of the issuance of additional shares of common stock of NTC, no consent of any governmental authority or other person is required to be obtained, and no prior notice to any governmental authority or other person is required to be given, by NTC or NT-Florida in order to permit consummation of the Merger.

          3.4  SEC FILINGS AND FINANCIAL STATEMENTS.

          (a) NTC has heretofore delivered to the Company copies of NTC's (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1992, (ii) 1992 Annual Report to Shareholders, (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 and
(iv) all other reports, registration statements and other documents filed by NTC with the Securities and Exchange Commission (the "Commission") since December 31, 1992 (collectively, the "NTC Filings"). Since December 31, 1992, NTC has timely filed all reports, registration statements and other documents required to be filed with the Commission under the rules and regulations of the Commission, and all such reports, registration statements and other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing and effective dates, none of such reports, registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements and unaudited interim financial statements of NTC contained or incorporated by reference in the NTC Filings have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of NTC and its subsidiaries at the dates shown and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended. The interim financial statements as at, and for, the periods ending March 31, 1993, June 30, 1993 and September 30, 1993 include all adjustments necessary for a fair presentation of the financial position of NTC and its subsidiaries and the results of their respective operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

          3.5 UNDISCLOSED LIABILITIES. Neither NTC nor any of its subsidiaries has any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof which, under the Exchange Act and the applicable rules and regulations of the Commission thereunder, (a) were required to be disclosed in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q as of the date of such reports or (b) are required to have been disclosed in a Current Report on Form 8-K as of the date hereof, except as, and to the extent, disclosed in reports or documents heretofore filed by NTC with the Commission or as and to the extent disclosed, reflected or reserved against in the financial statements included or incorporated by reference therein.

          3.6 LITIGATION. NTC, its subsidiaries and the institution-affiliated parties (as defined in 12 U.S.C. (S)1813(u)) of each are in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (a) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (b) that otherwise relate to or affect the business or assets of NTC or any of its subsidiaries or the assets owned, used, occupied or managed by NTC or any of its subsidiaries, except for such instances of noncompliance which, in the aggregate, are not expected by NTC to have a material adverse effect on the business, income, operations, assets, liabilities, financial condition or prospects of NTC and its subsidiaries, taken as a whole. There are no claims, actions, suits, or proceedings pending or, to the best knowledge of the NTC, threatened or contemplated against or affecting NTC, any of its subsidiaries or the institution-affiliated parties of either NTC or any of its subsidiaries (in their capacities as such), at law or in equity, or before any federal, state, municipal, or other governmental authority or any arbitrator or arbitration panel, whether by contract or otherwise, that are required to be disclosed in the NTC Filings other than those which have been disclosed therein. Since September 30, 1993, there have been no such claims, actions, suits, or proceedings filed or, to the best knowledge of NTC, threatened or contemplated, and there has been no material developments with respect to any claim, action, suit or proceeding previously disclosed in the NTC Filings, which NTC would have been required to disclose in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q had such claim, action, suit or proceeding been filed or known to have been threatened contemplated, or had such material development occurred, prior to the date of filing of such report. All pending legal or governmental proceedings to which NTC or any of its subsidiaries is a party or of which any property of NTC or any of its subsidiaries is subject which are not disclosed in the NTC Filings, including ordinary routine litigation incidental to the business of NTC and its subsidiaries, are, considered in the aggregate, not material. There is no decree, judgment, or order or supervisory agreement of any kind in existence against or restraining NTC, any of its subsidiaries or any of their respective institution-affiliated parties from taking any action of any kind in connection with the business of NTC or any of its subsidiaries. Neither NTC nor any of its subsidiaries has received from any regulatory authority any notice or threat of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and NTC has no reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such authority except for such notices, threats of enforcement actions, criticisms, recommendations or suggestions which, in the aggregate, are not expected by NTC to have a material adverse effect on the business, income, operations, assets, liabilities, financial condition or prospects of NTC and its subsidiaries, taken as a whole.

              3.7 NTC REPORTS. Since January 1, 1991, NTC and NT-Florida have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve Board, the Federal Reserve Bank of Chicago, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance of the State of Florida (collectively, the "NTC Regulatory Reports"). As of their respective dates, such NTC Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.8 BROKERS' AND FINDERS' FEES. NTC has used the services of Goldman Sachs & Co. in connection with the transactions contemplated in this Agreement, and NTC bears the sole obligation for any brokerage commissions, finders' fees or like compensation due Goldman Sachs & Co. with respect to those services.

          3.9 NO ADVERSE CHANGES; CONDUCT OF BUSINESS IN NORMAL COURSE. Other than as specifically disclosed in this Agreement, the NTC Filings or any other documents referred to in this Agreement as having been delivered to the Company, there has not occurred (1) any material adverse change since September 30, 1993 in the business, income, operations, assets, liabilities (whether absolute, accrued, contingent or otherwise), financial condition or prospects of NTC, or
(2) any condition (other than general economic or competitive conditions), event, circumstance, fact or other occurrence, whether occurring before or since September 30, 1993, that may reasonably be expected to have or result in such a material adverse change. Since September 30, 1993 the business of NTC has been conducted only in the ordinary and usual course consistent with past practice.

          3.10 NO OMISSIONS. None of the Statements of Essential Facts contained in Article III and none of the representations, warranties and covenants of NTC contained herein or the statements contained in the NTC Filings or in the financial statements contained or incorporated in the NTC Filings is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

                                  ARTICLE IV
                        AGREEMENTS PENDING THE CLOSING

          Pending the Closing, the parties to this Agreement hereby agree as follows:

          4.1 CONDUCT OF BUSINESS. The Company shall conduct the Company's business and shall cause the Bank to conduct its business in the usual and ordinary course consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of NTC, (a) no change shall be made in the articles of incorporation or by-laws of the Company or the charter or by-laws of the Bank; (b) no change shall be made in the capitalization of the Company or the Bank or in the number of issued and outstanding shares of the Company or the Bank; (c) the compensation of officers or key employees of the Company or the Bank shall not be increased; provided, however, that (i) the compensation of officers and key employees of the Company and the Bank may be increased effective January 1, 1994, in a manner consistent with prior practice of the Company and the Bank, provided that the combined amount of the increases paid to all such officers and key employees shall not exceed, in the aggregate, $60,000, and (ii) the Company and the Bank may pay to their employees year-end bonuses for the 1993 fiscal year, in a manner consistent with prior practice of the Company and the Bank, provided that the aggregate amount of all such bonuses paid does not exceed $100,000; (d) no loans, or renewals or restructurings of loans, in the amount of $300,000 or more (including loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $300,000) shall be made by the Bank except in the ordinary course of business and consistent with prudent banking practices and policies and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of such borrower's or borrowers' credit; (e) no dividends or other distributions shall be declared or paid by the Company or the Bank other than a cash dividend in the aggregate amount of $1,062,000 to be paid by the Bank to the Company and by the Company to its shareholders; (f) the Company and the Bank shall each use their best efforts to maintain their present insurance coverage in respect to their properties and business; (g) no significant changes shall be made in the general nature of the business conducted by the Company or the Bank;
(h) no employment, consulting, or other similar agreements shall be entered into by the Company or the Bank that are not terminable by the Company or the Bank on 30 days' notice or less without penalty or obligation; (i) neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Plan or merger of any Plan into another plan or trust; (j) the Company and the Bank shall file all Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Return or any extension of the period of limitations applicable thereto; (k) neither the Company nor the Bank shall make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $25,000; (l) neither the Company nor the Bank shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course consistent with prudent banking and fiduciary practices (which includes accepting new fiduciary appointments on terms consistent with past practices); (m) neither the Company nor the Bank shall do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which the Company or the Bank is a party or by which either the Company or the Bank is otherwise bound or under which the Bank has agreed to act as a fiduciary or otherwise exercise fiduciary powers;
(n) the Bank shall not engage or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act

(without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 2.10; (o) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A or better by Moody's Investors Service or by Standard & Poor's; (p) no changes of a material nature shall be made in either the Company's or the Bank's accounting procedures, methods, policies or practices or the manner in which the Company or the Bank maintain their records; and (q) the Bank shall not accept or renew any brokered deposits. The Company may request the consent of NTC to any of the foregoing actions by furnishing NTC with a written request which describes the action proposed to be taken by the Company, which consent shall not be unreasonably withheld. NTC shall have a period of ten days from the date of receipt of such request (determined in accordance with Section 7.7 hereof) in which to notify the Company that it has either consented, or refused to consent, to the proposed action. NTC's failure to respond to any such request within such ten-day period shall be deemed to constitute a consent to the action proposed in the Company's request. The Company acknowledges and agrees that, in determining the reasonableness of any action proposed by the Company, NTC shall be entitled to consider NTC's purpose and intent in entering into this Agreement and its interest in preserving the business and operations of the Company and the Bank as conducted on the date hereof. The Company further acknowledges and agrees that any refusal by NTC to consent to any of the actions prohibited by clauses
(a), (b), (c), (e), (g), (i), (n) or (p) of this Section 4.1 shall be deemed reasonable.

          4.2 ACCESS TO INFORMATION. To the extent permissible under law, the Company shall, and shall cause the Bank to, (a) give NTC and its representatives full access to further information (including, but not limited to, records, files, correspondence, tax work papers and audit work papers) with respect to the Company and the Bank; and (b) furnish to NTC and its representatives, as soon as they become available, all reports on loans and investments of the Bank, month-end balance sheets and profit and loss statements of the Bank, internal and external audit reports of the Bank and such other reports relating to the Bank (including its fiduciary activities and the ownership or management of assets in fiduciary accounts) that NTC may reasonably request. To the extent permissible under law, NTC shall, and shall cause NT-Florida to, (a) give the Company and its representatives full access to such information with respect to NTC and NT-Florida as may be reasonably required by the board of directors of the Company to determine the adequacy of the consideration paid for the Company Common Stock; and (b) furnish to the Company copies of any documents filed with the Commission and any written communications sent to NTC's stockholders. Each of NTC and the Company shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement. Each of NTC and the Company shall maintain the confidentiality of all such information (other than information which is in the public domain or otherwise ascertainable from public or outside sources) except to the extent that disclosure is required by judicial process or governmental or regulatory authorities. Pending the Closing, representatives of NTC shall be given full access to the Company and the Bank's business activities and afforded the opportunity to observe their business activities and consult with their directors and officers regarding the same on an ongoing basis.

          4.3 SHAREHOLDERS MEETING; PROXY STATEMENT. As soon as practicable after the date of this Agreement, and in no event later than March 31, 1995, the Company shall call and hold a special meeting of the shareholders of the Company (the "Shareholders Meeting") to act upon and consider the Merger and the Merger Agreement in accordance with the articles of incorporation
and by-laws of the Company and applicable Florida law.   Prior to the
Shareholders Meeting, the Company will prepare and distribute to its shareholders a definitive proxy statement (the "Proxy Statement") that will comprise part of the Registration Statement (as defined in Section 4.5 hereof). The Proxy Statement shall contain (a) such information as would be required to be included in such a proxy statement under the Securities Act, the Exchange Act, any applicable rules and regulations thereunder, and any applicable state corporate and securities laws applicable to the offering and sale of the common stock of NTC in the Merger and the solicitation of proxies for the Shareholders Meeting, and (b) such additional information as NTC deems reasonably necessary so that the Proxy Statement may be included as part of the Registration Statement. NTC shall furnish to the Company such information relating to it and its affiliates and the transactions contemplated in this Agreement and the Merger Agreement and such further information as may be necessary or as may be reasonably requested by the Company for use in the Proxy Statement. The Company shall furnish NTC and its counsel with a copy of the Proxy Statement in advance of mailing and a reasonable time prior to the proposed date on which the Registration Statement (as defined in Section 4.5 hereof) is to be filed with the Commission, and the Company shall make such changes to the Proxy Statement as NTC deems necessary to permit the Proxy Statement to be included in the Registration Statement. The Company shall not mail or otherwise furnish or publish to its shareholders any proxy solicitation material or other material relating to the Merger or the Merger Agreement that might constitute a "prospectus" within the meaning of the Securities Act other than the Proxy Statement. Subject to the fiduciary duties of the directors of the Company, the Company, acting through its board of directors shall (a) recommend to the shareholders of the Company that they vote their shares in favor of the Merger and the Merger Agreement and shall reflect such recommendation in the Proxy Statement and (b) take all lawful action to solicit proxies for and otherwise obtain shareholder approval of the Merger and Merger Agreement.

          4.4 REGULATORY APPROVALS. As soon as practicable, NTC will, and will cause NT-Florida to, (a) file with the Federal Reserve Board an application for, and use its best efforts to obtain, approval of the transactions contemplated by this Agreement and the Merger Agreement under the Bank Holding Company Act of 1956, as amended, upon such terms and conditions as are satisfactory to NTC, and
(b) file with the Department of Banking and Finance of the State of Florida an application for, and use its best efforts to obtain, a certificate of approval of a change of control of the Bank, upon such terms and conditions as are satisfactory to NTC. The Company shall, and shall cause the Bank to, cooperate fully in the process of obtaining such approvals.

          4.5 REGISTRATION STATEMENT. As soon as reasonably practicable after the date hereof, NTC shall prepare and file with the Commission a Registration Statement registering under the Securities Act the offer and sale of the shares of common stock of NTC to be issued in the Merger (the "Registration Statement"). NTC shall use its best efforts to have the Registration Statement declared effective and shall maintain such effectiveness until immediately after the Effective Date. The Company shall cooperate with NTC in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to NTC such information relating to it and its affiliates and the transactions contemplated in this Agreement and the Merger Agreement and such further and supplemental information as may be necessary or as may be reasonably requested by NTC for use in the Registration Statement. NTC will use its best efforts to register or qualify the shares of common stock of NTC to be issued in the Merger under the securities or blue sky laws of all jurisdictions in which such registration or qualification is required, based on information provided by the Company.

          4.6 INFORMATION TO BE INCLUDED IN PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information furnished by NTC or the Company for inclusion in the Registration Statement, the Proxy Statement, or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          4.7 AFFILIATE LETTERS. The Company shall provide NTC with such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 (or any successor rule) promulgated by the Commission under the Securities Act or within the meaning of Commission Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests) and a list of those persons whom the Company believes may be deemed to be affiliates. Within 30 days of the execution of this Agreement, the Company will obtain and deliver to NTC affiliate letters, substantially in the form of Exhibit B to this Agreement, from each of the directors and principal officers of the Company and will use its best efforts to obtain such letters from the holders of five percent or more of the outstanding shares of the Common Stock of the Company and from any other persons who, in the opinion of counsel for NTC, may be deemed to be affiliates within the meaning of Rule 145 or Commission Staff Accounting Bulletin No. 65.

          4.8 LOAN REVIEW. The Company shall cause the Bank, prior to the Closing Date, to write off all loans of the Bank that are required to be written off by the Bank's regulators or that, in conformity with past practices and policies of the Bank, should be written off as loan losses. In addition, NTC shall be entitled to review the loan portfolio of the Bank and shall be furnished with full information regarding the status of each loan contained therein, as of a date not more than thirty (30) days prior to the Closing Date, and NTC and the Company shall negotiate in good faith regarding the write-off of potential loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves) identified to the Company by NTC.

          4.9 BOARD OF DIRECTORS' NOTICES AND MINUTES. To the extent permissible under law, the Company shall promptly transmit to NTC copies of all notices, minutes, consents and other materials that the Company or the Bank provide to their respective directors, other than materials relating to any proposed acquisition of the Company or the Bank. NTC agrees to hold all such information in confidence and trust and to act in a fiduciary manner with respect to such information.

          4.10 BEST EFFORTS. NTC and the Company shall use their best efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

          4.11 BUSINESS RELATIONS AND PUBLICITY. The Company will use its best efforts to preserve the reputation and relationship of the Company and the Bank with suppliers, clients, customers, employees, and others having business relations with the Company or the Bank. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon; provided that NTC, after consultation with the Company, may make such disclosures concerning the transactions provided for herein as NTC believes are required by the Exchange Act.

          4.12 NO CONDUCT INCONSISTENT WITH THIS AGREEMENT. The Company shall not (a) offer or sell, or negotiate with or entertain any proposals from any other person for any such offer or sale of, any shares of the capital stock of the Company or the Bank, or (b) negotiate with or entertain any proposals from any other person for any other transaction wherein the business or substantially all of the properties of the Company or the Bank would be acquired, directly or indirectly, by any party other than NTC or a subsidiary of NTC, except, in each case, (i) upon the termination of this Agreement pursuant to Section 7.4, (ii) with the prior written consent of NTC, (iii) pursuant to a written direction from any regulatory authority or (iv) upon the receipt of an unsolicited offer from a third party where the board of directors of the Company reasonably believes that its fiduciary duties require it to enter into discussions with such party.

          4.13 UNTRUE REPRESENTATIONS AND WARRANTIES. During the term of this Agreement, if any party becomes aware of any facts or of the occurrence or impending occurrence of an event which would cause one or more of the representations and warranties of such party contained in this Agreement to be or become untrue as of the Closing Date then:

          (a) such party shall immediately give detailed written notice thereof to the other party; and

          (b) such party shall use reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other party.


                                   ARTICLE V
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF NTC

          Unless the conditions are waived by NTC, all obligations of NTC under this Agreement are subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

          5.1 STATEMENTS OF ESSENTIAL FACTS; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts contained in Article II of this Agreement and any representations or warranties of the Company contained herein or in any documents, certificates, or schedules delivered by, or on behalf of, the Company to NTC pursuant to this Agreement shall be true and correct in all material respects at the Closing as though made on the Closing Date, and the Company shall have performed in all material respects all agreements herein required to be performed by it on or prior to the Closing.

          5.2 CLOSING CERTIFICATE. NTC shall have received a certificate signed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying in such detail as NTC may reasonably request as to the fulfillment of the conditions to the obligations of NTC as set forth in this Agreement and required to be fulfilled by the Company or the Bank on or before the Closing.

          5.3 REGULATORY APPROVALS. NTC and NT-Florida shall have duly obtained the approvals of the Federal Reserve Board and the Department of Banking and Finance of the State of Florida referred to in Section 4.4 upon such terms and conditions as are satisfactory to NTC, and a period of 30 days shall have passed since the date of the approval under the Bank Holding Company Act of 1956 without the filing of any motion for rehearing or appeal from such approval or the commencement of any suit or action under the antitrust laws of the United States seeking to enjoin the transactions provided for herein or to obtain substantial damages in respect of them.

          5.4 APPROVAL OF MERGER AND DELIVERY OF MERGER AGREEMENT. The Merger Agreement and the transactions contemplated therein shall have been approved by the vote of the shareholders of the Company at a meeting called and held in accordance with the laws of the State of Florida and the articles of incorporation and by-laws of the Company. The proper officers of the Company shall have executed and delivered to NT-Florida copies of the Merger Agreement and of articles of merger, in form suitable for filing with the Secretary of State of the State of Florida, and shall have executed and delivered all such other certificates, statements, or instruments as may be necessary or appropriate to effect such filings. Not more than 7.5% of the shares of the Common Stock of the Company shall be subject to exercises of dissenters' rights by the holders thereof in accordance with Sections 607.1302 and 607.1320 of the Florida Business Corporation Act.

          5.5 EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have become effective with respect to the shares of common stock of NTC to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the Commission shall have been complied with to NTC's reasonable satisfaction.

          5.6 NO LITIGATION. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated herein or in the Merger Agreement or to obtain other relief in connection with this Agreement, the Merger Agreement or the transactions contemplated herein or therein that NTC believes, in good faith and with the written advice of counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that NTC, NT-Florida, the directors of NTC or NT-Florida, or the Company has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a material adverse effect on the future conduct of the business of the Company or the Bank.

          5.7 NET WORTH AND LOAN LOSS RESERVE REQUIREMENTS. As of the last day of the month preceding the Closing Date, (a) the shareholders' equity in the Company, determined in conformity with generally accepted accounting principles applied on a basis consistent with the preparation of the Financial Statements, shall be at not less than $21,685,000, (b) the sum of the capital, surplus and undivided profits of the Bank, determined in conformity with generally accepted accounting principles applied on a basis consistent with the preparation of the Financial Statements, shall be not less than $21,662,000, and (c) the Bank's reserve for loan losses, determined as described in Section 2.13, shall be not less than 1% of the Bank's net loans (gross loans less unearned discounts).

          5.8 AUDIT. NTC and Arthur Andersen & Co. shall have had an adequate opportunity to conduct such a review or examination of the financial condition, assets, liabilities, results of operation and business of the Company and the Bank as NTC shall deem prudent, and such review or examination shall not have disclosed matters that are inconsistent in any material respect with the representations and warranties of the Company contained in this Agreement.

          5.9 ENVIRONMENTAL SURVEYS. NTC shall have received from the Company copies of reports of Phase I environmental audits of all real property or facilities used by either the Company or the Bank in the conduct of its business, and of such other properties or facilities in which the Bank has any interest (either individually or as a fiduciary) as identified by NTC, conducted by an independent environmental consultant reasonably acceptable to NTC. NTC shall pay the cost of obtaining such Phase I environmental audits. No such environmental audit shall have identified any violation of the Environmental Laws or condition relating to the environment, human health or safety which could reasonably be expected to have a material adverse effect on the business, income, operations, assets, liabilities, financial conditions or prospects of the Company or the Bank.

          5.10 OPINION OF COUNSEL. NTC shall have received the opinion of Shutts & Bowen, counsel for the Company, dated as of the Closing Date, and in form satisfactory to NTC and its counsel, to the effect that:

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, has the corporate power to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification. The Company has no subsidiaries other than Bank.

          (b) The Bank is a state bank duly chartered and organized, validly existing and authorized to transact the business of banking under the laws of the State of Florida and is duly authorized and has full power to own its properties and carry on its business as now being conducted. The Bank is empowered and authorized to exercise all trust powers available to a Florida state bank under the laws of the State of Florida. The Bank has no subsidiaries.

          (c) The authorized capital stock of the Company consists of 1,000,000 shares of capital stock, par value $0.01 per share, of which 19,740 shares of Common Stock of the Company are issued and outstanding. The issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights, except for the preemptive rights specified in Article VIII of the Company's articles of incorporation. Except for rights of NTC under this Agreement, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

          (d) The authorized capital stock of the Bank consists of 19,740 shares of common stock, par value $25.00 per share, all of which are issued and outstanding and are owned of record and beneficially by the Company. The issued and outstanding shares of Common Stock of the Bank have been duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. All of such issued and outstanding shares are free and clear of all security interests, liens, claims, pledges, escrows, options, warrants, rights of purchase, equities, charges, encumbrances, proxies, voting trusts and restrictions on transfer. Except for rights of NTC under this Agreement, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company or the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

          (e) The execution, delivery, and performance of this Agreement and the Merger Agreement, and the transactions contemplated herein and therein, have been duly authorized by the board of directors of the Company and, in the case of the Merger Agreement, by the shareholders of the Company, these being the only corporate authorizations required under the Company's articles of incorporation and by-laws and the laws of the State of Florida. This Agreement and the Merger Agreement constitute the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors generally and to general principles of equity.

          (f) The execution, delivery, and performance of this Agreement and the Merger Agreement do not violate any provisions of the articles of incorporation or by-laws of the Company or the charter or by-laws of the Bank, any provision of applicable law or the regulations thereunder or, to the best knowledge of such counsel after reasonable investigation, any contract or agreement to which the Company or the Bank is a party or by which the Company or the Bank is otherwise bound that would prohibit consummation of the transactions contemplated by this Agreement and the Merger Agreement in the manner herein and therein contemplated.

          (g) There are no claims, actions, suits, or proceedings pending or, to the best knowledge of such counsel after reasonable investigation, threatened against, the Company or the Bank, at law or in equity, or before any Federal, state, municipal, or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, or any decrees, judgments, or orders of any kind in existence enjoining or restraining the Company or the Bank or any of their directors, officers, or employees from taking action of any kind in connection with the business of the Company or the Bank.

          (h) There are no actions, suits, or proceedings, pending or, to the best knowledge of such counsel after reasonable investigation, threatened against the Company to enjoin consummation of the Merger of the Company and NT-Florida or to obtain other relief in connection with this Agreement or the transactions contemplated hereby.

          (i) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or the Bank is required in connection with the Merger or the consummation by the Company or the Bank of the other transactions contemplated by this Agreement, except such as have been obtained.

          (j) No facts have come to the attention of such counsel that lead it to believe that the Proxy Statement (other than the financial statements and related schedules and other financial information contained therein, as to which such counsel need express no opinion), at the time of mailing to the shareholders of the Company, at the date of the Shareholders' Meeting, as of the effective date of the Registration Statement or as of the Closing Date, contained an untrue fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of the Company or governmental officials as such counsel deems appropriate.

          5.11 NO ADVERSE CHANGES. There shall not have occurred since the date of this Agreement (a) any material adverse change in the business, income, operations, assets, liabilities, financial condition, or prospects of the Company and the Bank, considered as a whole, or (2) any condition (other than general economic or competitive conditions), event, circumstances, fact, or other occurrence that may reasonably be expected to have or result in such a material adverse change.

          5.12 POOLING OF INTEREST COMFORT LETTER. NTC shall have received a letter from Arthur Andersen & Co., in form satisfactory to NTC, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles as of a date not more than five business days prior to the Closing Date.

          5.13 AFFILIATE LETTERS. Not later than 30 days following the date of execution of this Agreement, NTC shall have received affiliate letters, substantially in the form attached hereto as Exhibit B, from each of the directors, principal officers, or holders of five percent or more of the outstanding shares of the Common Stock of the Company and from any persons who, in the opinion of counsel for NTC, may be deemed to be "affiliates" within the meaning of Rule 145 under the Securities Act or Commission Staff Accounting Bulletin No. 65, pursuant to which such affiliates shall agree, among other things, not to make any sale, transfer or other disposition of (a) shares of capital stock of the Company or NTC within 30 days prior to the Merger, and (b) shares of common stock of NTC issued in the Merger prior to the publication by NTC of the financial results of the combined operations of NTC and the Company covering a period of at least 30 days after the Merger.

          5.14 CONSENTS AND PERMISSIONS. The Company and the Bank shall have obtained all such written consents, permissions and approvals as are required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement and the Merger Agreement.

          5.15 COMFORT LETTER. NTC shall have received from KPMG Peat Marwick "comfort letters" dated the date of mailing of the Proxy Statement and the Effective Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to NTC.

          5.16 OTHER DOCUMENTS. NTC shall have received at the Closing such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

                                 ARTICLE VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

          Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

          6.1 STATEMENTS OF ESSENTIAL FACTS; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts contained in Article III of this Agreement and any representations or warranties of NTC contained herein or in any documents, certificates, or schedules delivered by NTC or on its behalf to the Company pursuant to this Agreement shall be true and correct in all material respects at the Closing as though made on the Closing Date, and NTC shall have performed in all material respects all agreements herein required to be performed by it on or prior to the Closing.

          6.2 CLOSING CERTIFICATE. The Company shall have received a certificate signed by the Chairman, President and Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of NTC and dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement.

          6.3 REGULATORY APPROVALS. NTC and NT-Florida shall have duly obtained the approvals of the Federal Reserve Board and the Department of Banking and Finance of the State of Florida referred to in Section 4.4 and a period of 30 days shall have passed since the date of the approval under the Bank Holding Company Act of 1956 without the filing of any motion for rehearing or appeal from such approval or the commencement of any suit or action under the antitrust laws of the United States seeking to enjoin the transactions provided for herein or to obtain substantial damages in respect of them.

          6.4 APPROVAL OF MERGER AND DELIVERY OF MERGER AGREEMENT. The Merger Agreement and the transactions contemplated therein shall have been approved by the shareholders of the Company in accordance with the laws of the State of Florida and the articles of incorporation and by-laws of the Company. The proper officers of NT-Florida and NTC shall have executed and delivered to the Company copies of the Merger Agreement and the proper officers of NT-Florida shall have executed and delivered articles of merger, in form suitable for filing with the Secretary of State of the State of Florida, and shall have executed and delivered all such other certificates, statements, or instruments as may be necessary or appropriate to effect such a filing.

          6.5 EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have become effective with respect to the shares of common stock of NTC to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the Commission shall have been complied with to the Company's reasonable satisfaction.

          6.6 NO LITIGATION. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or to obtain other relief in connection with this Agreement or the transactions contemplated hereby that the Company believes, in good faith and with the written advice of counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company, its directors, NTC or NT-Florida has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a material adverse effect on the future conduct of the business of NTC, NT-Florida or the Company.

          6.7 NET WORTH REQUIREMENT. As of the last day of the month preceding the Closing Date, the stockholders' equity in NTC, determined in conformity with generally accepted accounting principles applied on a basis consistent with the preparation of the financial statements contained or incorporated by reference in the NTC Filings, shall be at not less than $1,115,700,000.

          6.8 OPINION OF COUNSEL. The Company shall have received the opinion of Schiff Hardin & Waite, counsel for NTC, dated as of the Closing Date, and in form satisfactory to the Company and its counsel to the effect that:

          (a) NTC and NT-Florida are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively. Each of NTC and NT-Florida has the corporate power to own its own properties and to carry on its business as it is now being conducted.

          (b) The shares of common stock of NTC deliverable pursuant to this Agreement and the Merger Agreement will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid, and nonassessable, with no liability attaching to the ownership thereof arising from NTC or NT-Florida, and will have been registered under the Securities Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based on information provided by the Company, and will be qualified for inclusion in the NASDAQ System.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly authorized by the board of directors of NTC and the execution, delivery and performance of the Merger Agreement have been duly authorized by the boards of directors of NTC and NT-Florida, these being the only corporate authorizations required under NTC's certificate of incorporation and by-laws, NT-Florida's articles of incorporation and by-laws, and the laws of the States of Delaware and Florida. This Agreement and the Merger Agreement constitute the legal, valid, and binding obligations of NTC and, in the case of the Merger Agreement, of NT-Florida, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors generally and to general principles of equity.

          (d) The execution, delivery, and performance of this Agreement and the Merger Agreement do not violate any provisions of the certificate of incorporation or by-laws of NTC or the articles of incorporation or by-laws of NT-Florida, any provision of applicable law or the regulations thereunder or, to the best of such counsel's knowledge after reasonable investigation, of any contract or agreement to which NTC or NT-Florida is a party or by which either is otherwise bound that would prohibit consummation of the transactions contemplated by this Agreement and the Merger Agreement in the manner herein and therein contemplated.

          (e) There are no claims, actions, suits, or proceedings, pending or, to the best knowledge of such counsel after reasonable investigation, threatened against NTC or NT-Florida at law or in equity, or before any federal, state, municipal, or other governmental authority, or any decrees, judgments, or orders of any kind that are in existence enjoining or restraining NTC or NT-Florida or any of their respective directors, officers, or employees from taking action of any kind in connection with the business of NTC or NT-Florida.

          (f) There are no actions, suits, or proceedings, pending or, to the best knowledge of such counsel after reasonable investigation, threatened against NTC or NT-Florida, to enjoin consummation of the Merger or to obtain other relief in connection with this Agreement, the Merger Agreement or the transactions contemplated herein or therein.

          (g) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over NTC or its subsidiaries is required for the issuance of the shares by NTC in connection with the Merger or the consummation by NTC or NT-Florida of the other transactions contemplated by this Agreement, except such as have been obtained.

          (h) The Registration Statement and prospectus set forth therein (the "Prospectus") and any amendments and supplements thereto made prior to the Closing Date (other than the financial statements and related schedules and other financial information contained or incorporated by reference therein, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Securities Act, as applicable, and the rules and regulations thereunder; such counsel has no reason to believe that, as of the effective date of the Registration Statement, the date of the Shareholders Meeting and the Closing Date, the Registration Statement or Prospectus (other than the financial statements and related schedules and other financial information contained or incorporated by reference therein, as to which such counsel need express no opinion) or, as of its date, any further amendment or supplement thereto made by NTC prior to the Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and such counsel does not know of any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus or required to be described in the Registration Statement or the Prospectus which have not been filed or incorporated by reference or described as required.

          In rendering its opinion, such counsel may rely as to any of the matters listed above upon an opinion of the General Counsel of NTC, which shall be addressed to and delivered to the Company at the Closing, and may rely as to matters of fact upon such certificates of the officers of NTC or governmental officials as such counsel deems appropriate.

          6.9 NO ADVERSE CHANGES. There shall not have occurred since the date of this Agreement (a) any material adverse change in the business, income, operations, assets, liabilities, financial condition, or prospects of NTC, or
(2) any condition (other than general economic or competitive conditions), event, circumstances, fact, or other occurrence that may reasonably be expected to have or result in such a material adverse change.

          6.10 COMFORT LETTER. The Company shall have received from Arthur Andersen & Co. "comfort letters" dated the date of mailing of the Proxy Statement and the Effective Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to the Company.

          6.11 OTHER DOCUMENTS. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by NTC with the terms and conditions of this Agreement.

                                  ARTICLE VII
                                    GENERAL

          7.1 NON-SURVIVAL OF REPRESENTATIONS. Except for the agreements set forth in Sections 3.2(c), 7.2 and 7.3, none of the statements, representations, warranties, and agreements made by the parties hereto shall survive the Closing.

          7.2 FURTHER ASSURANCES. The parties hereto agree that at any time and from time to time after the Closing each party will cause to be executed and delivered to the other party such further instruments or documents as any other party may reasonably require to give effect to the transactions contemplated hereunder.

          7.3 EXPENSES. The parties hereto shall each bear their respective costs and expenses incurred in the consummation of this transaction; provided, however, that in the event that (a) this Agreement is terminated by NTC pursuant to Section 7.4(c) (other than as the result of a material breach of any representation or warranty made by the Company if the Company demonstrates that it did not know, and in the exercise of reasonable diligence, should not have known, that such representation and warranty was untrue at the time it was made), the Company shall reimburse NTC in an amount, not to exceed $500,000, for the out-of-pocket expenses, subject to verification thereof, that NTC has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of NTC; (b) this Agreement is terminated pursuant to Section 7.4(f), the Company shall pay to NTC $500,000, which amount is intended to compensate NTC for its out-of-pocket expenses and time and effort in connection with the Agreement, (c) this Agreement is terminated by the Company pursuant to Section 7.4(d) , NTC shall reimburse the Company in an amount, not to exceed $300,000, for the out-of-pocket expenses, subject to verification thereof, that the Company has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of the Company, or (d) this Agreement is terminated pursuant to Section 7.4(b)(ii) if the regulatory application referred to in Section 7.4(b)(ii) shall not have been accepted for filing by the Federal Reserve Board on or before June 30, 1994 or NTC and NT-Florida shall have failed to obtain the regulatory approvals referred to in Sections 5.3 and 6.3 hereof, in each case by reason of factors pertaining to NTC, NTC shall pay to the Company $300,000, which amount is intended to compensate the Companyfor its out-of-pocket expenses and time and effort in connection with the Agreement. All costs and expenses reasonably estimated to have been incurred by the Company shall be either paid or accrued for on or prior to the Closing Date; provided, however, that nothing in this
Section 7.3 shall be deemed to relieve the Company of its liability to pay any expenses incurred in connection with this Agreement following the Closing.

          7.4 TERMINATION. This Agreement may be terminated (a) at any time by written agreement between NTC and the Company, (b) by either NTC or the Company if (i) the Closing has not occurred by March 31, 1995, or such later date agreed to by the boards of directors of NTC and the Company, or (ii) the application of NTC and NT-Florida for approval of the transactions contemplated by this Agreement and the Merger Agreement has not been accepted by the Federal Reserve Board for filing on or before June 30, 1994 or NTC and NT-Florida shall have failed to obtain the regulatory approvals referred to in Sections 5.3 and 6.3 hereof, (c) by NTC by written notice to the Company, if the Company has breached this Agreement in any material respect, (d) by the Company by written notice to NTC, if NTC has breached this Agreement in any material respect, (e) by NTC by written notice to the Company at any time on or prior to a date that is 30 days after the execution of this Agreement if NTC reasonably determines that, based upon the Company's or the Bank's financial or business condition or prospects, consummation of the transactions contemplated herein will not be in the best interests of NTC, (f) by the Company, if the board of directors of the Company determines that its fiduciary duties require it to accept an unsolicited Acquisition Offer (as hereinafter defined) from a third party or by NTC if an Acquisition Offer from a third party is accepted by the Company or consummated, in each case by written notice to the other party, (g) by the Company, by written notice received by NTC, no later than 5:00 p.m., Eastern Standard Time, on the third business day preceding the Closing Date, if the Closing Date Value of the common stock of NTC shall be less than $33 per share, and (h) by NTC, by written notice received by the Company no later than 5:00 p.m., Eastern Standard Time, on the third business day preceding the Closing Date, if the Closing Date Value of the common stock of NTC shall be greater than $48 per share. For purposes of clause (f) of this Section 7.4, an Acquisition Offer shall mean any proposed transaction or series of transactions involving or affecting the Company or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either the Company or the Bank within the meaning of 12 USCA (S) 1817(j) (disregarding the exceptions set forth in 12 USCA (S)1817(j)(17)) and the regulations of the Federal Reserve Board thereunder. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement pursuant to clause (g) of this Section 7.4 if NTC agrees in writing, no later than 5:00 p.m., Eastern Standard Time, on the next business day following receipt of notice of termination by the Company, to increase the maximum number of shares of common stock of NTC which may be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000 determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) days ending on the Valuation Date, and NTC shall not have the right to terminate this Agreement pursuant to clause (h) of this
Section 7.4 if the Company agrees in writing, no later than 5:00 p.m., Eastern Standard Time, on the next business day following receipt of notice of termination by NTC, to reduce the minimum number of shares of common stock of NTC which may be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000 determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) days ending on the Valuation Date. For purposes of the foregoing sentence, share numbers shall be determined without giving effect to the payment of cash in lieu of fractional shares or to any reduction in the number of shares issuable in the Merger as the result of the exercise of dissenters' rights. Termination of this Agreement shall not serve to relieve a party of responsibility or obligation, if any, for any breaches of this Agreement occurring prior to such termination. Any termination of this Agreement under this Section 7.4 shall not affect any rights accrued prior to such termination nor any rights of NTC under any stock option agreements entered into with certain shareholders of the Company. Notwithstanding the foregoing, if the Merger is not consummated as the result of a material breach of any representation or warranty made by the Company and the Company demonstrates that it did not know, and in the exercise of reasonable diligence, should not have known, that such representation or warranty was untrue at the time it was made, NTC's only remedy shall be to terminate this Agreement pursuant to clause (c) of this Section
7.4.

          7.5 CONFIDENTIAL INFORMATION. The Company and NTC each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other party or the Bank that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.

          7.6 NON-ASSIGNMENT. This Agreement shall not be assignable by any party without the written consent of the other party. Notwithstanding the foregoing, NTC may assign its rights hereunder to a wholly-owned subsidiary or affiliate of NTC, but no such assignment shall relieve NTC of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

          7.7 NOTICES. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

          (i)  If to the Company, addressed to:

               BEACH ONE FINANCIAL SERVICES, INC.
               755 Beachland Boulevard
               Vero Beach, Florida  32963
               Attention:  John K. Moore
                           Chairman of the Board

               with a copy to:

               Alfred G. Smith
               SHUTTS & BOWEN
               1500 Miami Center
               201 South Biscayne Boulevard
               Miami, Florida 33131

          (ii) If to NTC or NT-Florida, addressed to:

               NORTHERN TRUST CORPORATION
               50 South LaSalle Street
               Chicago, Illinois 60675
               Attention:  Peter L. Rossiter
                           Executive Vice President, General Counsel and
                           Secretary

               with a copy to:

               Gary L. Mowder
               SCHIFF HARDIN & WAITE
               7200 Sears Tower
               Chicago, Illinois 60606

          7.8 SPECIFIC PERFORMANCE. The parties agree that there is no adequate remedy at law for breach of the obligations contained in this Agreement and agree that such obligations shall be enforceable by specific performance and injunctive relief, without the need to post bond, in the event of such breach.

          7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

          7.10 ENTIRE AGREEMENT. This Agreement , the schedules and agreements delivered pursuant hereto set forth the entire understanding of the parties and supersede all prior agreements, arrangements, and communications, whether oral or written, and this Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

          7.11 SEVERABILITY. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

          IN WITNESS WHEREOF, Northern Trust Corporation and Beach One Financial Services, Inc. have executed this Agreement and Plan of Reorganization as of the day and year first written above.


NORTHERN TRUST CORPORATION                    BEACH ONE FINANCIAL SERVICES, INC.
 a Delaware Corporation                        a Florida Corporation



By: /s/  David W. Fox                         By:  /s/  John K. Moore
    ----------------------------                   -----------------------------
         David W. Fox                                   John K. Moore
Title:  Chairman of the Board, President      Title:  Chairman of the Board
        and Chief Executive Officer

                                                                      APPENDIX B



                          PLAN AND AGREEMENT OF MERGER


                                  BY AND AMONG


                          NORTHERN TRUST CORPORATION,


                     NORTHERN TRUST OF FLORIDA CORPORATION


                                      AND


                       BEACH ONE FINANCIAL SERVICES, INC.



                                   COMPOSITE
                                   CONFORMED

                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                           NORTHERN TRUST CORPORATION
                     NORTHERN TRUST OF FLORIDA CORPORATION
                                      AND
                       BEACH ONE FINANCIAL SERVICES, INC.


     THIS PLAN AND AGREEMENT OF MERGER (hereinafter called this "Merger Agreement"), dated the ______ day of ________________, 1994, by and among Northern Trust Corporation, a Delaware corporation ("NTC"), Northern Trust of Florida Corporation, a Florida corporation and wholly-owned subsidiary of NTC ("NT-Florida"), and Beach One Financial Services, Inc., a Florida corporation (the "Company"). (NT-Florida and the Company sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, NT-Florida has an authorized capitalization consisting of 1,000 shares of common stock, par value $1.00 per share (the "NT-Florida Common Stock"), all of which are issued and outstanding and are owned of record and beneficially by NTC as of the date hereof; and

     WHEREAS, the Company has an authorized capitalization consisting of 1,000,000 shares of capital stock, par value $.01 per share, of which 19,740 shares of common stock (the "Company Common Stock") are issued and outstanding as of the date hereof; and

     WHEREAS, the Boards of Directors of the Company, NTC and NT-Florida deem it advisable to merge the Company with and into NT-Florida (the "Merger") in accordance with Sections 607.1101, 607.1103 and 607.1105 of the Florida Business Corporation Act; and

     WHEREAS, NTC and the Company have entered into an Agreement and Plan of Reorganization, dated as of December 20, 1993 (the "Reorganization Agreement"), providing for the Merger; and

     WHEREAS, the Board of Directors and the shareholders of the Company have approved this Merger Agreement and the Merger in accordance with Section
607.1103 of the Florida Business Corporation Act;

     WHEREAS, the Boards of Directors of NTC and NT-Florida have approved this Merger Agreement and the Merger, and no action by the stockholders of NTC is required under the Florida Business Corporation Act and no action by the shareholders of NT-Florida is required pursuant to Section 607.1103(7) of the Florida Business Corporation Act;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, mutual covenants and agreements herein contained, the parties hereto agree that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                   ARTICLE I

                                   THE MERGER
                                   ----------

     1.1 Subject to and in accordance with the provisions of this Agreement, Articles of Merger shall be executed by any of the Chairman of the Board, the President or a Vice President of each of the Constituent Corporations and acknowledged by the respective Secretaries or Assistant Secretaries of each of the Constituent Corporations. The Merger shall become effective on the effective date specified in the Articles of Merger, which date shall be the date on which properly executed Articles of Merger have been filed with the Secretary of State of the State of Florida in the manner provided for by the applicable laws of the State of Florida (the "Effective Date"). On the Effective Date, the separate existence of the Company shall cease, and the Company shall be merged with and into NT-Florida (designated in the Articles of Merger as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). The Surviving Corporation shall continue unaffected and unimpaired by the Merger, and all liabilities of the Company shall attach to the Surviving Corporation.

     1.2 Prior to and after the Effective Date, NTC, NT-Florida and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets and rights of any of the Company, the officers of NTC, NT-Florida and the Company as of the Effective Date shall take all such further action.

                                   ARTICLE II

                   TERMS OF CONVERSION AND EXCHANGE OF SHARES
                   ------------------------------------------

     2.1 On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any share of NT-Florida Common Stock or any share of Company Common Stock, the following shall occur:

          (a) Each issued and outstanding share of NT-Florida Common Stock shall remain issued and outstanding and shall be unchanged by the Merger.

          (b) All validly issued and outstanding shares of Company Common Stock on the Effective Date, other than shares, if any, then owned by the Company, shall be converted, by virtue of the Merger, into such number of shares of the common stock of NTC, par value $1.66 2/3 per share (the "NTC Common Stock"), as shall have a market value equal to $56,150,000 determined on the basis of the unweighted average of the last-sale prices for the NTC Common Stock, as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System for the twenty
     (20) trading days ending on the fifth trading day (the "Valuation Date") preceding the Effective Date (the "Closing Date Value"), but not more than 1,701,515 nor fewer (before giving effect to the payment of cash in lieu of fractional shares or to any reduction in the number of shares issuable in the Merger as the result of the exercise of dissenters' rights) than 1,169,791 shares of common stock of NTC, subject to the adjustments set forth in subparagraphs (f) and (g) of this Section 2.1. Each share of Company Common Stock shall be converted into the right to receive that number of shares of NTC Common Stock equal to the quotient obtained by dividing the total number of shares of NTC Common Stock issuable in the Merger, determined in accordance with the preceding sentence, by the total number of shares of Company Common Stock outstanding as of the Effective Date. Any holder of shares of Company Common Stock who is entitled under this paragraph to receive a fraction of a share of NTC Common Stock shall receive in lieu thereof cash in an amount equal to the product obtained by multiplying such fraction times the Closing Date Value.

          (c) Each share of Company Common Stock held by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor under this Merger Agreement.

          (d) Each issued and outstanding share of Company Common Stock, the holders of which have validly asserted dissenters' rights pursuant to Sections 607.1302 and 607.1320 of the Florida Business Corporation Act ("Sections 607.1302 and 607.1320"), and shall not have effectively withdrawn or lost such right to receive payment of the fair value of his or her shares of Company Common Stock, shall not be converted into or represent a right to receive the consideration specified in subparagraph
     (b) of this Section 2.1, but the holder thereof shall be entitled only to
     such rights as are granted by   Sections 607.1302 and 607.1320.  Each
     shareholder who becomes entitled, pursuant to the provisions of   Sections
     607.1302 and 607.1320, to payment for his or her shares of Company Common Stock, shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such Company Common Stock shall be canceled.

          (e) If any holder of shares of Company Common Stock who asserts dissenters' rights under Sections 607.1302 and 607.1320 shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights , each such share of Company Common Stock shall be converted into the right to receive the consideration specified in subparagraph (b) of this Section 2.1.

          (f) In the event of any change in the number of the issued and outstanding shares of NTC Common Stock (a "Share Change") by reason of any stock dividend, split-up, recapitalization, or reclassification of the NTC Common Stock effective after the date of the Reorganization Agreement and on or before the Valuation Date, then (i) the minimum and maximum number of shares set forth in subsection (b) of this Section 2.1 shall be changed by dividing each such number by the Adjustment Ratio (hereinafter defined) and
     (ii) the share prices set forth in subparagraph (g) of this Section 2.1 shall be changed by multiplying each such share price by the Adjustment Ratio. For purposes hereof the Adjustment Ratio shall be the number obtained by dividing the number of shares of common stock of NTC issued and outstanding immediately prior to the Share Change by the number of shares of common stock of NTC issued and outstanding immediately after the Share Change.

          (g)  Notwithstanding the provisions of subparagraph (b) of this
     Section 2.1, (i) the maximum number of shares of common stock of NTC issuable in the Merger shall be increased to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date, in the event that (A) the Closing Date Value of the common stock of NTC is less than $33 per share (as adjusted in accordance with subparagraph (f) of this Section 2.1), (B) the Company shall have given NTC notice of termination of this Agreement pursuant to
     Section 7.4(g) of the Reorganization Agreement, and (C) NTC shall have agreed, in writing, within the time period specified in Section 7.4 of the Reorganization Agreement, to increase the maximum number of shares of common stock of NTC to be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the twenty (20) trading days ending on the Valuation Date, and (ii) the minimum number of shares of common stock of NTC issuable in the Merger may be reduced to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the 20 (twenty) trading days ending on the Valuation Date, in the event that
     (A) the Closing Date Value of the common stock of NTC is more than $48 per share (as adjusted in accordance with subsection (f) of this Section 2.1),
     (B) NTC shall have given the Company notice of termination of this Agreement pursuant to Section 7.4(h) of the Reorganization Agreement, and
     (C) the Company shall have agreed, in writing, within the time period specified in Section 7.4 of the Reorganization Agreement, to reduce the minimum number of shares of common stock of NTC to be issued in the Merger to such number of shares of common stock of NTC as shall have a market value equal to $56,150,000, determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the 20 (twenty) trading days ending on the Valuation Date.

          (h) In addition to any adjustments to be made to the number of shares of NTC Common Stock issuable in the Merger pursuant to the foregoing provisions of this Section 2.1, and after giving effect to all determinations therein provided, the number of shares of NTC Common Stock to be issued in the Merger shall be reduced by such number of whole shares as shall equal or most closely approximate (after giving effect to rounding to whole shares), based upon the Closing Date Value, the amount in excess of $100,000 of the aggregate liability, book adjustment and other loss incurred by the Company or its subsidiary, The Beach Bank of Vero Beach (the "Bank"), arising from or related to (i) the failure to report to the Department of Labor certain salary continuation agreements between the Bank and two officers, and (ii) the reconciliation of all entries to the Bank's ACH Tape account #11410390. Any such liability, book adjustment or other loss shall be as mutually agreed to by the Company and NTC or, if they are unable to agree, as determined by an independent public accounting firm selected jointly by the Company and NTC from among the "big-six" accounting firms.


                                  ARTICLE III

          SURRENDER OF AND PAYMENT FOR SHARES OF COMPANY COMMON STOCK
          -----------------------------------------------------------

          3.1 As soon as practicable after the Effective Date, an exchange agent to be appointed by NTC (the "Exchange Agent") shall send to each shareholder of the Company (other than a shareholder who has asserted dissenters' rights under Sections 607.1302 and 607.1320) a notice and transmittal form advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent each certificate evidencing the Company Common Stock (a "Company Certificate") in exchange for a certificate or certificates evidencing NTC Common Stock and cash in lieu of fractional shares, if any, to which such shareholder is entitled under Section 2.1(b) of this Merger Agreement. The notice and transmittal form shall specify that delivery shall be effected, and risk of loss of, and title to, each Company Certificate shall pass, only upon delivery of such Company Certificate (or of a lost certificate affidavit in a form reasonably acceptable to NTC) to the Exchange Agent. Upon surrender of each Company Certificate to the Exchange Agent for cancellation (or receipt by the Exchange Agent of a lost certificate bond in a form reasonably acceptable to
NTC), together with a duly executed copy of the transmittal form, the Exchange Agent shall promptly distribute to the holder of each Company Certificate a certificate or certificates evidencing the number of shares of NTC Common Stock and cash in lieu of fractional shares, if any, to which the holder of such Company Certificate is entitled under Section 2.1(b) of this Merger Agreement, and each Company Certificate so surrendered shall forthwith be canceled. All payments of cash shall be made by check drawn to the order of the holder of record or other person specified in the transmittal form in accordance with the requirements thereof.

          3.2 Until a Company Certificate is surrendered and exchanged, each such outstanding Company Certificate shall for all purposes evidence the right to receive the number of shares of NTC Common Stock and cash in lieu of fractional shares, if any, to which the holder of such Company Certificate is entitled under Section 2.1(b) of this Merger Agreement. Whenever a dividend or other distribution of property is declared by NTC on NTC Common Stock after the Effective Date, the declaration shall include such dividends or other distributions of property on all shares of NTC Common Stock issuable under this Merger Agreement but no former shareholder of the Company will be entitled to receive his or her dividend or other distribution of property until physical exchange of his or her Company Certificates pursuant to Article III of this Merger Agreement shall have been effected. Upon physical exchange of his or her Company Certificate, any such person shall be entitled to receive from NTC an amount equal to all such dividends or distributions of property (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared, and for which the payment has occurred, on the shares of NTC Common Stock issued in exchange for the shares of Company Common Stock evidenced by such Company Certificate, subject to any applicable abandoned property or similar laws.

          3.3 As of the Effective Date, there shall be no further registration or transfers on the stock transfer books of the Company of those shares of Company Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Company Certificates representing such shares are presented to NTC or NT-Florida, such Company Certificates shall be canceled and exchanged for certificates representing shares of NTC Common Stock and any cash in lieu of fractional shares as provided in this Merger Agreement.

          3.4 If any certificates representing shares of NTC Common Stock are to be issued in the name of, or any cash in lieu of fractional shares is to be paid to, a person other than the holder of record of the Company Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Company Certificate so surrendered shall be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise be in proper form for such transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of such transfer or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                                   ARTICLE IV

                     ARTICLES OF INCORPORATION AND BY-LAWS
                     -------------------------------------

          4.1 The Articles of Incorporation of NT-Florida as in effect on the Effective Date shall be and constitute the Articles of Incorporation of the Surviving Corporation.

          4.2 The By-Laws of NT-Florida shall be and continue to be the By-Laws of the Surviving Corporation, from and after the Effective Date, until thereafter amended as provided by law, the Articles of Incorporation and the By-Laws of the Surviving Corporation.

                                   ARTICLE V

                             DIRECTORS AND OFFICERS
                             ----------------------

          5.1 The persons who are directors of NT-Florida immediately prior to the Merger and John K. Moore, currently a director of the Company, shall be the directors of the Surviving Corporation and shall hold office as provided in the Articles of Incorporation and By-Laws of the Surviving Corporation.

          5.2 The persons who are officers of NT-Florida immediately prior to the Merger shall be the officers of the Surviving Corporation and shall hold office as provided in the Articles of Incorporation and By-Laws of the Surviving Corporation.

                                   ARTICLE VI

                                  TERMINATION
                                  -----------

          6.1 This Merger Agreement may be terminated and the Merger abandoned upon termination of the Reorganization Agreement by NTC or the Company in accordance with the provisions of Section 7.4 of the Reorganization Agreement.

                                  ARTICLE VII

                                   AMENDMENT
                                   ---------

          7.1 This Merger Agreement may be amended by a written amendment adopted by the Boards of Directors of NTC, NT-Florida and the Company, respectively, at any time prior to the filing of Articles of Merger with the Secretary of State of the State of Florida, provided that any amendment made to this Merger Agreement subsequent to the time that it is approved by the shareholders of the Company may not (a) change the amount or kind of shares, securities, cash, property, or rights to be received in exchange for, or on conversion of, the Company Common

Stock, or (b) change any other terms and conditions of this Merger Agreement if such change would materially and adversely affect the Company or the holders of the Company Common Stock.

                                  ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

          8.1 This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one of the same instrument.

          8.2 This Merger Agreement shall be governed by, and construed in accordance with, Florida law.

          IN WITNESS WHEREOF, NTC, NT-Florida and the Company, pursuant to approval and authorization duly given by resolutions duly adopted by their respective Boards of Directors, have each caused this Merger Agreement to be executed by its Chairman of the Board, President, or one of its Senior Executive Vice Presidents, Executive Vice Presidents or Vice Presidents and attested to by its Secretary or Assistant Secretary.

                              NORTHERN TRUST CORPORATION
ATTEST:




___________________           By:  ________________________________
____Secretary                 Title:


                              NORTHERN TRUST OF FLORIDA
                              CORPORATION
ATTEST:




___________________           By:  ________________________________
____Secretary                 Title:


                                  BEACH ONE FINANCIAL SERVICES, INC.
ATTEST:




___________________           By:  ________________________________
____Secretary                 Title:

                                                                      APPENDIX C



            [LETTERHEAD OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING]



                               November 15, 1994



Board of Directors
Beach ONE Financial Services, Inc.
755 Beachland Boulevard
Vero Beach, Florida  32963

Dear Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of Beach ONE Financial Services, Inc., Vero Beach, Florida, ("Beach ONE") as to the fairness, from a financial point of view to the common shareholders of Beach ONE, of the terms of the proposed merger of Beach ONE with a wholly-owned subsidiary of Northern Trust Corporation, Chicago, Illinois, ("Northern"). Pursuant to the terms of the Merger Agreement, all outstanding shares of common stock of Beach ONE shall be converted into such number of shares of common stock of Northern as shall have a market value of $56,150,000; but not more than 1,701,515 nor fewer than 1,169,791 shares of common stock of Northern shall be issued to Beach ONE.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Beach ONE and Northern. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

This opinion supersedes and replaces our prior opinion to Beach ONE dated December 17, 1993 with respect to the proposed transaction with Northern.

In connection with our December 17, 1993 opinion, we have reviewed (i) the Merger Agreement between Beach ONE and Northern; (ii) the 1993 external auditor's reports to the Boards of Directors of Beach ONE and Northern; (iii) the unaudited September 30, 1993 report of condition and statement of income of Beach ONE's wholly-owned subsidiary, The Beach Bank of Vero Beach ("Beach Bank"), as filed with the Federal Reserve Bank of Atlanta, the audited consolidated balance

Board of Directors
Beach ONE Financial Services, Inc.
November 15, 1994
Page 2

sheet of Beach ONE and Beach Bank as at December 31, 1992 and the related consolidated statement of income for the three-year period then ended; (iv) the unaudited consolidated balance sheet of Northern as at September 30, 1993 and the related consolidated statement of income for the nine-month period then ended, included in Northern's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993 (the "September 30, 1993 Form 10-Q"), and the audited consolidated balance sheet of Northern as at December 31, 1992 and the related consolidated statement of income for the three-year period then ended, included in Northern's 1992 Annual Report to Stockholders (the "1992 Annual Report"); (v) November 30, 1993 rate sensitivity analysis reports for each of Northern and Beach ONE; (vi) Beach ONE's November 30, 1993 listing of marketable securities, showing rate, maturity and market value, as compared to book value;
(vii) the information relating to Northern's marketable securities included in the September 30, 1993 Form 10-Q and 1992 Annual Report; (viii) the November 30, 1993 internal loan classification list of each of Beach ONE and Northern; (ix) the November 30, 1993 listings of other real estate owned for each of Beach ONE and Northern; (x) Beach ONE's budget and long-range operating plan as of November 30, 1993; (xi) the November 30, 1993 listing of unfunded letters of credit and other off-balance sheet risks for each of Beach ONE and Northern;
(xii) the 1992 and 1993 minutes of the Boards of Directors of Northern and Beach ONE; (xiii) a listing and description of significant real properties and the material leases of Beach ONE as of November 30, 1993; (xiv) the information relating to the real properties owned or leased by Northern included in the 1992 Annual Report and in Northern's Annual Report on Form 10-K for the fiscal year ended December 31, 1992; (xv) directors and officers' liability and blanket bond insurance policies of each of Beach ONE and Northern as of November 30, 1993; and (xvi) market conditions and current trading levels of the outstanding equity securities of Beach ONE and Northern.

In preparing this opinion, we have also reviewed, in addition to the information listed above: (i) the amendments to the Merger Agreement; (ii) the unaudited September 30, 1994 report of condition and statement of income of the Beach Bank as filed with the Federal Reserve Bank of Atlanta; (iii) the unaudited consolidated balance sheet of Northern as of September 30, 1994 and the related consolidated statement of income for the nine-month period then ended, included in Northern's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994 (the "September 30, 1994 Form 10-Q"), and the audited consolidated balance sheet of Northern as of December 31, 1993 and the related consolidated statement of income for the one year then ended, included in Northern's 1993 Annual Report to shareholders (the "1993 Annual Report"), (iv) information relating to Northern's marketable securities included in Northern's September 30, 1994 Form 10-Q and 1993 Annual Report; and (v) information relating to real properties owned or leased by Northern included in the 1993 Annual Report.

We have also had discussions with the management of Beach ONE and Northern regarding their respective financial results and have analyzed the financial data listed above on Beach ONE and Northern, together with the most recent publicly available financial data on Beach ONE and Northern. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Beach ONE and Northern to discuss the foregoing information with them.

Board of Directors
Beach ONE Financial Services, Inc.
November 15, 1994
Page 3

We have considered certain financial data of Beach ONE and Northern, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Beach ONE or Northern.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Beach ONE shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Beach ONE and Northern, it is our opinion as of November 15, 1994 that the proposed transaction is fair and equitable to all Beach ONE shareholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                         Respectfully submitted,

                                         ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING
                                         AUSTIN, TEXAS



                                         By: /s/ Wade Schuessler
                                             ----------------------------
                                                 Wade Schuessler
                                                 Assistant Vice President

                                                                      APPENDIX D

                       FLORIDA BUSINESS CORPORATION LAW
                   PROVISIONS RELATING TO DISSENTERS' RIGHTS

607.1301.  DISSENTERS' RIGHTS; DEFINITIONS

     The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302.  RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

     1.  If the shareholder is entitled to vote on the merger, or

     2.  If the corporation is a subsidiary that is merger with its parent under
s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11),the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation of the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

     1. Altering or abolishing any preemptive rights attached to any of his shares;

     2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

     3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

     4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

     5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

     6.  Reducing the stated dividend preference of any of his preferred shares;
or

     7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporation action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide,this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (1)(a)  If a proposed corporate action creating dissenters' rights under s.
607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporation action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case maybe, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Without 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However,the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

     (a) Such demand is withdrawn as provided in this section;

     (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

     (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

     (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

     (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

     (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether such dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor of if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law and Article Eighth of the registrant's Restated Certificate of Incorporation provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The general effect of the provisions in the registrant's Restated Certificate of Incorporation and under the Delaware General Corporation law is to provide that the registrant shall indemnify its directors and officers against all liabilities and expenses reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the registrant. With respect to legal proceedings by or in the right of the registrant in which a director or officer is adjudged liable for improper performance of his duty to the registrant, indemnification is limited by such provisions to that amount which is permitted by the court. In addition, the registrant has purchased insurance as permitted by Delaware law on behalf of directors, officers, employees or agents, which may cover liabilities under the Securities Act of 1933, as amended, and the registrant has entered into insurance maintenance agreements with its directors under which the registrant is obligated to maintain insurance coverage for directors at certain levels for specified periods.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement at page II-4.

          (b)  Not applicable.

          (c)  Not applicable.

ITEM 22.  UNDERTAKINGS

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 17, 1995.

                              NORTHERN TRUST CORPORATION


                              By: /s/ David W. Fox
                                 -------------------------------------
                                      David W. Fox
                                      Chairman of the Board
                                      and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 17, 1995.


       Signature                           Title
       ---------                           -----
                             Chairman of the Board, Chief Executive Officer
/s/ David W. Fox             and Director ((principal executive officer) for
- ------------------------     himself and as attorney-in-fact for directors
    David W. Fox             indicated by asterisk)



/s/ Perry R. Pero            Senior Executive Vice President and Chief
- ------------------------     Financial Officer (principal financial officer)
    Perry R. Pero



/s/ Harry W. Short           Senior Vice President and Controller (principal
- ------------------------     accounting officer)
    Harry W. Short


      Worley H. Clark*       Director
      Dolores E. Cross*      Director
     Robert S. Hamada*       Director
     Barry G. Hastings*      Director
     Robert A. Helman        Director
      Arthur L. Kelly*       Director
      Ardis Krainik*         Director
     Robert D. Krebs*        Director
   Frederick A. Krehbiel*    Director
   William G. Mitchell*      Director
    William A. Osborn*       Director
     Harold B. Smith*        Director
   William D. Smithburg*     Director
     Bide L. Thomas*         Director



                                 EXHIBIT INDEX

EXHIBIT                                                                    SEQUENTIALLY
NUMBER                                                                     NUMBERED
- -------                                                                    ------------

2.1 Agreement and Plan of Reorganization dated as of December 20, 1993 between Northern
                          Trust Corporation and Beach One Financial
                          Services, Inc. (including exhibits)*

2.2                       Letter Agreement, dated as of February 9,
                          1994, between Northern Trust Corporation and Beach One Financial Services, Inc.*

2.3 Letter Agreement, dated as of August 24, 1994, between Northern Trust Corporation and Beach
                          One Financial Services, Inc.

2.4 Letter Agreement, dated as of December 9, 1994, between Northern Trust Corporation and Beach
                          One Financial Services, Inc.

4.1 Restated Certificate of Incorporation, as amended, of Northern Trust Corporation
                          (incorporated by reference to Exhibit 3 to Northern Trust Corporation's Quarterly
                          Report on Form 10-Q for the quarter ended
                          March 31, 1993).

4.2                       By-laws, as amended, of Northern Trust
                          Corporation (incorporated by reference to
                          Northern Trust Corporation's Registration
                          Statement on Form S-4, dated February 10,
                          1994, as amended, Reg. No. 33-52219).

4.3                       Rights Agreement, dated as of October 17,
                          1989, between Northern Trust Corporation and Harris Trust and Savings Bank
                          (incorporated by reference to Exhibit 1 to the Corporation's Report on Form 8-A dated
                          October 30, 1989).

5                         Opinion of Schiff Hardin & Waite.

8                         Opinion of Shutts & Bowen*

23.1                      Consent of Arthur Andersen LLP

23.2                      Consent of KPMG Peat Marwick LLP.

23.3 Consent of Schiff Hardin & Waite (filed as part of Exhibit 5).

23.4                      Consent of Shutts & Bowen (filed as part of
                          Exhibit 8).*


23.5                      Consent of Alex Sheshunoff & Co. Investment
                          Banking

24 Powers of Attorney of directors whose names are signed to the registration statement pursuant to such powers.*

99                        Form of proxy of Beach One Financial
                          Services, Inc.

- ------------
*Previously filed
